Exhibit 10.1

Execution Version

CURO Group Holdings Corp., et al.,

Restructuring Support Agreement

March 22, 2024

This RESTRUCTURING SUPPORT AGREEMENT and the documents attached hereto collectively describe a proposed restructuring of THE COMPANY PARTIES THAT WILL BE EFFECTUATED through FILING prepackaged CHAPTER 11 CASES in THE BANKruptcy court (as defined below) AND, WHERE APPLICABLE, CANADIAN RECOGNITION PROCEEDINGS (AS DEFINED BELOW).

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY Parties or a solicitation of acceptances of a chapter 11 plan within the meaning of section 1125 of the Bankruptcy Code. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

ThIS restructuring SUPPORT AGREEMENT is the product of Settlement discussions among the parties hereto AND IS BEING NEGOTIATED ON A WITHOUT PREJUDICE BASIS. Accordingly, thIS restructuring SUPPORT AGREEMENT is protectED BY Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of March 22, 2024, by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):1

(i)	CURO Group Holdings Corp., a Delaware corporation (“CURO”), and each of its Affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Ad Hoc Group (the Entities in this clause (i), collectively, the “Company Parties” and each, a “Company Party”);

(ii)	the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition 1L Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder Agreement, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting 1L Lenders”);

(iii)	the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition 1.5L Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting 1.5L Noteholders”).

(iv)	the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition 2L Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively, the “Consenting 2L Noteholders” and, together with the Consenting 1L Lenders and Consenting 1.5L Noteholders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and the exhibits hereto, including (i) the joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code in substantially the form attached as Exhibit B hereto (the “Plan”), (ii) the term sheet for the DIP Facility attached as Exhibit C hereto (the “DIP Facility Term Sheet”), (iii) the term sheet for the New First Out Loans and the New Second Out Loans attached as Exhibit D hereto (the “New First Out/Second Out Term Sheet”), (iv) the term sheet for the CVRs and the New Warrants attached as Exhibit E hereto (the “CVR and Warrant Term Sheet”), (v) the term sheet for the Corporate Governance Documents attached as Exhibit F hereto (the “Governance Term Sheet”) and the transactions described in, and in accordance with, this Agreement, the Plan, the DIP Facility Term Sheet, the New First Out/Second Out Term Sheet, the CVR and Warrant Term Sheet and the Governance Term Sheet, and the exhibits thereto, the “Restructuring Transactions”);

1       Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Company Parties intend to implement the Restructuring Transactions in accordance with the terms set forth in this Agreement by commencing voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the Bankruptcy Court (the “Chapter 11 Cases”), which may be pursuant to a “prepackaged” chapter 11 plan of reorganization, and, with respect to the applicable Company Parties, commencing recognition proceedings under Part IV of the Companies’ Creditors Arrangement Act (Canada) (the “Canadian Recognition Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”), in accordance with the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.      Definitions and Interpretation.

1.01.            Definitions. The following terms shall have the following definitions:

“Ad Hoc Group” means the ad hoc group of Prepetition 1L Lenders, Prepetition 1.5L Noteholders and Prepetition 2L Noteholders represented by Wachtell and Houlihan.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agents” means the Prepetition 1L Agent, the Prepetition 1.5L Notes Trustee, the Prepetition 2L Notes Trustee and the DIP Agent, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Plan, the DIP Facility Term Sheet, the New First Out/Second Out Term Sheet, the CVR and Warrant Term Sheet and the Governance Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

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“Backstop Commitment Party” means a member of the Ad Hoc Group that has agreed to backstop the DIP Facility on the terms and conditions set forth herein. Each of the Backstop Commitment Parties is set forth on Exhibit G attached hereto.

“Backstop Commitments” has the meaning set forth in Section 4.03.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, presiding over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York. When a period of days under this Agreement ends on a day that is not a Business Day, then such period shall be extended to the specified hour of the next Business Day.

“Canadian Court” has the meaning set forth in the recitals to this Agreement.

“Canadian Recognition Proceedings” has the meaning set forth in the recitals to this Agreement.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, cost, expense, defense, account, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party.

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“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement by and between CURO and any third party related to any proposed restructuring or other deleveraging transactions.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

“Consenting 1L Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting 1.5L Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2L Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholder Expenses” has the meaning set forth in Section 14.21.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meaning correlative thereto.

“Corporate Governance Documents” means the organizational and governance documents for Reorganized Curo and its direct or indirect subsidiaries, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements (or equivalent governing documents), and identity of proposed members of Reorganized Curo’s board of directors, which Corporate Governance Documents shall be on terms consistent with the Governance Term Sheet.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of May 15, 2023 (as amended, supplemented, amended and restated, or otherwise modified from time to time), by and among CURO, the guarantors party thereto, the lenders party thereto and the Prepetition 1L Agent.

“CVR and Warrant Term Sheet” has the meaning set forth in the recitals to this Agreement.

“CVRs” means contingent value rights to be issued by Reorganized Curo to holders of Existing Equity Interests on the Effective Date.

“Debtors” means the Company Parties that commence the Chapter 11 Cases, which shall include CURO and certain of its Affiliates listed on Exhibit A hereto.

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“Defaulting Backstop Party” has the meaning set forth in Section 4.03.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Agent” means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the DIP Facility.

“DIP Credit Agreement” has the meaning set forth in Section 3.01(j).

“DIP Facility” means a priming secured and superpriority debtor-in-possession credit facility, which shall be provided by the DIP Lenders on terms consistent with the DIP Facility Term Sheet and consisting of up to $70,000,000 in aggregate principal amount of new money DIP Term Loan.

“DIP Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.

“DIP Lenders” means certain of the Consenting Stakeholders providing the DIP Term Loan.

“DIP Order” means any order entered in the Chapter 11 Cases authorizing the entry by the Company Parties into the DIP Facility and the use of cash collateral (whether interim or final), on the terms set forth in this Agreement.

“DIP Term Loans” means the new money loans extended by the DIP Lenders pursuant to the DIP Facility.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, including all exhibits and schedules thereto.

“Disclosure Statement Order” means an order (and all exhibits thereto) entered by the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials related thereto and approving the solicitation of the Plan, which order may be the Confirmation Order.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means any equity interest (as defined in section 101(16) of the Bankruptcy Code), including, collectively, the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

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“Existing Equity Interests” means the Equity Interests in CURO.

“EY” means Ernst & Young LLP, as consultant to the Ad Hoc Group.

“First Day Pleadings” means the motions, orders, pleadings, or other papers that the Company Parties file with the Bankruptcy Court in connection with the commencement of the Chapter 11 Cases.

“Fronting Lender(s)” has the meaning set forth in Section 4.03.

“Fund Affiliates” has the meaning set forth in Section 4.03.

“Governance Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group.

“Information Officer” means, if appointed by the Canadian Court, FTI Consulting Canada Inc., solely in its capacity as information officer in respect of the Canadian Recognition Proceedings.

“Joinder Agreement” means an executed form of the joinder to this Agreement substantially in the form attached hereto as Exhibit H.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Limited Conditionality Provisions” has the meaning set forth in Section 4.03.

“Milestones” has the meaning set forth in Section 11.01(f).

“New Equity Interests” means the new Equity Interests in Reorganized Curo to be issued on the Effective Date in accordance with the terms set forth in the Plan and this Agreement.

“New First Out Loans” means the new first-lien loans of Reorganized Curo (or one of its subsidiaries), on terms consistent with the New First Out/Second Out Term Sheet, to be issued on the Effective Date to the DIP Lenders in satisfaction of the DIP Term Loans in accordance with the Plan and the New First Out/Second Out Term Sheet.

“New First Out/Second Out Credit Agreement” has the meaning set forth in Section 3.01(a).

“New First Out/Second Out Loan Documents” has the meaning set forth in Section 3.01(a).

“New First Out/Second Out Term Sheet” has the meaning set forth in the recitals to this Agreement.

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“New Second Out Loans” means the new second lien loans of Reorganized Curo (or one of its subsidiaries), on terms consistent with the New First Out/Second Out Term Sheet, to be issued on the Effective Date to holders of Prepetition 1L Term Loans in accordance with the Plan and the New First Out/Second Out Term Sheet.

“New Warrants” means warrants to be issued by Reorganized Curo to holders of Prepetition 2L Notes on the Effective Date.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Assignment” has the meaning set forth in Section 4.03.

“Permitted Transfer” has the meaning set forth in Section 8.01.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means that first date any Company Party commences a Chapter 11 Case.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits supplemental to the Plan that will be filed by the Debtors with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.

“Prepetition 1L Agent” means Alter Domus (US) LLC, or any successor thereto, in its capacity as administrative agent and collateral agent under the Credit Agreement.

“Prepetition 1L Lenders” means the lenders under the Prepetition 1L Term Loan Facility.

“Prepetition 1L Term Loan Claims” means any and all Claims arising under or related to the Credit Agreement in respect of the Prepetition 1L Term Loan Facility.

“Prepetition 1L Term Loan Facility” means the term loan under the Credit Agreement (including accrued and unpaid interest thereon).

“Prepetition 1.5L Notes Indenture” means that certain Indenture, dated as of May 15, 2023 (as amended, supplemented, amended and restated, or otherwise modified from time to time), among CURO, as issuer, the guarantors party thereto, and the Prepetition 1.5L Notes Trustee.

“Prepetition 1.5L Notes” means the 7.500% Senior 1.5 Lien Secured Notes due 2028 issued by CURO pursuant to the Prepetition 1.5L Notes Indenture.

“Prepetition 1.5L Notes Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the Prepetition 1.5L Notes and the Prepetition 1.5L Notes Indenture, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto.

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“Prepetition 1.5L Notes Trustee” means U.S. Bank Trust Company, National Association, or any successor thereto, as trustee and collateral agent under the Prepetition 1.5L Notes Indenture.

“Prepetition 2L Notes Indenture” means that certain Indenture, dated as of July 30, 2021 (as amended, supplemented, amended and restated, or otherwise modified from time to time), among CURO, as issuer, the guarantors party thereto, and the Prepetition 2L Notes Trustee.

“Prepetition 2L Notes” means the 7.500% Senior Secured Notes due 2028 issued by CURO pursuant to the Prepetition 2L Notes Indenture.

“Prepetition 2L Notes Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the Prepetition 2L Notes and the Prepetition 2L Notes Indenture, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto.

“Prepetition 2L Notes Trustee” means TMI Trust Company, or any successor thereto, as trustee and collateral agent under the Prepetition 2L Notes Indenture.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Curo” means either (i) CURO, as reorganized pursuant to and under the Restructuring Transactions, or (ii) a newly-formed Entity formed to, among other things, succeed CURO and/or otherwise directly or indirectly acquire substantially all of the assets and/or stock of the Company Parties, in either case which shall, on the Effective Date, issue the New Equity Interests; provided, that such determination shall be consistent with the consent rights contained in Section 3.02.

“Required Consenting 1.5L Noteholders” means, as of any relevant date, Consenting 1.5L Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Prepetition 1.5L Notes that are held by all Consenting 1.5L Noteholders as of such date.

“Required Consenting 2L Noteholders” means, as of any relevant date, Consenting 2L Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Prepetition 2L Notes that are held by all Consenting 2L Noteholders as of such date.

“Required Consenting First Lien Lenders” means, as of any relevant date, Consenting 1L Lenders holding at least 50.01% of the aggregate outstanding principal amount of Prepetition 1L Term Loan Claims that are held by all Consenting 1L Lenders as of such date.

“Required Consenting Stakeholders” means, as of any relevant date, Consenting Stakeholders holding at least 50.01% of the aggregate outstanding principal amount of Prepetition 1L Term Loan Claims, Prepetition 1.5L Notes Claims and Prepetition 2L Notes Claims held by all Consenting Stakeholders as of such date.

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“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3) and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Facilities” has the meaning set forth in the DIP Facility Term Sheet.

“Securitization Facility Indebtedness” means indebtedness under any of the Securitization Facilities.

“Solicitation Materials” means all solicitation materials in respect of the Plan, together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documents.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03 or 11.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit I.

“Wachtell” means Wachtell, Lipton, Rosen & Katz, as counsel to the Ad Hoc Group.

1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

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(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            the use of “include” or “including” is without limitation, whether stated or not; and

(j)            the phrase “counsel to the Ad Hoc Group” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties.

Section 2.      Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(b)            the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i)	holders of at least 66.67% of the aggregate outstanding principal amount of the Prepetition 1L Term Loan Claims;

(ii)	holders of at least 66.67% of the aggregate outstanding principal amount of the Prepetition 1.5L Notes Claims; and

(iii)	holders of at least 66.67% of the aggregate outstanding principal amount of the Prepetition 2L Notes Claims.

Section 3.      Definitive Documents.

3.01.            The Definitive Documents governing the Restructuring Transactions shall include the following:

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(a)            the new credit agreement(s) with respect to the New First Out Loans and the New Second Out Loans (the “New First Out/Second Out Credit Agreement”) and any other agreements, commitment letters, documents, or instruments related thereto (together with the New First Out/Second Out Credit Agreement, collectively, the “New First Out/Second Out Loan Documents”);

(b)            the Corporate Governance Documents;

(c)            all documents and agreements relating to the CVRs;

(d)            all documents and agreements relating to the New Warrants;

(e)            the Plan;

(f)            the Confirmation Order;

(g)            the Disclosure Statement and Solicitation Materials;

(h)            the Disclosure Statement Order, if applicable;

(i)            the motion or motions seeking approval of the Solicitation Materials, the forms of ballots and notices, and related relief and confirmation of the Plan (including all exhibits, appendices, supplements and related documents);

(j)            the non-administrative First Day Pleadings and all orders sought pursuant thereto;

(k)            the documents comprising the DIP Facility (including the credit agreement with respect to such DIP Facility, the “DIP Credit Agreement”) and any orders relating to the DIP Facility;

(l)            any amendments to, waivers of or other agreements or orders relating to the agreements entered into in connection with the existing loan receivables securitization programs of (i) First Heritage Financing I, LLC, a Delaware limited liability company, (ii) Heights Financing I, LLC, a Delaware limited liability company, (iii) Heights Financing II LLC, a Delaware limited liability company, (iv) Curo Canada Receivables Limited Partnership, an Ontario limited partnership, or (v) Curo Canada Receivables II Limited Partnership, an Ontario limited partnership;

(m)            the DIP Orders (including any exhibits, schedules, amendments, modifications or supplements thereto);

(n)            the Plan Supplement and all documents contained therein;

(o)            all regulatory filings and notices necessary to implement the Restructuring Transactions;

(p)            the recognition orders of the Canadian Court sought in respect of relief granted in the Chapter 11 Cases; and

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(q)            such other agreements, instruments, and documentation as may be necessary to consummate and document the transactions contemplated by this Agreement or the Plan.

3.02.            Each of the Definitive Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in this Agreement (including the Plan, the DIP Facility Term Sheet, the New First Out/Second Out Term Sheet, the CVR and Warrant Term Sheet and the Governance Term Sheet). Unless otherwise set forth herein, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance (i) acceptable to the Company Parties, and (ii) acceptable to the Required Consenting Stakeholders; provided, that:

(a)            notwithstanding anything herein to the contrary, the Corporate Governance Documents shall be acceptable to the Required Consenting Stakeholders and reasonably acceptable to the Company Parties; provided, that the Corporate Governance Documents shall not impair any of the indemnification provisions set forth in the organizational and governance documents of each of the Company Parties as of the date hereof or any existing indemnification agreement giving effect thereto; and

(b)            the DIP Facility (including the DIP Credit Agreement) and the New First Out/Second Out Loan Documents shall also be acceptable to the Backstop Commitment Parties.

Section 4.      Commitments of the Consenting Stakeholders.

4.01.            General Commitments, Forbearances, and Waivers.

(a)            During the Agreement Effective Period, each Consenting Stakeholder agrees (including in respect of all of its Company Claims/Interests (as applicable)) to:

(i)	(A) consent and to be deemed to have consented to the incurrence of the DIP Facility on the terms set forth in the DIP Facility Term Sheet; (B) consent to the use of cash collateral pursuant to the DIP Orders; and (C) if necessary, give any notice, order, instruction, or direction to the applicable agent or trustee necessary to give effect to the foregoing;

(ii)	support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(iii)	support the Company Parties’ efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions including, if requested, by promptly providing information to third party regulators regarding the Consenting Stakeholders’ Prepetition 1.5L Notes holdings, Prepetition 2L Notes holdings, the amount of New Equity Interests anticipated to be issued to such Consenting Stakeholder pursuant to the Plan and such other information that may be requested by the applicable regulators to facilitate the Restructuring Transaction;

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(iv)	use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(v)	forbear from exercising remedies on account of its collateral in the Company Parties other than as contemplated by this Agreement or as otherwise permitted by the DIP Orders and the Definitive Documents;

(vi)	support and consent to, and not object to, the DIP Facility, including the priming of the liens securing the debt issued under the Credit Agreement, the Prepetition 1.5L Notes Indenture and the Prepetition 2L Notes Indenture, respectively, by the liens securing the DIP Facility and provide any direction as may be requested by the Prepetition 1L Agent, the Prepetition 1.5L Notes Trustee and the Prepetition 2L Notes Trustee, as applicable, in connection therewith;

(vii)	give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions, if applicable;

(viii)	negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(ix)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment (without affecting the material entitlements of each Consenting Stakeholder hereunder);

(x)	support and, to the extent applicable, consent to the releases included in the Plan and not “opt out” (to the extent applicable) of any such releases to be provided in connection with the Restructuring Transactions (which releases shall be applicable on the Effective Date); and

(xi)	support and, to the extent applicable, consent to the relief sought by the applicable Company Parties in the Canadian Recognition Proceeding to recognize and give effect in Canada to the relief obtained in the Chapter 11 Cases, including recognition of the Restructuring Transactions.

(b)            During the Agreement Effective Period, each Consenting Stakeholder agrees (including in respect of all of its Company Claims/Interests (as applicable)) that it shall not directly or indirectly:

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(i)	object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)	propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)	seek to implement or modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement;

(iv)	file any motion, pleading, objection or other document with the Bankruptcy Court, the Canadian Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan (nor directly or indirectly direct any other person to make such filing);

(v)	initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, the Canadian Recognition Proceedings, this Agreement or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties hereto other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement (nor direct any other person to initiate such litigation or proceeding);

(vi)	exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Equity Interests in the Company Parties other than as contemplated by this Agreement or as otherwise permitted by the DIP Orders and the Definitive Documents; or

(vii)	object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document.

4.02.            Voting and Motions.

(a)            In addition to the obligations set forth in Section 4.01, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)	vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

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(ii)	to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)	not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

4.03.            Backstop Commitment.

(a)            Each of the Backstop Commitment Parties hereby agrees that such Backstop Commitment Party (or funds or accounts affiliated with, managed or advised by such Backstop Commitment Party) shall backstop the DIP Facility, on a several and not joint basis, in the amounts set forth opposite each such Backstop Commitment Party’s name on Exhibit G attached hereto (collectively, the “Backstop Commitments”) upon the terms set forth or referred to in this Section 4.03 and the DIP Facility Term Sheet, and subject only to the satisfaction or waiver of the Limited Conditionality Provisions (as defined below). Each Backstop Commitment Party may, at its option, arrange for the DIP Credit Agreement to be executed by one or more financial institutions selected by the applicable Backstop Commitment Party and reasonably acceptable to the Company Parties (the “Fronting Lender(s)”) (it being understood and agreed that Barclays Bank plc is acceptable to the Company Parties), to act as an initial lender and to fund some or all of the Backstop Commitment Party’s commitments, in which case the applicable Backstop Commitment Party will acquire its loans under the DIP Facility by assignment from the Fronting Lender(s) in accordance with the assignment provisions of the DIP Credit Agreement. The rights and obligations of each of the Backstop Commitment Parties under this Section 4.03 shall be several and not joint, and no failure of any Backstop Commitment Party to comply with any of its obligations hereunder shall prejudice the rights of any other Backstop Commitment Party; provided, that no Backstop Commitment Party shall be required to fund any portion of the commitment of any other Backstop Commitment Party in the event such other Backstop Commitment Party fails to do so (as applicable, a “Defaulting Backstop Party”), but may at its option do so, in whole or in part, in which case such performing Backstop Commitment Party shall be entitled to all or a proportionate share, as the case may be, of the benefits and rights that would otherwise be owing and payable to, such Defaulting Backstop Party under the DIP Facility, including any related fees and commitment premiums as set forth in this Section 4.03 and the DIP Facility Term Sheet that would otherwise be issued to such Defaulting Backstop Party.

(b)            Each Backstop Commitment Party’s undertakings and agreements under this Section 4.03 are subject only to the conditions precedent expressly set forth under “Conditions Precedent to Closing Date and Initial Draw”, “Conditions Precedent to Final Draw” and “Conditions Precedent to Each Draw” in the DIP Facility Term Sheet (collectively, the “Limited Conditionality Provisions”).

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(c)            The Company Parties’ rights and obligations under this Section 4.03 shall not be assignable by the Company Parties without the prior written consent of each Backstop Commitment Party (and any purported assignment without such consent shall be null and void ab initio). Each Backstop Commitment Party may assign all or a portion of its Backstop Commitments hereunder to (i) any other Backstop Commitment Party, (ii) any of its affiliates or related funds/accounts or (iii) any investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by such Backstop Commitment Party, its affiliates or the same person or entity as such Backstop Commitment Party or its affiliates (all such persons described in clauses (ii) and (iii), such Backstop Commitment Party’s “Fund Affiliates” and any assignment permitted by clauses (i) through (iii), a “Permitted Assignment”); provided, that the Backstop Commitment Parties’ rights and obligations under this Section 4.03 and the Backstop Commitments hereunder shall not otherwise be assignable by the Backstop Commitment Parties without the prior written consent of CURO; provided, further, that in the case of a Permitted Assignment, the assigning Backstop Commitment Party shall provide written notice to the Company Parties; provided, further, that no Backstop Commitment Party shall be released, relieved or novated from its obligations under this Section 4.03 (including its Backstop Commitment) in connection with any Permitted Assignment or in connection with any syndication, assignment or participation of the DIP Facility (except to the extent the DIP Facility is actually funded).

(d)            This Section 4.03 is intended to be solely for the benefit of the Company Parties and the Backstop Commitment Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the Company Parties and the Backstop Commitment Parties, in each cash, to the extent expressly set forth herein.

(e)            Notwithstanding anything in this Agreement to the contrary, (i) each Backstop Commitment Party’s Backstop Commitment shall terminate in the event this Agreement terminates as to any Company Party and (ii) the Backstop Commitment of any Backstop Commitment Party shall terminate in the event this Agreement terminates as to such Backstop Commitment Party.

Section 5.      Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

5.01.            Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)            affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or the Information Officer appointed in the Canadian Recognition Proceedings, provided that such consultation and any communications in connection therewith do not violate this Agreement or any applicable Confidentiality Agreement;

(b)            be construed to prohibit any Consenting Stakeholder from asserting or enforcing rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases or the Canadian Recognition Proceedings; provided, that such appearance and the positions advocated in connection therewith (i) are not inconsistent with this Agreement and (ii) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions;

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(c)            be construed to impair or limit any rights of any Consenting Stakeholder to purchase, sell or enter into any transactions in connection with its Company Claims/Interests subject to the terms of this Agreement pursuant to Section 8 hereof;

(d)            be construed to impair or limit any rights of any Consenting Stakeholder to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents or to contest whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or

(e)            (i) prevent any Consenting Stakeholder from taking any action which is required by applicable Law, or (ii) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; provided, however, that if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Stakeholder shall, to the extent reasonably practicable, provide at least three (3) Business Days’ advance notice to the Company Parties.

The Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, unless a Consenting Stakeholder expressly indicates otherwise on its signature page hereto, the obligations set forth in this Agreement shall only apply and are limited to the specific trading desk(s), business group(s), and/or discretionary account(s) of the Consenting Stakeholder holding or beneficially owning the Company Claims/Interests and shall not apply to any other trading desk, business group, or discretionary account of the Consenting Stakeholder; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting Stakeholder.

Section 6.      Commitments of the Company Parties.

6.01.            Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)            support and take all steps reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with this Agreement;

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)            use commercially reasonable efforts to obtain any and all required governmental, regulatory (including self-regulatory) and/or third-party approvals for the Restructuring Transactions;

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(d)            negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinder Agreements or Transfer Agreements, notify counsel to the Ad Hoc Group of such Joinder Agreements and Transfer Agreements;

(f)            (i) provide counsel to the Ad Hoc Group a reasonable opportunity to review draft copies of all First Day Pleadings and all application materials to be filed with the Canadian Court and (ii) to the extent reasonably practicable, provide a reasonable opportunity to counsel to the Ad Hoc Group to review draft copies of all other documents that the Company Parties intend to file with the Bankruptcy Court or Canadian Court, as applicable (including all Definitive Documents and any motions, pleadings, declarations, exhibits, and proposed orders related thereto (each of which shall contain terms and conditions consistent with the terms of this Agreement)), and, in each case, consider any such comments in good faith and consistent with their obligations under this Agreement;

(g)            provide prompt written notice to counsel to the other Parties hereto (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of (A) the occurrence of any event or circumstance described in Section 11.01; (B) any matter or circumstance that is likely to be a material impediment to the implementation or consummation of the Restructuring Transactions; (C) any notice of any commencement of any insolvency proceeding or legal suit, or enforcement action from or by any person or entity in respect of any Debtor or subsidiary thereof, in each case to the extent that it would materially impede or frustrate the Restructuring Transactions; and (D) any written notice, including from any governmental authority, of any material proceeding commenced or of any material complaints, litigations, investigations, or hearings, or, to the knowledge of the Company Parties, threatened in writing against the Company Parties, relating to or involving the Company Parties (or any communications regarding the same that may be contemplated or threatened);

(h)            use commercially reasonable efforts to (A) operate the business of the Company Parties and their direct and indirect subsidiaries in all material respects in the ordinary course in a manner that is consistent with this Agreement, past practices, and in compliance with applicable law, and (B) preserve intact the Company’s business organization and relationships with material third parties (including material lessors, licensors, suppliers, distributors and customers) and employees, in each case of (A) and (B), taking into account the Restructuring Transactions and the pendency of the Chapter 11 Cases; and

(i)            maintain good standing (or a normal status or its equivalent) under the laws of the jurisdiction or state in which each Company Party is incorporated or organized (other than as a result of the Chapter 11 Cases).

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6.02.            Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c)            modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)            file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan; or

(e)            consummate any material merger, consolidation, disposition, asset sale, equity sale, acquisition, investment, dividend, incurrence of indebtedness or other transaction outside the ordinary course of business (other than the Restructuring Transactions); or

(f)            file or support another party in filing with the Bankruptcy Court or any other court a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Prepetition 1L Term Loan Claims, Prepetition 1.5L Notes Claims and Prepetition 2L Notes Claims held by any Consenting Stakeholder.

Section 7.      Additional Provisions Regarding Company Parties’ Commitments.

7.01.            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01, including a determination to pursue an Alternative Restructuring Proposal, shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right). The Company shall give prompt written notice to counsel to the Consenting Stakeholders of any determination made in accordance with this Section 7.01.

7.02.            Notwithstanding anything to the contrary in this Agreement (but subject to, and solely in the circumstances set forth in, Section 7.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.

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7.03.            Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.      Transfer of Company Claims/Interests.

8.01.            During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)            either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Ad Hoc Group, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Group at or before the time of the proposed Transfer; and

(b)            in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Stakeholder.

8.02.            Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Stakeholder, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.            This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Ad Hoc Group) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Ad Hoc Group within five (5) Business Days of such acquisition.

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8.04.            This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.            Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of the Qualified Marketmaker; (b) the transferee otherwise is a Permitted Transferee under Section 8.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06.            Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.      Representations and Warranties of Consenting Stakeholders. Solely with respect to Consenting Stakeholders that are holders of Company Claims/Interests, each such Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Effective Date:

(a)            it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, advisor, or sub-advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)            it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests and to transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

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(c)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)            (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) a non-U.S. person (as defined under Regulation S under the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10.      Additional Representations, Warranties, and Covenants.

10.01.            General Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Effective Date:

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the Plan, the Bankruptcy Code or as may be provided by orders of the Canadian Court in the Canadian Recognition Proceedings, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)            except as expressly provided by this Agreement, it is not party to any agreement, arrangement or understanding related, in each case, to the Restructuring Transactions or the subject matter of this Agreement, with any other Party to this Agreement that has not been disclosed to all Parties to this Agreement; and

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(f)            except as expressly provided by this Agreement, all representations, warranties, covenants, and other agreements made by any Consenting 1L Lender that is an investment advisor, sub-advisor, or manager of discretionary accounts are being made only with respect to the Company Claims/Interests managed, advised, or sub-advised by such investment manager, advisor, or sub-advisor (subject to Section 8.03, in the amount identified on the signature page hereto), and shall not apply to (or deemed to be made in relation to) any Company Claims/Interests that are not held through discretionary accounts managed, advised or sub-advised by such investment manager, advisor or sub-advisor.

Section 11.      Termination Events.

11.01.            Consenting Stakeholder Termination Events. This Agreement may be terminated with respect to the Consenting Stakeholders, by the Required Consenting Stakeholders, by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)            the breach (other than an immaterial breach) in any respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties (i) set forth in this Agreement and (ii) made to, owed to, or for the benefit of the Consenting Stakeholders seeking termination pursuant to this provision, so long as such breach either (x) is due to the Company Parties’ failure to comply with Section 6.01(g) after becoming aware of the occurrence of the event or circumstance described in Section 11.01(j) or (y) remains uncured for ten (10) Business Days after such applicable terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order that (i) enjoins the consummation of, or renders illegal, a material portion of the Restructuring Transactions and (ii) either (A) has been issued at the request of or with the acquiescence of any Company Party or (B) remains in effect for thirty (30) days; provided, that this termination right shall not apply to or be exercised by any Consenting Stakeholder that (i) failed to provide information required to process regulatory applications or (ii) sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(c)            three (3) Business Days after the Bankruptcy Court enters an order denying confirmation of the Plan (or reverses or vacates an order confirming the Plan); provided, the Required Consenting Stakeholders and the Company Parties shall use commercially reasonable efforts to agree to an approach to cure any infirmities causing the denial and, if the Required Consenting Stakeholders and the Company Parties have agreed to such approach (evidenced in writing, which may be by email) within three (3) Business Days, then no parties may terminate this Agreement pursuant to this Section 11.01(c);

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(d)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code, (iv) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, (v) rejecting this Agreement or (vi) the effect of which would render the Restructuring Transactions incapable of consummation on the terms set forth in this Agreement;

(e)            any of the Company Parties (i) publicly announces their intention not to support the Restructuring Transactions, (ii) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Restructuring Proposal, or (iii) otherwise provides written notice to the Consenting Stakeholders of a determination not to proceed with the Restructuring Transactions, or to pursue an Alternative Restructuring Proposal, in accordance with Section 7.01;

(f)            any of the following events (the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 p.m. prevailing Eastern Time on the dates set forth below:

(i)            the Debtors cause solicitation of votes on the Plan to begin no later than March 25, 2024;

(ii)           the Petition Date occurs no later than March 25, 2024;

(iii)          the Plan and Disclosure Statement are filed on or prior to the date that is one (1) Business Day after the Petition Date;

(iv)         the Bankruptcy Court has entered (A) the interim DIP Order and (B) an interim order approving the Securitization Facilities, in each case, on or prior to the date that is three (3) Business Days after the Petition Date;

(v)          the Bankruptcy Court has entered the final DIP Order on or prior to the date that is forty-five (45) calendar days after the Petition Date;

(vi)         the Bankruptcy Court has entered a final order approving the Securitization Facilities on or prior to the date that is forty-five (45) calendar days after the Petition Date;

(vii)        the Bankruptcy Court has entered an order confirming the Plan and approving the Disclosure Statement on or prior to the date that is fifty (50) calendar days after the Petition Date; and

(viii)       the Effective Date occurs on or prior to the date that is one hundred twenty (120) calendar days after the Petition Date;

(g)            an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any assets of any Company Party (other than with respect to assets having an immaterial value to the Company Parties);

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(h)            any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable;

(i)            the occurrence of an Event of Default under the DIP Credit Agreement that has not been cured or waived in accordance with the DIP Credit Agreement;

(j)            the occurrence of an “Event of Default” or other similar event or circumstance under any Securitization Facility (after giving effect to any amendment, waiver or forbearance, including those entered into as part of the Restructuring Transactions), in each case, after giving effect to any grace period therein, the effect of which “Event of Default” is to cause, or to permit the holder or holders of such Securitization Facility Indebtedness to cause, with or without the giving of notice or lapse of time, such Securitization Facility Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed, or an offer to repurchase, prepay, defease or redeem such Securitization Facility Indebtedness to be made, prior to its stated maturity; provided that this Section 11.01(j) shall not apply to any secured Securitization Facility Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Securitization Facility Indebtedness, if such sale or transfer is not prohibited hereunder and permitted under the documents providing for such Securitization Facility Indebtedness and such Securitization Facility Indebtedness is repaid when required under the documents providing for such Securitization Facility Indebtedness; or

(k)            any Definitive Document filed by any Company Party, or any related order entered by the Bankruptcy Court in the Chapter 11 Cases, is inconsistent with this Agreement, including the Consenting Stakeholders’ consent rights under this Agreement (in each case implicating a Definitive Document, solely to the extent that the terminating Consenting Stakeholders have consent rights over such Definitive Document), or is otherwise not in accordance with this Agreement in any material respect.

11.02.            Company Party Termination Events.  The Company Parties may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)            the breach (other than an immaterial breach) by Consenting 1L Lenders holding an amount of Prepetition 1L Term Loan Claims that would result in non-breaching Consenting 1L Lenders holding less than two-thirds (2/3) of the aggregate principal amount of Prepetition 1L Term Loan Claims of their undertakings, representations, warranties, or covenants (i) set forth in this Agreement and (ii) made to, owed to or for the benefit of the Company Parties, that remains uncured for a period of five (5) Business Days after the Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)            the breach (other than an immaterial breach) in any respect by Consenting 1.5L Noteholders holding an amount of Prepetition 1.5L Notes Claims that would result in non-breaching Consenting 1.5L Noteholders holding less than two-thirds (2/3) of the aggregate principal amount of Prepetition 1.5L Notes Claims of their undertakings, representations, warranties, or covenants (i) set forth in this Agreement and (ii) made to, owed to, or for the benefit of the Company Parties, that remains uncured for a period of five (5) Business Days after such Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

26

(c)            the breach (other than an immaterial breach) in any respect by Consenting 2L Noteholders holding an amount of Prepetition 2L Notes Claims that would result in non-breaching Consenting 2L Noteholders holding less than two-thirds (2/3) of the aggregate principal amount of Prepetition 2L Notes Claims of their undertakings, representations, warranties, or covenants (i) set forth in this Agreement and (ii) made to, owed to, or for the benefit of the Company Parties, that remains uncured for a period of five (5) Business Days after such Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(d)            the breach (other than an immaterial breach) in any respect by Backstop Commitment Parties that would result in the DIP Facility not being fully funded (in the full amount set forth in the borrowing notice delivered to the DIP Agent) on the date of the Initial Draw or the date of the Final Draw (each, as defined in the DIP Facility Term Sheet) as contemplated by the DIP Facility Term Sheet, that remains uncured for a period of five (5) Business Days after such Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(e)            upon the termination of this Agreement as to all Consenting Stakeholders, by the Required Consenting Stakeholders, pursuant to Section 11.01;

(f)            the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(g)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(h)            three (3) Business Days after the Bankruptcy Court enters an order denying confirmation of the Plan; provided, the Required Consenting Stakeholders and the Company Parties shall use commercially reasonable efforts to agree to an approach to cure any infirmities causing the basis for the denial and, if the Required Consenting Stakeholders and the Company Parties have agreed to such approach (evidenced in writing, which may be by email) within three (3) Business Days, then the Company Parties may not terminate this Agreement pursuant to this Section 11.02(h).

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11.03.            Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting Stakeholders and the Company Parties.

11.04.            Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon the occurrence of the Effective Date.

11.05.            Effect of Termination; Damages.  Except as set forth in Section 14.20, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Notwithstanding the foregoing, in no event shall any such termination relieve any such applicable Party from (a) any claim for breach of this Agreement or non-performance of its obligations under this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination, or (b) any obligations under this Agreement that expressly survive any such termination under this Agreement, including pursuant to Section 14.20 of this Agreement; provided, notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.  Upon the occurrence of a Termination Date prior to the Effective Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(f) or Section 11.02(h). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(f). For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights under this Agreement. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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Section 12.      Amendments and Waivers.

(a)            This Agreement (including as to the required content of any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)            This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by the Company Parties and the Required Consenting Stakeholders; provided, however, that if the proposed modification, amendment supplement or waiver has a material, disproportionate (as compared to other Consenting Stakeholders holding Claims within the same class as provided for in the Plan), and adverse effect on any of the Company Claims/Interests held by any Consenting Stakeholder(s), then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, supplement or waiver; provided, further, if the proposed modification, amendment supplement or waiver has a material and adverse effect on the holders of the Prepetition 1L Term Loan Claims, Prepetition 1.5L Notes Claims or Prepetition 2L Notes Claims relative to holders of the other classes of such Claims, then the consent of the Required Consenting First Lien Lenders, Required Consenting 1.5L Noteholders or Required Consenting 2L Noteholders, as applicable, shall also be required to effectuate such modification, amendment, supplement or waiver; provided, further, any modification, amendment supplement or waiver to Section 4.03 or other provisions directly or indirectly affecting the Backstop Commitment Parties in their capacities as such shall require the consent of each Backstop Commitment Party.

(c)            Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

29

Section 13.      Releases. The releases set forth in the Plan shall be applicable on the Effective Date.

Section 14.      Miscellaneous.

14.01.            Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.            Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern. In the event of any conflict among the terms and provisions of the Plan and this Agreement, the terms and provisions of the Plan shall control.

14.03.            Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions and otherwise carry out the purposes and intent of this Agreement, as applicable; provided, however, that this Section 14.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

14.04.            Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.            GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.            Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

30

14.07.            Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.            Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.            Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.10.            Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

CURO Group Holdings Corp.

101 N. Main Street, Suite 600

Greenville, SC 29601
Attention: Rebecca Fox
E-mail: BeccaFox@curo.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street

Suite 1800

Dallas, TX 75201

Attention: Sarah Link Schultz

E-mail: sschultz@akingump.com

and

31

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Michael Stamer; Stephen Kuhn; Anna Kordas

E-mail: mstamer@akingump.com; skuhn@akingump.com;

akordas@akingump.com

(b)            if to a Consenting Stakeholder, to each Consenting Stakeholder at the addresses or e-mail addresses set forth below on the Consenting Stakeholder’s signature page to this Agreement (or to the signature page to a Joinder or Transfer Agreement in the case of any Consenting Stakeholder that becomes a Party hereto after the Agreement Effective Date):

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz LLP

51 West 52nd Street

New York, New York 10019

Attention: Joshua A. Feltman; Neil M. Snyder; Michael A. Chaia

E-mail:   jafeltman@wlrk.com; nmsnyder@wlrk.com;

              machaia@wlrk.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.            Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.            Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of rights granted under this Agreement (including any termination right) is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising rights granted under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.            Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including seeking an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

32

14.15.            Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.            Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.            Capacities of Consenting Stakeholders. To the extent applicable, each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds or beneficially owns (directly or through discretionary accounts that it manages, advises or sub-advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties, the Required Consenting Stakeholders, or any other Consenting Stakeholder, as applicable, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.20.            Survival of Agreement. Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 13, Sections 14.01 through 14.20, Section 14.21 (to the extent of Consenting Stakeholder Expenses accrued up to and including such Termination Date), and Section 14.22 (and any defined terms used in such Sections) survive such termination and shall continue in full force and effect in accordance with the terms hereof and the Confidentiality Agreements, Joinder Agreement, and Transfer Agreement and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.21.            Fees and Expenses. Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall promptly pay in cash all reasonable and documented fees and expenses (without duplication) of (i) Wachtell, as counsel to the Ad Hoc Group, (ii) one local law firm in each relevant jurisdiction (which shall include each of Texas and Canada), (iii) Houlihan, as financial advisor to the Ad Hoc Group, and (iv) EY, as consultant to the Ad Hoc Group (collectively, the “Consenting Stakeholder Expenses”).

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14.22.            Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of any Company Parties without the consent of CURO or any Consenting Stakeholder, subject to Section 8 of this Agreement and applicable securities laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt, (a) each Consenting Stakeholder is entering into this Agreement directly with the Company Parties and not with any other Consenting Stakeholder, (b) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect to this Agreement (or any breach thereof), and (c) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

[Signature Pages Follow]

34

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

CURO GROUP HOLDINGS CORP.

By:	/s/ Douglas D. Clark
Name: Douglas D. Clark
Title: Chief Executive Officer

CURO FINANCIAL TECHNOLOGIES CORP.

CURO INTERMEDIATE HOLDINGS CORP.

CURO MANAGEMENT, LLC

FIRST HERITAGE CREDIT, LLC

FIRST HERITAGE CREDIT OF ALABAMA, LLC

FIRST HERITAGE CREDIT OF LOUISIANA, LLC

FIRST HERITAGE CREDIT OF MISSISSIPPI, LLC

FIRST HERITAGE CREDIT OF SOUTH CAROLINA, LLC

FIRST HERITAGE CREDIT OF TENNESSEE, LLC

SOUTHERNCO, INC.

By:	/s/ Douglas D. Clark
Name: Douglas D. Clark
Title: President

ENNOBLE FINANCE, LLC

By: Curo Intermediate Holdings Corp.

Its: Sole Member

By:	/s/ Douglas D. Clark
Name: Douglas D. Clark
Title: President

[Signature Page to Restructuring Support Agreement]

CURO COLLATERAL SUB, LLC

CURO VENTURES, LLC

CURO CREDIT, LLC

AD ASTRA RECOVERY SERVICES, INC.

ATTAIN FINANCE, LLC

HEIGHTS FINANCE HOLDING CO.

SOUTHERN FINANCE OF SOUTH CAROLINA, INC.

SOUTHERN FINANCE OF TENNESSEE, INC.

COVINGTON CREDIT OF ALABAMA, INC.

QUICK CREDIT CORPORATION

COVINGTON CREDIT, INC.

COVINGTON CREDIT OF GEORGIA, INC.

COVINGTON CREDIT OF TEXAS, INC.

HEIGHTS FINANCE CORPORATION, an Illinois corporation

HEIGHTS FINANCE CORPORATION, a Tennessee corporation

CURO CANADA CORP.

LENDDIRECT CORP.

By:	/s/ Gary L. Fulk
Name: Gary L. Fulk
Title: President

[Signature Page to Restructuring Support Agreement]

IN WITNESS WHEREOF, each of the Consenting Stakeholders hereto has caused this Agreement to be duly executed and delivered by its respective proper and duly authorized officers on the day and year first above written as set forth on Exhibit J hereto.

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Company Parties

1.	Curo Financial Technologies Corp.

2.	Curo Intermediate Holdings Corp.

3.	Curo Management, LLC

4.	Curo Collateral Sub, LLC

5.	CURO Ventures, LLC

6.	CURO Credit, LLC

7.	Ennoble Finance, LLC

8.	Ad Astra Recovery Services, Inc.

9.	Attain Finance, LLC

10.	First Heritage Credit, LLC

11.	First Heritage Credit of Alabama, LLC

12.	First Heritage Credit of Louisiana, LLC

13.	First Heritage Credit of Mississippi, LLC

14.	First Heritage Credit of South Carolina, LLC

15.	First Heritage Credit of Tennessee, LLC

16.	SouthernCo, Inc.

17.	Heights Finance Holding Co.

18.	Southern Finance of South Carolina, Inc.

19.	Southern Finance of Tennessee, Inc.

20.	Covington Credit of Alabama, Inc.

21.	Quick Credit Corporation

22.	Covington Credit, Inc.

23.	Covington Credit of Georgia, Inc.

24.	Covington Credit of Texas, Inc.

25.	Heights Finance Corporation, an Illinois corporation

26.	Heights Finance Corporation, a Tennessee corporation

27.	Curo Canada Corp.

28.	LendDirect Corp.

EXHIBIT B

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
CURO Group Holdings Corp., et al.,	)	Case No. 24-_____ ([__])
)
Debtors.[1]	)	(Joint Administration Requested)
)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF CURO GROUP HOLDINGS CORP.

AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

AKIN GUMP STRAUSS HAUER & FELD LLP

Sarah Link Schultz (State Bar No. 24033047;
S.D. Tex. 30555)

Patrick Wu (State Bar No. 24117924;
S.D. Tex. 3872088)

2300 N. Field Street, Suite 1800

Dallas, TX 75201-2481

Telephone: (214) 969-2800

Facsimile: (214) 969-4343

Email:  sschultz@akingump.com

              pwu@akingump.com

Michael S. Stamer (pro hac vice pending)

Anna Kordas (pro hac vice pending)

Omid Rahnama (pro hac vice pending)

One Bryant Park

New York, NY 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Email:       mstamer@akingump.com

                  akordas@akingump.com

                  orahnama@akingump.com

Proposed Counsel to the Debtors

Dated March [22], 2024

1	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Curo. The location of the Debtors’ service address for purposes of these chapter 11 cases is 101 N. Main Street, Suite 600, Greenville, SC 29601.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	14
C.	Computation of Time.	14
D.	Governing Law.	15
E.	Reference to Monetary Figures.	15
F.	Reference to the Debtors or the Reorganized Debtors.	15
G.	Controlling Document.	15
H.	Consent Rights.	15

Article II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		15
A.	Administrative Claims.	16
B.	DIP Claims.	16
C.	Professional Fee Claims.	16
D.	Priority Tax Claims.	17
E.	Payment of Restructuring Expenses.	17
F.	Postpetition Securitization Facilities Claims.	17

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		18
A.	Classification of Claims and Interests.	18
B.	Treatment of Claims and Interests.	18
C.	Special Provision Governing Unimpaired Claims.	22
D.	Elimination of Vacant Classes.	22
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	22
F.	Intercompany Interests.	22
G.	Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b).	23
H.	Controversy Concerning Impairment.	23
I.	Subordinated Claims.	23

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		23
A.	General Settlement of Claims and Interests.	23

B.	Restructuring Transactions.	23
C.	Sources of Consideration for Plan Distributions.	24
D.	Corporate Existence.	26
E.	Vesting of Assets in the Reorganized Debtors.	26
F.	Preservation and Reservation of Causes of Action.	26
G.	Cancellation of Existing Agreements and Interests.	27
H.	Corporate Action.	28
I.	Governance Documents.	28
J.	Directors and Officers of the Reorganized Debtors.	28
K.	Effectuating Documents; Further Transactions.	29
L.	CVR Agreement and CVR Distribution Framework.	29
M.	Certain Securities Law Matters.	30
N.	Section 1146 Exemption.	31
O.	Employment Obligations.	32
P.	Management Incentive Plan.	32
Q.	DTC Eligibility.	32
R.	Closing the Chapter 11 Cases.	32

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		32
A.	Assumption of Executory Contracts and Unexpired Leases.	32
B.	Indemnification Obligations.	33
C.	Assumption of the D&O Liability Insurance Policies.	33
D.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	33
E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	34
F.	Insurance Policies.	34
G.	Reservation of Rights.	34
H.	Nonoccurrence of Effective Date.	35
I.	Contracts and Leases Entered Into After the Petition Date.	35

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		35
A.	Timing and Calculation of Amounts to Be Distributed.	35
B.	Disbursing Agent.	35
C.	Rights and Powers of Disbursing Agent.	35
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	36
E.	Manner of Payment.	36
F.	Compliance with Tax Requirements.	36
G.	Allocations.	37
H.	No Postpetition Interest on Claims.	37
I.	Foreign Currency Exchange Rate.	37
J.	Setoffs and Recoupment.	37
K.	Claims Paid or Payable by Third Parties.	37

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		38
A.	Disputed Claims Process.	38
B.	Allowance of Claims and Interests.	39
C.	Claims Administration Responsibilities.	39
D.	Adjustment to Claims or Interests without Objection.	39
E.	Disallowance of Claims or Interests.	39

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		40
A.	Discharge of Claims and Termination of Interests.	40
B.	Release of Liens.	40
C.	Releases by the Debtors.	40
D.	Releases by Third Parties.	41
E.	Exculpation.	42
F.	Injunction.	43
G.	Protections Against Discriminatory Treatment.	43
H.	Document Retention.	43
I.	Reimbursement or Contribution.	44

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		44
A.	Conditions Precedent to Confirmation	44
B.	Conditions Precedent to the Effective Date.	44
C.	Waiver of Conditions.	45
D.	Effect of Failure of Conditions.	45
E.	Substantial Consummation.	46

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		46
A.	Modification and Amendments.	46
B.	Effect of Confirmation on Modifications.	46
C.	Revocation or Withdrawal of Plan.	46

Article XI. RETENTION OF JURISDICTION		46

Article XII. MISCELLANEOUS PROVISIONS		48
A.	Immediate Binding Effect.	48
B.	Additional Documents.	48
C.	Payment of Statutory Fees.	49
D.	Statutory Committee and Cessation of Fee and Expense Payment.	49
E.	Reservation of Rights.	49
F.	Successors and Assigns.	49
G.	Notices.	49
H.	Term of Injunctions or Stays.	50
I.	Entire Agreement.	50
J.	Exhibits.	50
K.	Nonseverability of Plan Provisions.	50
L.	Votes Solicited in Good Faith.	51
M.	Closing of Chapter 11 Cases.	51
N.	Waiver or Estoppel.	51
O.	Tax Reporting and Compliance	51
P.	Creditor Default	51

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of Bankruptcy Code section 1129.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.       “Ad Hoc Group” means that certain ad hoc group of Prepetition 1L Lenders, Prepetition 1.5L Noteholders, and Prepetition 2L Noteholders represented by the Ad Hoc Group Advisors.

2.       “Ad Hoc Group Advisors” means (i) Wachtell, Lipton, Rosen & Katz, as counsel, (ii) Houlihan Lokey Capital, Inc., as financial advisor, (iii) Vinson & Elkins LLP, as local counsel, and (iv) Ernst & Young LLP, as consultant.

3.       “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under Bankruptcy Code sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2), including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date until and including the Effective Date; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; (d) Adequate Protection Claims (as defined in the DIP Orders); and (e) the Restructuring Expenses.

4.       “Affiliate” has the meaning set forth in Bankruptcy Code section 101(2).

5.       “Agents/Trustees” means, collectively, the DIP Agent, the Prepetition 1L Agent, Prepetition 1.5L Notes Trustee, and the Prepetition 2L Notes Trustee, including any successors thereto.

6.        “Allowed” means, as to a Claim or an Interest, a Claim or an Interest expressly allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law; provided, however that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

7.       “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

8.       “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

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9.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10.       “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11.       “Canadian Court” means the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario.

12.       “Canadian Debtors” means Curo Canada Corp. and LendDirect Corp.

13.       “Canadian Recognition Proceeding” means the proceedings commenced under Part IV of the Companies’ Creditors Arrangement Act (Canada) in the Canadian Court recognizing in Canada the Chapter 11 Cases of the Canadian Debtors.

14.       “Canadian Recognition Order” means the order of the Canadian Court, which shall, among other things, recognize and declare the Chapter 11 Cases of the Canadian Debtors as foreign main proceedings.

15.       “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

16.       “Cash Collateral” has the meaning set forth in Bankruptcy Code section 363(a).

17.       “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Causes of Action include: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to Bankruptcy Code section 362 or chapter 5, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in Bankruptcy Code section 558, and (e) any state law fraudulent transfer claim.

18.       “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.       “Claim” means any claim, as defined in Bankruptcy Code section 101(5), against any of the Debtors.

20.       “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

21.       “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

22.       “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to Bankruptcy Code section 1122(a).

23.       “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

24.       “Combined Hearing” means the hearing conducted by the Bankruptcy Court to consider final approval of the Disclosure Statement and confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

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25.       “Combined Order” means the order or orders of the Bankruptcy Court approving the Disclosure Statement on a final basis and confirming this Plan pursuant to Bankruptcy Code section 1129, which order or orders shall be in form and substance consistent with the consent rights set forth in the RSA.

26.       “Company Parties” means CURO and each of its direct and indirect subsidiaries that are or become parties to the RSA, solely in their capacity as such.

27.       “Confirmation” means the Bankruptcy Court’s entry of the Combined Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.C hereof.

28.       “Confirmation Date” means the date upon which the Bankruptcy Court enters the Combined Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.       “Consenting 1L Lenders” means the Holders of the Prepetition 1L Term Loan Claims that are signatories to the RSA, a Joinder Agreement, or a Transfer Agreement.

30.       “Consenting 1.5L Noteholders” means the Holders of the Prepetition 1.5L Notes Claims that are signatories to the RSA, a Joinder Agreement, or a Transfer Agreement.

31.       “Consenting 2L Noteholders” means the Holders of the Prepetition 2L Notes Claims that are signatories to the RSA, a Joinder Agreement, or a Transfer Agreement.

32.       “Consenting Stakeholders” means, collectively, the Consenting 1L Lenders, Consenting 1.5L Noteholders, and Consenting 2L Noteholders.

33.       “Consummation” means the occurrence of the Effective Date.

34.       “Credit Agreement” means that certain First Lien Credit Agreement, dated as of May 15, 2023 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time), by and among CURO, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and the Prepetition 1L Agent.

35.       “Cure” means a monetary Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under Bankruptcy Code section 365, other than a default that is not required to be cured pursuant to Bankruptcy Code section 365(b)(2).

36.       “CURO” means CURO Group Holdings Corp., a Delaware corporation.

37.       “CURO SPV” means CURO SPV, LLC, a Delaware limited liability company and a non-Debtor subsidiary of CURO.

38.       “CURO SPV Term Loan Claims” means any and all Claims derived from, arising under, based upon or related to the CURO SPV Term Loans.

39.       “CURO SPV Term Loans” means the term loans made pursuant to the Prepetition 1L Term Loan Facility held by CURO SPV.

40.       “CVR Agent” means the agent to be specified in and to be party to the CVR Agreement.

41.       “CVR Agreement” means an agreement setting forth the full terms and conditions of the CVRs, the form of which shall be included in the Plan Supplement, consistent with the terms set forth in the CVR and Warrant Term Sheet, and in the form and substance acceptable to the Company Parties and the Required Consenting Stakeholders.

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42.       “CVR Distribution Framework” means the procedures set forth in Article IV.L of the Plan (and as may be supplemented in the Plan Supplement) to be utilized by the Reorganized Debtors to distribute the CVRs pursuant to the Plan in a manner to ensure compliance with the Exchange Act, solely to the extent that the Exchange Act is applicable.

43.       “CVR Distribution Conditions” means the conditions set forth in the CVR Distribution Framework that are required to be satisfied by an individual recipient prior to such recipient becoming eligible to receive CVRs.

44.       “CVR and Warrant Term Sheet” means the CVR and Warrant Term Sheet attached as Exhibit E to the RSA.

45.       “CVRs” means certain contingent value rights issued pursuant to the Plan and the CVR Agreement and consistent with the CVR and Warrant Term Sheet.

46.       “D&O Liability Insurance Policies” means the insurance policies and all agreements, documents or instruments related thereto (including runoff endorsements extending coverage, including costs and expenses (including reasonable and necessary attorneys’ fees and experts’ fees) for current or former directors, managers, and officers of the Debtors and for certain of the future directors, managers and officers of the Company Parties for a six-year period after the Effective Date for covered liabilities, including sums that any party becomes legally obligated to pay as a result of judgments, fines, losses, claims, damages, settlements, or liabilities arising from activities occurring before the Effective Date) for directors’, managers’ and officers’ liability maintained by the Debtors on or before the Effective Date.

47.       “Debtor Release” means the release set forth in Article VIII.C of this Plan.

48.       “Debtors” means, collectively, each of the following: CURO Group Holdings Corp.; Curo Financial Technologies Corp.; Curo Intermediate Holdings Corp.; Curo Management, LLC; Curo Collateral Sub, LLC; CURO Ventures, LLC; CURO Credit, LLC; Ennoble Finance, LLC; Ad Astra Recovery Services, Inc.; Attain Finance, LLC; First Heritage Credit, LLC; First Heritage Credit of Alabama, LLC; First Heritage Credit of Louisiana, LLC; First Heritage Credit of Mississippi, LLC; First Heritage Credit of South Carolina, LLC; First Heritage Credit of Tennessee, LLC; SouthernCo, Inc.; Heights Finance Holding Co.; Southern Finance of South Carolina, Inc.; Southern Finance of Tennessee, Inc.; Covington Credit of Alabama, Inc.; Quick Credit Corporation; Covington Credit, Inc.; Covington Credit of Georgia, Inc.; Covington Credit of Texas; Heights Finance Corporation (IL); Heights Finance Corporation (TN); LendDirect Corp.; and CURO Canada Corp. upon their filing of voluntary petitions for relief under chapter 11 of title 11 of the United States Code.

49.       “Definitive Documents” means, collectively, (a) the Disclosure Statement; (b) the Solicitation Materials; (c) the Governance Documents; (d) the DIP Orders (and motion(s) seeking approval thereof); (e) the DIP Facility Documents; (f) the Exit Facility Documents; (g) the Plan (and all exhibits thereto); (h) the Combined Order; (i) the Canadian Recognition Order; (j) all material pleadings filed by the Debtors in connection with the Chapter 11 Cases (and related orders), including the first day pleadings and all orders sought pursuant thereto; (k) the Plan Supplement; (l) all regulatory filings and notices necessary to implement the Restructuring Transactions; (m) the CVR Agreement and documents related thereto; (n) the Securitization Facilities Amendments; (o) the RSA; (p) the New Warrant Agreement and documents related thereto; (q) the Private Placement Notes Amendment; and (r) such other material agreements, instruments, and documentation as may be necessary to consummate and document the transactions contemplated by the RSA or the Plan.

50.       “Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

51.       “DIP Agent” means Alter Domus (US) LLC in its capacity as administrative agent and collateral agent under the DIP Facility.

52.       “DIP Backstop Commitment Party” means a member of the Ad Hoc Group that has agreed to backstop the DIP Facility on the terms and conditions set forth in the RSA.

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53.       “DIP Backstop Commitments” has the meaning set forth in the RSA.

54.       “DIP Backstop Commitment Fee” means a backstop fee equal to 5.0% of the full principal commitment of the DIP Facility payable in New Equity Interests at a 25% discount of the Plan Equity Value, and payable ratably to each DIP Backstop Commitment Party.

55.       “DIP Commitment Shares” means the New Equity Interests issued to the DIP Backstop Commitment Parties and DIP Lenders on account of the DIP Backstop Commitment Fee and/or the DIP Exit Fee.

56.       “DIP Facility” means a priming secured and superpriority debtor-in-possession credit facility to be provided by the DIP Lenders on terms consistent with the DIP Term Sheet and consisting of commitments to provide up to $70,000,000 in new money DIP Term Loans.

57.       “DIP Claim” means any Claim held by the DIP Lenders or the DIP Agent arising under, derived from, secured by, based on, or relating to the DIP Facility, the DIP Orders, the DIP Facility Documents, or any other agreement, instrument, or document executed at any time in connection with the DIP Facility and any guaranty thereof, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees due under the DIP Facility Documents. All DIP Claims shall be deemed Allowed to the extent provided for in the DIP Orders.

58.       “DIP Exit Fee” means an exit fee equal to 10.0% of the full principal commitment of the DIP Facility, payable as follows: (a) 5.0% paid in kind as additional Exit Term Loans and (b) 5.0% payable in New Equity Interests at a 25% discount of the Plan Equity Value, payable ratably to each DIP Lender based on such DIP Lender’s DIP Claims immediately prior to satisfaction in full thereof.

59.       “DIP Equity Fees” means the DIP Backstop Commitment Fee and the portion of the DIP Exit Fee payable in New Equity Interests.

60.       “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with DIP Term Sheet and the DIP Orders and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

61.       “DIP Lenders” means the lenders providing the DIP Term Loans.

62.       “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order and any other Bankruptcy Court order approving entry into the DIP Facility Documents.

63.       “DIP Term Loans” means the new money loans extended by the DIP Lenders pursuant to the DIP Facility.

64.       “DIP Term Sheet” means the DIP Facility term sheet attached as Exhibit C to the RSA.

65.       “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select, in consultation with the Ad Hoc Group, to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent and the Agents/Trustees.

66.       “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, in each case as amended, supplemented, or otherwise modified from time to time in accordance with the terms of the RSA, and that is prepared and distributed in accordance with Bankruptcy Code sections 1125, 1126(b), and 1145, Bankruptcy Rule 3018, and other applicable law.

67.       “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

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68.       “DTC” means The Depository Trust Company.

69.       “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Combined Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.B of the Plan have been satisfied or waived in accordance with Article IX.C of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

70.       “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.O of the Plan.

71.       “Entity” means any entity, as defined in Bankruptcy Code section 101(15).

72.       “Equity Security” means any equity security, as defined in Bankruptcy Code section 101(16), in a Debtor.

73.       “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

74.       “Exchange Act” means the Securities Exchange Act of 1934, as amended, 15 U.S.C. § 78a, et seq., or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

75.       “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and (b) the directors, officers, or managers of any Debtor.

76.       “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption, assumption, and assignment, or rejection under Bankruptcy Code sections 365 or 1123, including any modification, amendments, addenda, or supplements thereto or restatements thereof.

77.       “Existing CURO Interests” means the Interests in CURO immediately prior to the consummation of the transactions contemplated in this Plan.

78.       “Exit Facility” means the term loan facility comprised of the Exit Term Loans to be incurred by the Reorganized Debtors and applicable guarantors on the Effective Date pursuant to the Exit Facility Credit Agreement.

79.       “Exit Facility Agent” means the administrative agent, collateral agent, or similar Entity under the Exit Facility Credit Agreement.

80.       “Exit Facility Credit Agreement” means the credit agreement with respect to the Exit Facility, as may be amended, supplemented, or otherwise modified from to time.

81.       “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and any other agreements or documents memorializing the Exit Facility, as may be amended, restated, supplemented, or otherwise modified from time to time.

82.       “Exit Term Loans” means the term loans provided under the Exit Facility on the terms and conditions set forth in the Exit Facility Credit Agreement, which shall include the First Out Exit Term Loans and the Second Out Exit Term Loans.

83.       “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

84.       “File” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

85.       “Final DIP Order” means one or more Final Orders approving the DIP Facility and the DIP Facility Documents, and authorizing the Debtors’ use of Cash Collateral.

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86.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek leave to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, leave to appeal, or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought, or, if an appeal, leave to appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or leave to appeal or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or Bankruptcy Code sections 502(j) or 1144 has been or may be filed with respect to such order or judgment.

87.       “Final Securitization Order” means one or more Final Orders approving the Securitization Facilities and the Securitization Facilities Amendments.

88.       “First Out Exit Term Loans” means the first priority Exit Term Loans on the terms set forth in the RSA and issued under the Exit Facility Credit Agreement.

89.       “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a DIP Claim, (d) an Other Secured Claim, (e) an Other Priority Claim, (f) a Prepetition 1L Term Loan Claim, (g) a Prepetition 1.5L Notes Claim, (h) a Prepetition 2L Notes Claim, (i) an Intercompany Claim, (j) a Section 510(b) Claim, (k) a Securitization Facilities Claim, or (l) a Postpetition Securitization Facilities Claim. For the avoidance of doubt, the Private Placement Notes Guarantee Claims shall be General Unsecured Claims.

90.       “Governance Documents” means, as applicable, the organizational and governance documents for the Reorganized Debtors, which will give effect to the Restructuring Transactions, including, without limitation, New Stockholders’ Agreement, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, shareholder agreements (or equivalent governing documents), and the identities of proposed members of the board of directors of Reorganized CURO which documents shall be consistent with the Governance Term Sheet.

91.       “Governance Term Sheet” means the governance term sheet attached as Exhibit F to the RSA.

92.       “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, managing member, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

93.       “Governmental Unit” means any governmental unit, as defined in Bankruptcy Code section 101(27).

94.       “Holder” means an Entity or a Person that is the record owner of a Claim or Interest. For the avoidance of doubt, affiliated record owners of Claims or Interests managed or advised by the same institution shall constitute separate Holders.

95.       “Impaired” means “impaired” within the meaning of Bankruptcy Code section 1124.

96.       “Indemnification Obligation” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation or other formation or governing documents, board resolutions, management or indemnification agreements, employment or service contracts, or otherwise for the benefit of the current, former, or future directors of the Debtors or the Reorganized Debtors, director nominees, managers, managing members, officers, members (including any ex officio members), equity holders, employees, accountants, investment bankers, attorneys, other professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

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97.       “Indemnified Parties” means, each of the Debtors’ respective current or former directors, director nominees, managers, managing members, officers, members (including any ex officio members), equity holders, employees, accountants, investment bankers, attorneys, other professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

98.       “Information Officer” means FTI Consulting Canada Inc. in its capacity as the Canadian Court appointed information officer in the Canadian Recognition Proceeding.

99.       “Intercompany Claim” means any Claim against a Debtor or a non-Debtor subsidiary of CURO held by a Debtor or a non-Debtor subsidiary of CURO. For the avoidance of doubt, the CURO SPV Term Loan Claims shall not be Intercompany Claims.

100.       “Intercompany Interest” means an Interest in a Debtor or non-Debtor subsidiary of CURO held by a Debtor.

101.       “Interest” means, collectively, (a) any Equity Security and (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

102.       “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

103.       “Interim Securitization Order” means one or more orders entered on an interim basis approving the Securitization Facilities and the Securitization Facilities Amendments.

104.       “Joinder Agreement” has the meaning set forth in the RSA.

105.       “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

106.       “Lien” means a lien as defined in Bankruptcy Code section 101(37).

107.       “List of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, which shall be included in the Plan Supplement.

108.       “Management Incentive Plan” means a management incentive plan reserving up to 10.00% of New Equity Interests on a fully-diluted basis as of the Effective Date.

109.       “New Board” means the board of directors or similar governing body of Reorganized CURO which shall be selected in accordance with the Governance Term Sheet.

110.       “New Equity Interests” means equity or membership interests in Reorganized CURO on and after the Effective Date in accordance with the Plan.

111.       “New Stockholders’ Agreement” means that certain stockholders’ agreement that will govern certain matters related to the governance of the Reorganized Debtors and which shall be consistent with the Governance Term Sheet; provided, however, that to the extent the Reorganized CURO is converted to a limited liability company upon emergence, the references to the New Stockholders’ Agreement throughout the Plan shall instead refer to a new LLC operating agreement.

112.       “New Warrant Agreement” means an agreement setting forth the full terms and conditions of the Warrants, the form of which shall be included in the Plan Supplement, consistent with the terms set forth in the CVR and Warrant Term Sheet, and in the form and substance acceptable to the Company Parties and the Required Consenting Stakeholders.

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113.       “New Warrants” means warrants to acquire 15% of the New Equity Interests, subject to dilution by the Management Incentive Plan, and otherwise consistent with the CVR and Warrant Term Sheet and the RSA.

114.       “NYSE” means the New York Stock Exchange.

115.       “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under Bankruptcy Code section 507(a).

116.       “Other Secured Claim” means any Secured Claim against the Debtors other than the DIP Claims, Priority Tax Claims, Prepetition 1L Term Loan Claims, Prepetition 1.5L Notes Claims, Prepetition 2L Notes Claims, the Securitization Facilities Claims or the Postpetition Securitization Facilities Claims.

117.       “Person” has the meaning set forth in Bankruptcy Code section 101(41).

118.       “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

119.       “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the RSA, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits, supplements, appendices, and schedules hereto and thereto.

120.       “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

121.       “Plan Equity Value” means the deemed per share value of the New Equity Interests.

122.       “Plan Supplement” means the compilation of documents and forms of documents, agreements, instruments schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors before the Combined Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the principal Governance Documents; (b) the identity of the members of the New Board; (c) the Exit Facility Documents; (d) the Description of Transaction Steps (which shall, for the avoidance of doubt, remain subject to modification until the Effective Date and may provide for certain actions to occur prior to the Effective Date, subject to the consent of the Required Consenting Stakeholders); (e) the Rejected Executory Contract and Unexpired Lease List, if any; (f) the List of Retained Causes of Action; (g) the CVR Agreement; and (h) additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

123.       “Postpetition Securitization Facilities Claims” means any and all Claims arising under or related to the Securitization Facilities arising after the Petition Date and prior to the Effective Date. All Postpetition Securitization Facilities Claims shall be deemed Allowed to the extent provided for in the Securitization Orders.

124.       “Prepetition 1L Agent” means Alter Domus (US) LLC, or any successor thereto, in its capacity as administrative agent and collateral agent under the Credit Agreement.

125.       “Prepetition 1L Lenders” means the lenders under the Prepetition 1L Term Loan Facility.

126.       “Prepetition 1L Term Loan Claims” means any and all Claims derived from, arising under, based upon, related to, or secured pursuant to the Credit Agreement, the “Loan Documents” referred to therein, and/or the Prepetition 1L Term Loan Facility. For the avoidance of doubt, the CURO SPV Term Loan Claims shall be Prepetition 1L Term Loan Claims.

127.       “Prepetition 1L Term Loan Facility” means the term loan under the Credit Agreement in an aggregate principal amount outstanding as of immediately prior to the Petition Date of approximately $177,667,450.47.

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128.       “Prepetition 1.5L Noteholders” means the Holders of the Prepetition 1.5L Notes.

129.       “Prepetition 1.5L Notes” means the 7.500% Senior 1.5 Lien Secured Notes due 2028 issued by CURO pursuant to the Prepetition 1.5L Notes Indenture.

130.       “Prepetition 1.5L Notes Claims” means any and all Claims derived from, arising under, based upon, related to, or secured pursuant to the Prepetition 1.5L Notes Indenture and the “Indenture Documents” referred to therein, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the Prepetition 1.5L Notes.

131.       “Prepetition 1.5L Notes Indenture” means that certain Indenture, dated as of May 15, 2023, among CURO, as issuer, the guarantors from time to time party thereto, and the Prepetition 1.5L Notes Trustee, including all amendments, modifications, and supplements thereto.

132.       “Prepetition 1.5L Notes Trustee” means U.S. Bank Trust Company, National Association, or any successor thereto, as trustee and collateral agent under the Prepetition 1.5L Notes Indenture.

133.       “Prepetition 2L Noteholders” means the Holders of the Prepetition 2L Notes.

134.       “Prepetition 2L Notes” means the 7.500% Senior Secured Notes due 2028 issued by CURO pursuant to the Prepetition 2L Notes Indenture.

135.       “Prepetition 2L Notes Claims” means any and all Claims derived from, arising under, based upon, related to, or secured pursuant to the Prepetition 2L Notes Indenture and the “Indenture Documents” referred to therein, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the Prepetition 2L Notes.

136.       “Prepetition 2L Notes Distribution” means (i) New Equity Interests equal to 10.1% of the outstanding New Equity Interests as of and after giving effect to the Effective Date, subject to dilution by the New Warrants and the Management Incentive Plan, and (ii) the New Warrants.

137.       “Prepetition 2L Notes Indenture” means that certain Indenture, dated as of July 30, 2021, among CURO, as issuer, the guarantors from time to time party thereto, and the Prepetition 2L Notes Trustee, including all amendments, modifications, and supplements thereto.

138.       “Prepetition 2L Notes Trustee” means Argent Institutional Trust Company (f/k/a TMI Trust Company), or any successor thereto, as trustee and collateral agent under the Prepetition 2L Notes Indenture.

139.       “Private Placement Notes” means the private placement notes issued by CURO SPV, secured by a Lien on the CURO SPV Term Loans and guaranteed by CURO.

140.       “Private Placement Notes Amendment” means an amendment to the Private Placement Notes, which amendment shall waive any defaults and events of default arising under the Private Placement Notes, make appropriate modifications to the terms of the Private Placement Notes to account for the making of the Second Out Exit Term Loans in satisfaction of the Prepetition 1L Term Loan Claims and otherwise on terms satisfactory to CURO and the Ad Hoc Group.

141.       “Private Placement Notes Guarantee Claims” means any and all Claims derived from, arising under, based upon, or related to CURO’s guarantee of the Private Placement Notes.

142.       “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in Bankruptcy Code section 507(a)(8).

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143.       “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

144.       “Professional” means a Person or an Entity: (a) retained pursuant to a Bankruptcy Court order in accordance with Bankruptcy Code sections 327, 363, or 1103 and to be compensated for services rendered prior to or on the Effective Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331, and 363; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

145.       “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

146.       “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court for compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Bankruptcy Code sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5).

147.       “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

148.       “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

149.       “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with Bankruptcy Code section 1124. “Reinstated” and “Reinstatement” shall have correlative meanings.

150.       “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors, in consultation with the Ad Hoc Group and the Securitization Facilities Parties, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, with the consent of the Debtors, in consultation with the Ad Hoc Group and the Securitization Facilities Parties, shall be included in the Plan Supplement.

151.       “Related Party” means with respect to a Person, each of such Person’s, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

152.       “Released Party” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) each Agent/Trustee; (e) each DIP Backstop Party and each DIP Lender; (f) the Information Officer; (g) the Securitization Facilities Parties; (h) with respect to each of the foregoing Entities in clauses (a) through (g), such Entities’ Related Parties, in each case solely in their capacity as such; provided that in each case, an Entity shall not be a Released Party if it:  (x) elects to opt out of the releases contained in Article VIII.D of the Plan; or (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not resolved before Confirmation.

153.       “Releasing Party” means, each of, and in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) each Company Party; (d) each DIP Backstop Party and each DIP Lender; (e) each Agent/Trustee; (f) the Securitization Facilities Parties; (g) each Consenting Stakeholder; (h) all Holders of Claims that vote to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) with respect to each of the Entities in clauses (a) through (g), such Entities’ Related Parties, in each case solely in their capacity as such; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in Article VIII.D of the Plan; or (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not resolved before Confirmation.

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154.       “Reorganized CURO” means either (i) CURO, as reorganized pursuant to and under the Plan or any successor thereto (or as converted from a corporation to another form of entity, as agreed upon between the Debtors and the Ad Hoc Group), or (ii) a newly-formed Entity formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Company Parties and, on the Effective Date, issue the New Equity Interests (and in each case including any other newly-formed Entity formed to, among other things, effectuate the Restructuring Transactions and issue the New Equity Interests); provided, that such determination shall be consistent with the consent rights contained in Section 3.02 of the RSA.

155.       “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

156.       “Required Consenting 1.5L Noteholders” means, as of the relevant date, Consenting 1.5L Noteholders holding, collectively, at least 50.01% of the aggregate outstanding principal amount of Prepetition 1.5L Notes that are held by Consenting 1.5L Noteholders as of the Effective Date.

157.       “Required Consenting First Lien Lenders” means, as of the relevant date, Consenting 1L Lenders holding, collectively, at least 50.01% of the aggregate outstanding principal amount of Prepetition 1L Term Loan Claims that are held by Consenting 1L Lenders as of the Effective Date.

158.       “Required Consenting Stakeholders” means the Required Consenting First Lien Lenders and the Required Consenting 1.5L Noteholders.

159.       “Restructuring Expenses” means the reasonable and documented fees and expenses of (i) the Ad Hoc Group Advisors accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors, and (ii) the advisors to the Securitization Facilities Parties.

160.       “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

161.       “RSA” means that certain Restructuring Support Agreement, entered into as of March 22, 2024, by and among the Debtors and the other parties thereto, including all exhibits thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms, attached to the Disclosure Statement as Exhibit B.

162.       “SEC” means the United States Securities and Exchange Commission.

163.       “Second Out Exit Term Loans” means second priority Exit Term Loans on the terms set forth in the RSA and issued under the Exit Facility Credit Agreement in an aggregate principal amount equal to the Allowed amount of the Prepetition 1L Term Loan Claims (including the “Prepayment Premium” contemplated by the Prepetition 1L Term Loan Facility and interest accrued after the Petition Date, but excluding the Restructuring Expenses) on the Effective Date.

164.       “Section 510(b) Claim” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security made to the Debtors prior to the Petition Date; (c) for reimbursement or contribution allowed under Bankruptcy Code section 502 on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under Bankruptcy Code section 510(b) arising from or related to an Interest; and (d) any other claim determined to be subordinated under Bankruptcy Code section 510(b).

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165.       “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with Bankruptcy Code section 506(a) or (b) subject to a valid right of setoff pursuant to Bankruptcy Code section 553.

166.       “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

167.       “Securitization Facilities” means existing loan receivables securitization programs of the Debtors’ non-Debtor Affiliates (i) First Heritage Financing I, LLC, a Delaware limited liability company, (ii) Heights Financing I, LLC, a Delaware limited liability company, (iii) Heights Financing II, LLC, a Delaware limited liability company, (iv) Curo Canada Receivables Limited Partnership, an Ontario limited partnership, or (v) Curo Canada Receivables II Limited Partnership, an Ontario limited partnership.

168.       “Securitization Facilities Agents” means, collectively, (i) Atlas Securitized Products Holdings, L.P., as successor to Credit Suisse AG, New York Branch, as structuring and syndication agent and administrative agent under the Heights I Credit Agreement and First Heritage Credit Agreement (each as defined in the Securitization Orders), (ii) Midtown Madison Management, LLC, as structuring and syndication agent and administrative agent under the Heights II Credit Agreement and Canada II Credit Agreement (each as defined in the Securitization Orders), and (iii) Waterfall Asset Management, LLC, as administrative agent under the Canada I Credit Agreement (as defined in the Securitization Orders).

169.       “Securitization Facilities Amendments” means all amendments, restatements, supplements, instruments and agreements related to the Securitization Facilities Documents entered into to permit the Securitization Facilities to continue during the Chapter 11 Cases and following the Effective Date.

170.       “Securitization Facilities Claims” means any and all Claims arising under or related to the Securitization Facilities arising prior to the Petition Date. All Securitization Facilities Claims shall be deemed Allowed to the extent provided for in the Securitization Orders.

171.       “Securitization Facilities Documents” means any documents governing the Securitization Facilities and any amendments, modifications, and supplements thereto entered into prior to the date hereof, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing entered into prior to the date hereof) related to or executed in connection therewith, other than the Securitization Facilities Amendments.

172.       “Securitization Facilities Lenders” means, collectively, (i) Atlas Securitized Products Funding 1, L.P., (ii) ACM AIF Evergreen P2 DAC SubCo LP, (iii) Atalaya A4 Pool 1 LP, (iv) Atalaya A4 Pool 1 (Cayman) LP, (v) ACM Alamosa I LP, (vi) ACM Alamosa I-A LP, (vii) ACM A4 P2 DAC SubCo LP, (viii) ACM AIF Evergreen P3 DAC SubCo LP, (ix) Atalaya Asset Income Fund Parallel 345 LP, (x) ACM AIF Evergreen P2 DAC SubCo LP, (xi) ACM AIF Co-Investment DAC SubCo LP, (xii) ACM A4 P2 DAC SubCo LP, (xiii) AIF Evergreen P3 DAC SubCo LP, (xiv) ACM Alamosa I LP, (xv) ACM A4 P3 DAC SubCo LP, (xvi) WF MARLIE 2018-1, LTD, and (xvii) Atalaya Hybrid Income Fund Evergreen Pool 1 LP, each in their capacity as a lender under one or more of the Securitization Facilities.

173.       “Securitization Facilities Parties” means, collectively, the Securitization Facilities Agents and the Securitization Facilities Lenders.

174.       “Securitization Orders” means, collectively, the Interim Securitization Order and the Final Securitization Order and any other Bankruptcy Court order approving the Debtors’ continued utilization of the Securitization Facilities.

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175.       “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

176.       “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

177.       “Transfer Agreement” has the meaning set forth in the RSA.

178.       “Trustee Fees” means outstanding reasonable and documented fees and expenses of the Prepetition 1L Agent, Prepetition 1.5L Notes Trustee, and the Prepetition 2L Notes Trustee.

179.       “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under Bankruptcy Code section 365.

180.       “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code section 1124.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (both as that term is defined herein and as it is defined in the RSA); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Combined Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Combined Order). In the event of an inconsistency between the Combined Order and the Plan, the Combined Order shall control.

H.	Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the RSA set forth in the RSA and the Securitization Facilities Amendments, to the extent applicable, with respect to the form and substance of this Plan, any Definitive Document, the exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein until such time as the RSA or the applicable Securitization Facilities Amendment, as applicable, is terminated in accordance with its terms. Failure to reference in this Plan the rights referred to in the immediately preceding sentence as such rights relate to any document referenced in the RSA or the Securitization Facilities Amendments, if applicable, shall not impair such rights and obligations. In case of a conflict between the consent rights of the parties to the RSA that are set forth in the RSA or the parties to the Securitization Facilities Amendments, if applicable, with those parties’ consent rights that are set forth in the Plan or the Plan Supplement, the consent rights in the RSA or the Securitization Facilities Amendments, if applicable, shall control.

Article II.
ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims (including Professional Fee Claims), DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

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A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

On the Effective Date, in full and final satisfaction of the Allowed DIP Claims, (i) the principal amount of and accrued but unpaid interest on the DIP Term Loans shall be on a dollar-for-dollar basis automatically converted into First Out Exit Term Loans, (ii) each Holder of DIP Claims shall receive its Pro Rata portion of the DIP Exit Fee, and (iii) each DIP Backstop Commitment Party shall receive its Pro Rata portion of the DIP Backstop Commitment Fee.

C.	Professional Fee Claims.

1.       Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

Notwithstanding anything to the contrary set forth herein, professional fees and expenses of professionals incurred in connection with the Canadian Recognition Proceeding shall in all cases continue to be paid in accordance with the terms of the orders of the Canadian Court.

2.       Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

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3.       Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than three (3) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.       Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331, 363, and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash equal to the full amount of its Claim or such other treatment in accordance with the terms set forth in Bankruptcy Code section 1129(a)(9)(C).

E.	Payment of Restructuring Expenses.

The Restructuring Expenses and Trustee Fees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the RSA and the Securitization Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses and Trustee Fees to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses or Trustee Fees. On the Effective Date, invoices for all Restructuring Expenses and Trustee Fees incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses and Trustee Fees related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

F.	Postpetition Securitization Facilities Claims.

All Postpetition Securitization Facilities Claims shall be at the option of the Debtors or Reorganized Debtors, as applicable, upon consultation with the Required Consenting Stakeholders, either (i) Reinstated as of the Effective Date, in accordance with the terms of the Securitization Facilities Amendments, or (ii) paid in full in Cash on the Effective Date.

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Article III.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with Bankruptcy Code sections 1122 and 1123(a)(1). A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Prepetition 1L Term Loan Claims	Impaired	Entitled to Vote
Class 4	Prepetition 1.5L Notes Claims	Impaired	Entitled to Vote
Class 5	Prepetition 2L Notes Claims	Impaired	Entitled to Vote
Class 6	Securitization Facilities Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 8	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept / Deemed to Reject)
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Intercompany Interests	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept / Deemed to Reject)
Class 11	Existing CURO Interests	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan, subject to the minimum distribution amount conditions set forth in Article VI.D.2 hereof, the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.       Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, at the option of the applicable Debtor or Reorganized Debtor, upon consultation with the Required Consenting Stakeholders, either:

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(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with Bankruptcy Code section 1124.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.       Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Other Priority Claim or such other treatment consistent with the provisions of Bankruptcy Code section 1129(a)(9).

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Claims in Class 2 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.       Class 3 – Prepetition 1L Term Loan Claims

(a)	Classification: Class 3 consists of any Prepetition 1L Term Loan Claims against any Debtor.

(b)	Allowance: The Prepetition 1L Term Loan Claims shall be deemed Allowed in the aggregate principal amount of at least $177,667,450.47, plus accrued and unpaid interest (including default interest) on such principal amount through the Effective Date, and any fees (including the “Prepayment Premium” referred to in the Credit Agreement), expenses, and indemnification or other obligations of any kind arising under or in connection with the Credit Agreement.

(c)	Treatment: On the Effective Date, each holder of an Allowed Prepetition 1L Term Loan Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata portion of the Second Out Exit Term Loans.

(d)	Voting: Class 3 is Impaired under the Plan and Holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

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4.       Class 4 – Prepetition 1.5L Notes Claims

(a)	Classification: Class 4 consists of any Prepetition 1.5L Notes Claims against any Debtor.

(b)	Allowance: The Prepetition 1.5L Claims shall be deemed Allowed in the aggregate principal amount of at least $682,298,000.00, plus accrued and unpaid interest on such principal amount through the Effective Date, and any fees, expenses, and indemnification or other obligations of any kind arising under or in connection with the Prepetition 1.5L Notes Indenture.

(c)	Treatment: On the Effective Date, each holder of an Allowed Prepetition 1.5L Claim shall receive its Pro Rata share of, (a) 100% of the New Equity Interests, less (b) the Prepetition 2L Notes Distribution and the DIP Equity Fees, subject to dilution by the New Warrants and the Management Incentive Plan.

(d)	Voting: Class 4 is Impaired under the Plan and Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.       Class 5 – Prepetition 2L Notes Claims

(a)	Classification: Class 5 consists of any Prepetition 2L Notes Claims against any Debtor.

(b)	Allowance: The Prepetition 2L Claims shall be deemed Allowed in the aggregate principal amount of at least $317,702,000.00, plus accrued and unpaid interest on such principal amount through the Effective Date, and any fees, expenses, and indemnification or other obligations of any kind arising under or in connection with the Prepetition 2L Notes Indenture.

(c)	Treatment: On the Effective Date, each holder of an Allowed Prepetition 2L Claim shall receive its Pro Rata share of the Prepetition 2L Notes Distribution.

(d)	Voting: Class 5 is Impaired under the Plan and Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.       Class 6 – Securitization Facilities Claims

(a)	Classification: Class 6 consists of any Securitization Facilities Claims against any Debtor.

(b)	Treatment: The Securitization Facilities Claims shall be, at the option of the Debtors or Reorganized Debtors, as applicable, upon consultation with the Required Consenting Stakeholders, either: (i) Reinstated as of the Effective Date, in accordance with the terms of the Securitization Facilities Amendments, (ii) paid in full in Cash on the Effective Date, or (iii) receive such other treatment as agreed with each holder of the Securitization Facilities Claim.

(c)	Voting: Class 6 is Unimpaired under the Plan. Holders of Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

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7.       Class 7 – General Unsecured Claims

(a)	Classification: Class 7 consists of General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Claim, at the option of the applicable Debtor or Reorganized Debtor, upon consultation with the Required Consenting Stakeholders, either:

(i)	Reinstatement of such Allowed General Unsecured Claim pursuant to Bankruptcy Code section 1124; or

(ii)	payment in full in Cash on (A) the Effective Date or (B) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 7 is Unimpaired under the Plan. Holders of Allowed Claims in Class 7 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.       Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, after consultation with the Required Consenting Stakeholders, either Reinstated, converted to equity, otherwise set off, settled, distributed, contributed, canceled, or released, in each case, in accordance with the Description of Transaction Steps; provided however that all Intercompany Claims owing to any of the Canadian Debtors or any Canadian non-Debtor Affiliates shall be Reinstated and paid in the ordinary course.

(c)	Voting: Holders of Class 8 Claims are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f) or rejected the Plan pursuant to Bankruptcy Code section 1126(g). Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

9.       Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Section 510(b) Claims will be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Allowed Claims in Class 9 are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.       Class 10 – Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall, at the election of the applicable Debtor, after consultation with the Required Consenting Stakeholders, be either (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case, in accordance with the Description of Transaction Steps; provided, however, that notwithstanding anything herein to the contrary, the Intercompany Interests in the SPVs (as defined in the Disclosure Statement) shall vest in the Reorganized Debtors free and clear of all Liens, charges, Claims (other than Securitization Facilities Claims or Claims arising under the Securitization Facilities Amendments) or other encumbrances on the Effective Date.

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(c)	Voting: Class 10 is Unimpaired if the Class 10 Interests are Reinstated or Impaired if the Class 10 Interests are cancelled. Holders of Class 10 Interests are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f) or rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11.       Class 11 – Existing CURO Interests

(a)	Classification: Class 11 consists of all Existing CURO Interests.

(b)	Treatment: On the Effective Date, Holders of Existing CURO Interests shall receive, in full and final satisfaction of such Interests, their Pro Rata share of CVRs as further described in Article IV.L of the Plan, provided, that, if the CVR Distribution Framework is applicable, then, in the event that a Potential CVR Recipient would be eligible to receive CVRs but for the limitation on the Maximum CVR Recipients, Cash in lieu of CVRs, provided, further, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in Article VI.D.2 of the Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs.

(c)	Voting: Class 11 is Impaired under the Plan and Holders of Allowed Interests in Class 11 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Combined Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Bankruptcy Code section 1129(a)(8).

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

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G.	Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b).

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510, or otherwise. Pursuant to Bankruptcy Code section 510, and subject to the RSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to Bankruptcy Code section 1123 and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Code section 1123 and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

Before, on, and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall consummate the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement, and the RSA; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement, and the RSA and having other terms to which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable Governance Documents; (4) the execution and delivery of the Exit Facility Documents and entry into the Exit Facility; (5) the issuance and distribution of the New Equity Interests (including the DIP Equity Fees) as set forth in the Plan; (6) the execution and delivery of the New Warrant Agreement and the issuance and distribution of the New Warrants; (7) the execution and delivery of the CVR Agreement and the issuance and distribution of the CVRs; (8) the execution and delivery of, and entry into, the Securitization Facilities Amendments; (9) the execution and delivery of, and entry into, the Private Placement Notes Amendment; (10) the adoption of the Management Incentive Plan and the issuance and reservation of the New Equity Interests to the participants in the Management Incentive Plan in accordance with the terms thereof; (11) such other transactions that are required to effectuate the Restructuring Transactions, including any transactions set forth in the Description of Transaction Steps; and (12) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

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The Combined Order shall and shall be deemed to, pursuant to both Bankruptcy Code sections 1123 and 363, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

The terms of the Restructuring Transactions will be structured to maximize tax efficiencies for each of the Debtors and the Consenting Stakeholders, as agreed to by the Debtors and the Required Consenting Stakeholders and in accordance with the Plan and the Plan Supplement.

C.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the Exit Facility, (2) the New Equity Interests, (3) the New Warrants, (4) the CVRs, (5) the Cash on hand from the utilization of the Securitization Facilities (as amended by the Securitization Facilities Amendments to continue following the Effective Date), and (6) the Debtors’ Cash on hand from operations and the proceeds of borrowings under the DIP Facility. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests will be exempt from SEC registration, as described more fully in Article IV.M below.

1.       Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facility. Execution of the Exit Facility Credit Agreement by the Exit Facility Agent shall be deemed to bind all Holders of the DIP Claims and the Prepetition 1L Term Loan Claims as if each such Holder had executed the Exit Facility Credit Agreement with appropriate authorization.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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2.       Securitization Facilities Amendments.

Confirmation of the Plan shall be deemed approval of the Securitization Facilities (as amended by the Securitization Facilities Amendments to continue following the Effective Date) and the Securitization Facilities Amendments applicable to continuation of the Securitization Facilities following the Effective Date, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Securitization Facilities Amendments, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Securitization Facilities Amendments, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Securitization Facilities Amendments, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make, or cause their applicable non-Debtor Affiliates to make, all filings and recordings, and to obtain, or cause their applicable non-Debtor Affiliates to obtain, all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate, or cause their applicable non-Debtor Affiliates to cooperate, to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.       New Equity Interests and New Warrants.

Reorganized CURO shall be authorized to issue a certain number of shares of New Equity Interests pursuant to its Governance Documents. The issuance of the New Equity Interests and New Warrants shall be authorized without the need for any further corporate action. On the Effective Date, the New Equity Interests shall be issued and distributed as provided for in the Description of Transaction Steps to the Holders of Allowed Claims entitled to receive the New Equity Interests pursuant to, and in accordance with, the Plan.

All of the shares of New Equity Interests issued pursuant to the Plan (including the New Equity Interests underlying the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the Governance Documents, which terms and conditions shall bind each Holder receiving such distribution or issuance. Any Holder’s acceptance of New Equity Interests shall be deemed as its consent to the terms and conditions of the Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Equity Interests will not be listed for trading on any securities exchange as of the Effective Date. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Warrants shall be bound thereby.

Reorganized CURO (i) shall emerge from these Chapter 11 Cases on the Effective Date as a private company and the New Equity Interests shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Equity Interests on a recognized U.S. or any foreign stock exchange.

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To the extent the following actions have not been completed on or prior to the Effective Date, Reorganized CURO shall (i) take all actions reasonably necessary or desirable to delist the Existing CURO Interests from NYSE and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file post-effective amendments to terminate all of CURO’s effective registration statements under the Securities Act and deregister any and all unsold securities thereunder, (iii) file a Form 15 to terminate CURO’s registration under the Exchange Act and to suspend CURO’s reporting obligations under the Exchange Act with respect to the common stock, and (iv) take all actions reasonably necessary or desirable to ensure (A) that the New Equity Interests and the CVRs shall not be listed on a public securities exchange and that the Reorganized Debtors shall not be required to list the New Equity Interests or CVRs on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the Governance Documents or the CVR Agreement, as applicable, and (B) that the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

4.       Use of Cash.

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

D.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which such Debtor is incorporated or formed and pursuant to the certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

E.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Preservation and Reservation of Causes of Action.

In accordance with Bankruptcy Code section 1123(b), and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article VIII.C and the Exculpation contained in Article VIII.E of this Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the List of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, the Combined Order, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Except as otherwise set forth herein, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

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The Debtors expressly reserve all Causes of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan, or the Combined Order, except in each case where such Causes of Action have been expressly waived, relinquished, released, compromised or settled in this Plan (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article VIII.C and the Exculpation contained in Article VIII.E of this Plan) or any other Final Order (including, without limitation, the Combined Order and the DIP Orders). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

In accordance with Bankruptcy Code section 1123(b)(3), except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

G.	Cancellation of Existing Agreements and Interests.

On the Effective Date, except with respect to the Exit Facility, the Securitization Facilities Amendments, or to the extent otherwise provided in the Plan, including in Article V.A hereof, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of all parties thereto, including the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agent shall continue in effect solely for purposes of allowing the DIP Agent to (i) enforce its rights against any Person other than any of the Released Parties, pursuant and subject to the terms of the DIP Orders and the DIP Facility Documents, (ii) receive distributions under the Plan and to distribute them to the Holders of the Allowed DIP Claims, in accordance with the terms of DIP Orders and the DIP Facility Documents, (iii) enforce its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Allowed DIP Claims, in accordance with the terms of DIP Orders and the DIP Facility Documents, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to either of the DIP Agent or Holders of the DIP Claims under the Plan, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.

Any credit agreement, indenture or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan and to allow Agents/Trustees, as applicable, to enforce its rights to payment of fees, expenses, and indemnification obligations, including preservation of charging liens, as against any money or property distributable to such Holders.

For the avoidance of doubt, any credit agreement or other instrument evidencing claims arising from or related to the Securitization Facilities Amendments shall continue in full force and effect for all purposes.

If the record Holder of the Prepetition 1.5L Notes or Prepetition 2L Notes is DTC or its nominee or another securities depository or custodian thereof, and such Prepetition 1.5L Notes or Prepetition 2L Notes, as applicable, are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Prepetition 1.5L Notes or Prepetition 2L Notes, as applicable, shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

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H.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors (as applicable) in accordance with the Governance Term Sheet; (3) the issuance and distribution of the New Equity Interests and the New Warrants; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facility Documents; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the Governance Documents; (8) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (9) the entry into the CVR Agreement and the issuance and distribution of the CVRs; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. Before, on or after (as applicable) the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Warrants, the CVRs, the Governance Documents, the Exit Facility, and the Exit Facility Documents, any other Definitive Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Governance Documents.

On or immediately prior to the Effective Date, the Governance Documents shall be adopted or amended in a manner consistent with the terms and conditions set forth in the Governance Term Sheet, as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation to the extent such filing is required for each such document. The Governance Documents will prohibit the issuance of non-voting Equity Securities to the extent required under Bankruptcy Code section 1123(a)(6). For the avoidance of doubt, the principal Governance Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, each Reorganized Debtor may amend and restate its constituent and governing documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

On the Eﬀective Date, Reorganized CURO shall enter into and deliver the New Stockholders Agreement, which shall become eﬀective and binding in accordance with its terms and conditions upon the parties thereto without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity. Holders of New Equity Interests shall be deemed to have executed the New Stockholders Agreement and be parties thereto and bound by the terms thereof without the need to deliver signature pages thereto.

J.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors or other Governing Body of CURO shall expire and such Persons shall be deemed to have resigned from the board of directors of CURO, and the members for the initial term of the New Board shall be appointed in accordance with the Governance Documents. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the Governance Documents and other constituent documents of the Reorganized Debtors.

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K.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers and boards of directors and managers, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

L.	CVR Agreement and CVR Distribution Framework.

On the Effective Date, Reorganized CURO shall enter into the CVR Agreement with the CVR Agent. After the Effective Date, the CVRs shall either be distributed through DTC, or, if the Debtors, upon consultation with the Ad Hoc Group, determine that distribution through DTC is not reasonably practicable, according to the following CVR Distribution Framework:

No later than five (5) days after the Effective Date, Reorganized CURO will mail a notice of the potential right to receive one CVR per share of Existing CURO Interest (the “CVR Notice”) to all known registered and beneficial Holders of Existing CURO Interests as of the Effective Date (immediately prior to the cancellation thereof) (such Holders, the “Potential CVR Recipients”) and each such CVR Notice shall contain (i) information as to the process for a Potential CVR Recipient to receive their CVR (or Cash in lieu of CVR); and (ii)  notification that the Potential CVR Recipient will lose the right to obtain any interest in the CVRs (or to obtain Cash in lieu of a CVR distribution) if the CVR Recipient Certification is not received by the CVR Submission Deadline.

In order to obtain any interest in the CVRs, by no later than 90 days after service of the CVR Notice (“CVR Submission Deadline”), Potential CVR Recipients shall be required to return a certification and agreement (the “CVR Recipient Certification”) that will provide for, among other things (“CVR Recipient Conditions”):

(a)	The Potential CVR Recipient shall certify whether or not they are an accredited investor (as defined in Rule 501 promulgated under the Securities Act) (each such accredited investor, an “Accredited Investor”);

(b)	If the Potential CVR Recipient opted-out of the Third-Party Release, such Potential CVR Recipient consents to being deemed to have withdrawn such opt-out upon receipt of the CVRs (or Cash in lieu of the CVRs);

(c)	The Potential CVR Recipient agrees to release (and shall be deemed to have released) any Section 510(b) Claims upon receipt of the CVRs (or Cash in lieu of the CVRs);

(d)	For any beneficial Holders that hold their Existing CURO Interests through a registered broker or agent, a certification from such Holder’s broker or agent as to the amount of shares beneficially owned by such holder as of the Effective Date (immediately prior to the cancellation thereof); and

(e)	Such other standard identification information reasonably requested by the Reorganized Debtors (such as mailing address, contact information, and information related to preferred method of delivery).

Reorganized CURO will distribute the CVRs; provided that Reorganized CURO, on the Effective Date, shall be a privately held company whose securities are not required to be registered under the Securities Exchange Act, provided further that CVRs shall not be distributed to more than 1,900 beneficial holders of Existing Common Stock Interests, of which no more than 450 shall be non-Accredited Investors (“Maximum CVR Recipients”).

If more Potential CVR Recipients meeting the CVR Recipient Conditions than the Maximum CVR Recipients return a properly executed CVR Recipient Certification by the CVR Submission Deadline, then the Reorganized Debtors shall only distribute the CVRs pursuant to the Plan to the Potential CVR Recipients that hold the largest percentage of Existing CURO Securities until CVRs have been distributed to the Maximum CVR Recipients. In the event that multiple Potential CVR Recipients hold the same number of shares and all such holders cannot be included due to the Maximum CVR Recipient Requirement, then the Reorganized Debtors shall include such Potential CVR Recipients in alphabetical order (based on last name or entity name) until the Maximum CVR Recipient threshold is reached.

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For any Potential CVR Recipient meeting the CVR Recipient Requirements that would have been eligible to receive the CVRs but for the limitation on the Maximum CVR Recipients, the Reorganized Parent shall pay Cash in an amount equal to the value of the CVRs at the Effective Date (“Effective Date CVR Value”) to a particular Holder in lieu of distribution of CVRs to such Holder; provided, that if the Cash to be distributed to a particular beneficial Holder in lieu of CVRs is less than the minimum distribution amount set forth in Article VI.D.2 of the Plan, then such Holder shall not receive any additional Cash nor any rights under or interest in the CVRs. The Cash payment will be paid to the address identified by the Potential CVR Recipient on the CVR Recipient Certification. The Effective Date CVR Value will be made available to the Potential CVR Recipients as soon as practicable.

For the avoidance of doubt, any Potential CVR Recipient that does not submit a CVR Recipient Certification by the CVR Submission Deadline shall not receive any interest in the CVRs or any additional Cash payment in lieu of the CVRs.

The CVR Agreement shall be duly authorized without the need for any further corporate action and without any further action by CURO or Reorganized CURO, as applicable.

As a result of the distribution of the CVRs pursuant to the CVR Distribution Framework in accordance with the Plan, the CVRs shall not be listed on a public stock exchange (nor shall Reorganized CURO be under any obligation to list them on a recognized U.S. or any foreign stock exchange) or voluntarily subjected to any reporting requirements promulgated by the SEC.

M.       Certain Securities Law Matters.

The offering, issuance, and distribution of the New Equity Interests (other than the DIP Commitment Shares and any New Equity Interests underlying the Management Incentive Plan), as contemplated by Article III of this Plan, after the Petition Date, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state, or local law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, Bankruptcy Code section 1145, and to the extent such exemption is not available, then such New Equity Interests will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws. The Debtors believe that either the CVRs shall not constitute a “security” under applicable U.S. securities laws or that the issuance of the CVRs shall be exempt from the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state, or local law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, Bankruptcy Code section 1145.

Such New Equity Interests and CVRs (to the extent such CVRs constitute a “security”), as a result of being offered, issued, and distributed pursuant to Bankruptcy Code section 1145, (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) (A) will be freely tradeable and transferable without registration under the Securities Act in the United States by any recipient thereof that is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in Bankruptcy Code section 1145(b) and any restrictions in the Governance Documents and CVR Agreement, as applicable, and (B) may not be transferred by any recipient thereof that is an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom (including by complying with the conditions of Rule 144 under the Securities Act with respect to “control securities”).

The DIP Commitment Shares will be offered, issued, and distributed in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or reliance on Regulation S under the Securities Act, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Equity Interests underlying the Management Incentive Plan will be offered, issued, and distributed in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other exemptions from registration, and will be considered “restricted securities.”

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The New Equity Interests will be subject to any restrictions in the Governance Documents to the extent applicable. The New Warrants will be subject to any restrictions in the New Warrant Agreement to the extent applicable. Transfer restrictions on the New Warrants will be governed by the Governance Documents and be substantially similar to the transfer restrictions applicable to the New Equity Interests. The CVRs will be subject to any restrictions in the CVR Agreement to the extent applicable and will be non-transferable.

The Reorganized Debtors need not provide any further evidence other than the Plan or the Combined Order to any Entity (including DTC and any transfer agent for the New Equity Interests) with respect to the treatment of the New Equity Interests to be issued under the Plan under applicable securities laws. DTC and any transfer agent for the New Equity Interests shall be required to accept and conclusively rely upon the Plan and Combined Order in lieu of a legal opinion regarding whether the New Equity Interests to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including DTC and any transfer agent for the New Equity Interests) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity Interests to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

The offering, issuance, and distribution of New Equity Interests (other than any New Equity Interests underlying the Management Incentive Plan but including any CVRs to the extent the CVRs are deemed to be securities) pursuant to or in connection with the Plan to persons in Canada will be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws pursuant to Section 2.11 of National Instrument 45-106 “Prospectus Exemptions”. New Equity Interests (including New Equity Interests distributed outside of Canada) will not be freely tradable in Canada and may only be resold to persons in Canada: (a) pursuant to an available exemption from the prospectus and registration requirements of Canadian Securities Laws; (b) pursuant to a final prospectus qualified under applicable Canadian Securities Laws; or (c) if each of the following conditions are satisfied: (i) the issuer of the New Equity Interests has been a reporting issuer in a jurisdiction of Canada of the four months immediately preceding the trade; (ii) the trade is not a “control distribution” within the meaning of Canadian Securities Laws; (iii) no unusual effort is made to prepare the market or create a demand for the security that is the subject of the trade; and (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade. “Canadian Securities Laws” means, as applicable, the securities laws, regulations, rules, rulings and orders in each of the Provinces and Territories of Canada, and the applicable policy statements, notices, blanket rulings, orders and all other regulatory instruments of the securities regulators in each of such jurisdictions. THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER CANADIAN SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

N.	Section 1146 Exemption.

To the fullest extent permitted by Bankruptcy Code section 1146(a), any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Combined Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of Bankruptcy Code section 1146(c), shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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O.	Employment Obligations.

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans as of the Effective Date. For the avoidance of doubt, pursuant to Bankruptcy Code section 1129(a)(13), as of the Effective Date, all retiree benefits (as such term is defined in Bankruptcy Code section 1114), if any, shall continue to be paid in accordance with applicable law. On the Effective Date, the Reorganized Debtors shall (a) assume all employment agreements, indemnification agreements, or other agreements entered into with current employees; or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employee.

P.	Management Incentive Plan.

On the Effective Date, the New Board shall be authorized to adopt and implement (a) the Management Incentive Plan, which will be on the terms and conditions (including any and all awards granted thereunder) determined by the New Board (including, without limitation, with respect to participants, allocations, duration, timing, and the form and structure of the equity and compensation thereunder) and (b) such other incentive plans as may be agreed to by the New Board.

Q.	DTC Eligibility.

The Debtors and the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to promptly make the New Equity Interests, the New Warrants, and CVRs eligible for deposit with DTC.

R.	Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under Bankruptcy Code section 365, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Combined Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

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Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Indemnification Obligations.

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Obligations in place on and before the Effective Date for Indemnified Parties for Claims related to or arising out of any actions, omissions or transactions occurring before the Effective Date.

C.	Assumption of the D&O Liability Insurance Policies.

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Liability Insurance Policies pursuant to Bankruptcy Code section 365(a). Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and authorization for the Debtors to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Liability Insurance Policies.

In addition and for the avoidance of doubt, after the Effective Date, none of the Company Parties shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies covering the Debtors’ current boards of directors in effect on or after the Petition Date and, subject to the terms of the applicable D&O Liability Insurance Policies, all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

D.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Entry of the Combined Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Claims and Noticing Agent at the address specified in any notice of entry of the Combined Order and served on the Reorganized Debtors no later than thirty (30) days after the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Claims and Noticing Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, notwithstanding anything in a Proof of Claim to the contrary. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to Bankruptcy Code section 365 shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

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E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing, or such other setting as requested by the Debtors or Reorganized Debtors, for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of Bankruptcy Code section 365, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.E shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure has been fully paid pursuant to this Article V.E, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

G.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

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H.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to Bankruptcy Code section 365(d)(4).

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Combined Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.       Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.       Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

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D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.       Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims as of the Effective Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records (or the records of the DIP Agent and the Prepetition 1L Agent with respect to the DIP Claims and Prepetition 1L Term Loan Claims); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; (d) with respect to Securities held through DTC, in accordance with the applicable procedures of DTC; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2.       Minimum Distributions.

No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

Except with respect to the ordinary course payment in Cash of interest arising under the Prepetition 1.5L Notes Indenture or the Prepetition 2L Notes Indenture, none of the Reorganized Debtors or the Disbursing Agent shall have any obligation to make a Cash distribution that is less than two hundred and fifty dollars ($250) to any Holder of an Allowed Claim.

3.       Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, any applicable withholding or reporting agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, any applicable withholding or reporting agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

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G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Combined Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to Bankruptcy Code section 553, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.       Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is fully repaid.

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2.       Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.       Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article III of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.       Disputed Claims Process.

1.       No Filing of Proofs of Claim or Interest.

Except as otherwise provided in this Plan, Holders of Claims or Interests shall not be required to File a Proof of Claim or proof of interest, and no parties should File a Proof of Claim or proof of interest. All Filed Proofs of Claims shall be deemed objected to and Disputed without further action by the Debtors or Reorganized Debtors; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. For the avoidance of doubt, the Plan does not intend to impair or otherwise impact the rights of Holders of General Unsecured Claims or the Debtors’ customers.

If any such Holder of a Claim or an Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Interest, such Holder must so advise the Debtors in writing within 30 days of receipt of any distribution on account of such Holder’s Claim or Interest, in which event the Claim or Interest shall become a Disputed Claim or a Disputed Interest. The Reorganized Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the jurisdiction of the Bankruptcy Court.

Nevertheless, the Reorganized Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Interests.

Except as otherwise provided herein, all Proofs of Claim Filed before or after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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2.       Claims Estimation.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code section 502(c), regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. Notwithstanding any provision otherwise in this Plan, a Claim against any Debtor that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B.	Allowance of Claims and Interests.

Except as expressly provided herein or any order entered in the Chapter 11 Cases on or before the Effective Date (including the Combined Order), no Claim or Interest shall be deemed Allowed unless and until such Claim or Interest is deemed Allowed under the Bankruptcy Code or under this Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under Bankruptcy Code section 502. Except as expressly provided in any order entered in the Chapter 11 Cases on or before the Effective Date (including the Combined Order), the Reorganized Debtors after Confirmation shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest as of the Petition Date.

C.	Claims Administration Responsibilities.

From and after the Effective Date, the Reorganized Debtors shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Interests as permitted under this Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court. The Reorganized Debtors shall administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors also reserve the right to resolve any Disputed Claim or Disputed Equity Interest in an appropriate forum outside the jurisdiction of the Bankruptcy Court under applicable governing law.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest, any Claim that is substantiated by an invoice that is invalid, previously rejected, or otherwise deemed erroneous by the Debtors, any Claim asserted solely on the basis of an Equity Interest (other than a 510(b) Claim), or any Claim or Interest that has been paid, satisfied, amended, or superseded, may be adjusted on the Claims Register by the Reorganized Debtors without filing a claim objection and without any further notice or action by the Reorganized Debtors or any order or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under Bankruptcy Code sections 542, 543, 550, or 553 or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under Bankruptcy Code sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned Bankruptcy Code sections; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

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Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to Bankruptcy Code section 1141(d), and except as otherwise specifically provided in the Plan, the Combined Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), in each case whether or not: (1) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to Bankruptcy Code section 502; or (2) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Combined Order, any Canadian Court order with respect to the Canadian charges, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1 hereof, the Securitization Facilities Claims, and the Postpetition Securitization Facilities Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Combined Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Definitive Documents, and the obligations contemplated by the Restructuring Transactions or as otherwise provided in any order of the Bankruptcy Court or the Canadian Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by and on behalf of the Debtors and the Estates, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Estates, or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Canadian Recognition Proceeding, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring Transactions, the Governance Documents, the DIP Facility, the DIP Orders, the Securitization Facilities Amendments, the Securitization Orders, the Canadian Recognition Order or other orders granted in the Canadian Recognition Proceeding, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facility Documents, the New Warrants, the CVR Agreement, and all other Definitive Documents, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing (the “Debtor Releases”).

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Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not release any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, criminal conduct or gross negligence. For the avoidance of doubt, the “Debtor Releases” set forth above do not release (1) any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement executed in connection with this Plan with respect to the Debtors, the Reorganized Debtors or the Estates; or (2) the Causes of Action set forth in the List of Retained Causes of Action.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Third Parties.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Definitive Documents, the Securitization Facilities Amendments, and the obligations contemplated by the Restructuring Transactions or as otherwise provided in any order of the Bankruptcy Court or the Canadian Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by the Releasing Parties, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, in each case solely to the extent of the Releasing Parties’ authority to bind any of the foregoing, including pursuant to agreement or applicable non-bankruptcy law, from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Canadian Recognition Proceeding, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring Transactions, the Governance Documents, the DIP Facility, the DIP Orders, the Canadian Recognition Order or other orders granted in the Canadian Recognition Proceeding, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facility Documents, the Securitization Facilities Amendments, the Securitization Orders, the New Warrants, the CVR Agreement and all other Definitive Documents, or any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing (the “Third-Party Releases”).

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Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not release any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, criminal conduct or gross negligence.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

To the fullest extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party will be released and exculpated from, any Claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases, the Canadian Recognition Proceeding, the negotiation and pursuit of the RSA, the Restructuring Transactions, the Governance Documents, the DIP Facility, the DIP Orders, the Canadian Recognition Order or other orders granted in the Canadian Recognition Proceeding, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facility Documents, the New Warrants, the CVR Agreement and all other Definitive Documents, the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Effective Date, the administration of the Plan or the property to be distributed under the Plan, the issuance of securities under or in connection with the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors in connection with the Plan and the Restructuring Transactions, or the transactions in furtherance of any of the foregoing, other than Claims or Causes of Action in each case arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes actual fraud, willful misconduct, or gross negligence as determined by a Final Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

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F.	Injunction.

Except as otherwise expressly provided in this Plan or the Combined Order or for obligations issued or required to be paid pursuant to the Plan or the Combined Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action subject to Article VIII.C, Article VIII.D, or Article VIII.E hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, provided however, that no Claim or Cause of Action of any kind may be asserted, commenced or pursued against the Information Officer without leave of the Canadian Court.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action other than with respect to the Information Officer.

G.	Protections Against Discriminatory Treatment.

Consistent with Bankruptcy Code section 525 and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

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I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to Bankruptcy Code section 502(e)(1)(B), then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding Bankruptcy Code section 502(j) , unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.       the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the RSA and the Plan;

2.       the RSA shall not have been terminated as to all parties thereto and shall remain in full force and effect; and

3.       the Plan shall not have been amended, altered, or modified from the form in effect as of the commencement of solicitation unless such amendment, alteration, or modification has been made in accordance with Article X of the Plan and the RSA.

B.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.       the RSA shall not have been terminated as to all parties thereto in accordance with its terms and shall be in full force and effect;

2.       the Bankruptcy Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

3.       no default or event of default shall have occurred and be continuing under the DIP Facility or any DIP Order;

4.       the Bankruptcy Court shall have entered the Securitization Orders and the Final Securitization Order shall be in full force and effect;

5.       the Bankruptcy Court shall have entered the Combined Order in form and substance consistent with the RSA, and the Combined Order shall have become a Final Order;

6.       the Canadian Court shall have entered an order recognizing the Combined Order;

7.       the Definitive Documents shall (i) be consistent with the RSA and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the RSA, (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (iii) shall be adopted on terms consistent with the RSA;

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8.       all authorizations, consents, regulatory approvals, rulings, actions, documents, and agreements necessary to implement and consummate the Plan and the Restructuring Transactions shall have been obtained, effected, and executed, and all waiting periods imposed by any governmental entity shall have terminated or expired;

9.       the Exit Facility Documents shall have been executed and delivered by each party thereto, and each of the conditions precedent related thereto shall have been satisfied or waived (with the consent of the Required Consenting Stakeholders), other than such conditions that relate to the effectiveness of the Plan and related transactions, including payment of fees and expenses;

10.       the New Equity Interests shall have been issued;

11.       Reorganized CURO shall have entered into the New Warrant Agreement and the New Warrants shall have been issued;

12.       Reorganized CURO shall have entered into the CVR Agreement with the CVR Agent and, to the extent applicable, shall have commenced the CVR Distribution Framework;

13.       all steps necessary to consummate the Restructuring Transactions as set forth in the Description of Transaction Steps shall have been effected;

14.       all Restructuring Expenses shall have been paid in full;

15.       the Debtors and each other party thereto shall have entered into Securitization Facilities Amendments with respect to each Securitization Facility in form and substance satisfactory to the Required Consenting Stakeholders and the Securitization Facilities Amendments shall not have been amended, supplemented, otherwise modified, or terminated (other than in accordance with the terms thereof during the Chapter 11 Cases to the extent agreed to by the Required Consenting Stakeholders), and shall be in full force and effect immediately upon the Effective Date;

16.       each of the conditions precedent to the effectiveness of the Securitization Facilities Amendments after the Effective Date (other than the occurrence of the Effective Date of this Plan) shall have been satisfied or waived in accordance with the terms of the Securitization Facilities Amendments;

17.       the Debtors and each other party thereto shall have entered into all the Private Placement Notes Amendment and the Private Placement Notes Amendment shall not have been amended, supplemented, otherwise modified or terminated (other than in accordance with the terms thereof during the Chapter 11 Cases to the extent agreed to by the Required Consenting Stakeholders) and shall be in full force and effect; and

18.       no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the consummation of the Restructuring Transactions, the RSA, or any of the Definitive Documents contemplated hereby.

C.	Waiver of Conditions.

The conditions precedent to Confirmation of the Plan and to the Effective Date set forth in this Article IX may be waived in whole or in part at any time by the Debtors only with the prior written consent of the Required Consenting Stakeholders (email shall suffice), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, respectively; provided that all provisions of the RSA that survive termination thereof shall remain in effect in accordance with the terms thereof.

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E.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in Bankruptcy Code section 1101(2), shall be deemed to occur on the Effective Date.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the RSA, the Debtors reserve the right to amend or modify the Plan, whether such amendment or modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such amended or modified Plan. Subject to those restrictions on modifications set forth in the Plan and the RSA, and the requirements of Bankruptcy Code section 1127, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, Bankruptcy Code sections 1122, 1123, and 1125, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Combined Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Notwithstanding anything to the contrary herein, the Debtors shall not amend or modify the Plan in a manner inconsistent with the RSA or the consent rights (if any) set forth in the DIP Facility Documents.

B.	Effect of Confirmation on Modifications.

Entry of a Combined Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the RSA (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, on and after the Effective Date, other than with respect to the Canadian Recognition Proceeding and the Information Officer, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to Bankruptcy Code sections 105(a) and 1142, including jurisdiction to:

1.       allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

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2.       decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.       resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to Bankruptcy Code section 365; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.       ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.       modify the Plan before or after the Effective Date pursuant to Bankruptcy Code section 1127; modify the Combined Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Combined Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Combined Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Combined Order, in such manner as may be necessary or appropriate to consummate the Plan;

6.       adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7.       adjudicate, decide, or resolve any and all matters related to Bankruptcy Code sections 1141 and 1145;

8.       enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.       enter and enforce any order for the sale of property pursuant to Bankruptcy Code sections 363, 1123, or 1146(a);

10.       resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.       issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.       resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

13.       resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

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14.       enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.       determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, or the Disclosure Statement;

16.       enter an order concluding or closing the Chapter 11 Cases;

17.       adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.       consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

19.       determine requests for the payment of Claims and Interests entitled to priority pursuant to Bankruptcy Code section 507;

20.       hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.       hear and determine matters concerning any tax matters relating to the restructuring, including state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

22.       hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23.       enforce all orders previously entered by the Bankruptcy Court; and

24.       hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Governance Documents, the Exit Facility Documents, and the Securitization Facilities Amendments shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain any jurisdiction with respect thereto.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the RSA, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to Bankruptcy Code section 1128, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Combined Order, and the Combined Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered addressed as follows:

1.       if to the Debtors, to:

CURO Group Holdings Corp.

101 N. Main Street, Suite 600

Greenville, SC 29601

Attention: Rebecca Fox, Chief Legal Officer and Corporate Secretary

Email address: beccafox@curo.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attention: Sarah Link Schultz and Patrick Wu
E-mail address: sschultz@akingump.com; pwu@akingump.com

and

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Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036
Attention: Michael S. Stamer, Anna Kordas, Omid Rahnama
E-mail address: mstamer@akingump.com; akordas@akingump.com; orahnama@akingump.com

2.       if to a member of the Ad Hoc Group, to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, New York 10019
Attention: Joshua A. Feltman, Neil M. Snyder
E-mail address: jafeltman@wlrk.com; nmsnyder@wlrk.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the RSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/Curo or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, subject to the terms of the RSA, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided that any such deletion or modification must be consistent with the RSA and the consent rights contained in each of them; and (3) nonseverable and mutually dependent.

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L.	Votes Solicited in Good Faith.

Upon entry of the Combined Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to Bankruptcy Code section 1125(e), the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases. Following entry of the Combined Order, CURO shall seek an order of the Canadian Court permitting the discharge of the Information Officer and termination of the Canadian Recognition Proceeding upon written notice from CURO to the Information Officer that the Effective Date has occurred and the Information Officer’s delivery to the CURO of a termination certificate.

N.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Tax Reporting and Compliance

The Reorganized Debtors shall be authorized to request an expedited determination under Bankruptcy Code section 505(b) for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

P.	Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Interest, the Bankruptcy Court may: (i) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (ii) enforce this Plan by order of specific performance; (iii) award judgment against such defaulting Holder of a Claim or Interest in favor of the Reorganized Debtors in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (iv) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of page intentionally left blank.]

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Dated: March [22], 2024	CURO Group holdings corp. on behalf of itself and all other Debtors

By: /s/___________________________________
Name: Douglas Clark
Title: Chief Executive Officer

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EXHIBIT C

DIP Facility Term Sheet

Final Version

CURO Group Holdings Corp.

$70 Million Superpriority Senior Secured
Debtor-in-Possession Credit Facility Term Sheet

The terms set forth in this Summary of Principal Terms and Conditions (the “DIP Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed DIP Facility (as defined below). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this DIP Term Sheet is attached as Exhibit C, the Interim DIP Order (as defined in Schedule A attached to this DIP Term Sheet) attached as Exhibit A to this DIP Term Sheet or the Plan (as defined in the RSA) attached to the RSA as Exhibit B.

Summary of Proposed Terms and Conditions

Borrower:	CURO Group Holdings Corp., a Delaware corporation (the “Borrower” and, together with its affiliated debtors and debtors-in-possession, the “Debtors”), in its capacity as a debtor and debtor-in-possession in a case (together with the cases of the other Debtors, the “Chapter 11 Cases”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and jointly administered with the Chapter 11 Cases of the Guarantors.
Guarantors:	The obligations of the Borrower shall be unconditionally guaranteed, on a joint and several basis, by each other Debtor that guarantees (or is required to guarantee) the Prepetition 1L Indebtedness (each, a “Guarantor” and, collectively, the “Guarantors”). Each entity that guarantees (or is required to guarantee) the Prepetition 1L Indebtedness shall be a Guarantor and a Debtor.
DIP Lenders:

(a) OCO ($7 million) and (b) holders of Prepetition 1L Indebtedness who, on or prior to the DIP Joinder Deadline (as defined below), have (i) executed the RSA and (ii) elected to provide DIP Commitments and DIP Loans ($63 million allocated pro rata based on holdings of Prepetition First Lien Indebtedness) (the “DIP Lenders”).

Notwithstanding anything herein to the contrary, each DIP Lender shall be permitted to allocate all or any portion of its DIP Commitments to any of its affiliates or any holder of Prepetition Secured Indebtedness.

“Required DIP Lenders” means not fewer than two unaffiliated DIP Lenders representing more than 50% of the aggregate DIP Loan Exposure (as defined below).

DIP Agent:	Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent (together, the “DIP Agent” and, together with the DIP Lenders, the “DIP Secured Parties”).
DIP Facility:	A superpriority senior secured debtor-in-possession “new money” multidraw term loan credit facility in an aggregate principal amount of $70 million (the “DIP Facility”; the DIP Lenders’ commitments thereunder, the “DIP Commitments”; the loans thereunder, the “DIP Loans” and, the outstanding DIP Loans together with the outstanding DIP Commitments as of any time, the “DIP Loan Exposure”; the DIP Lenders’ claims thereunder, the “DIP Claims”), of which (i) an amount of no more than $25 million will be drawn in a single drawing upon the entry of the Interim DIP Order (such initial draw, the “Initial Draw”), (ii) an amount of, together with the amount of the Initial Draw, no more than $50 million will be drawn in a single drawing upon entry of the Final DIP Order and the satisfaction or waiver of the other conditions precedent to subsequent draws (such additional draw, the “Second Draw”) and (iii) subject to the consent of the Required DIP Lenders, an additional amount of no more than $20 million may be drawn in up to two drawings, each of no more than $10 million, upon entry of the Final DIP Order and the satisfaction or waiver of the other conditions precedent to subsequent draws (the “Delayed Draws”), in each case, subject to the terms and conditions set forth in this DIP Term Sheet and the DIP Loan Documents.

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Documentation:	The DIP Facility will be evidenced by a credit agreement (the “DIP Credit Agreement”) based upon the Prepetition 1L Credit Agreement, consistent with this DIP Term Sheet and otherwise in form and substance reasonably satisfactory to the Borrower and the Required Backstop Parties, with such modifications as are necessary to reflect the nature of the DIP Facility as a debtor-in-possession facility, including appropriate qualifications to reflect the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in the industry in which the Borrower operate as existing on the Closing Date (as defined below) for the DIP Facility and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings, and to reflect operational and other matters reasonably acceptable to the Required Backstop Parties and the Debtors (the foregoing, the “Documentation Principles”), security documents, guarantees and other legal documentation (collectively, together with the DIP Credit Agreement, the “DIP Loan Documents”), which DIP Loan Documents shall be in form and substance consistent with the Documentation Principles, this DIP Term Sheet and otherwise reasonably satisfactory to the Required Backstop Parties and the Debtors.
Backstop Commitments

The Backstop Commitment Parties shall backstop the DIP Facility, as set forth in Section 4.03 of the RSA.

“Required Backstop Parties” means not fewer than two unaffiliated Backstop Commitment Parties representing more than 50% of the aggregate Backstop Commitments.

DIP Commitments / Allocation

Following the execution of the RSA, the opportunity to provide DIP Commitments shall be made available, on terms and pursuant to procedures reasonably satisfactory to the Debtors and the Required Backstop Parties, to each holder of Prepetition 1L Indebtedness, so long as such holder executes a joinder to the RSA and elects to provide DIP Commitments prior to a date to be determined by the Debtors, with the consent of the Required Backstop Parties, which date shall be prior to April 8, 2024 (such date, the “DIP Joinder Deadline” and each such holder, an “Additional DIP Lender”). Following entry of the Final DIP Order, the DIP Commitments in respect of the Second Draw will be allocated among the DIP Lenders such that, assuming that the Second Draw is drawn in full, (a) OCO (and its assignees) shall hold 10% of the aggregate amount of DIP Loans and (b) the remaining aggregate amount of DIP Loans shall be allocated among the DIP Lenders (and their respective assignees) on a pro rata basis relative to the principal amount of Prepetition 1L Indebtedness held by each DIP Lender (or its assignors) as of the date of the RSA. The DIP Commitments in respect of the Delayed Draw shall be allocated (x) 10% to OCO (and its assignees) and (y) 90% to other DIP Lenders (and their respective assignees) on a pro rata basis relative to the principal amount of Prepetition 1L Indebtedness held by each DIP Lender (or its assignors) as of the date of the RSA. In connection with the DIP Allocation, the DIP Commitments of the Backstop Commitment Parties shall be reduced by the amount of DIP Commitments allocated to the Additional DIP Lenders, which reduction shall be applied pro rata among the Backstop Commitment Parties based on their Backstop Commitments.

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The Debtors, the Backstop Commitment Parties and the Additional DIP Lenders shall use commercially reasonable efforts to effect the DIP Allocation prior to the Second Draw and shall cooperate with each other and the DIP Agent with respect to the DIP Allocation.

If the DIP Allocation does not occur prior to the date upon which all conditions precedent to the Second Draw as set forth herein and in the DIP Credit Agreement relating to such borrowing are satisfied and such borrowing is to occur, then the Backstop Commitment Parties and the Debtors shall use commercially reasonable efforts to effectuate the DIP Allocation (including by way of assignment of funded DIP Loans) as soon as reasonably possible after such borrowing, it being agreed that the failure of the DIP Allocation to occur prior to the Second Draw shall not affect the availability or amount of the Second Draw.

DIP Conversion:	On the effective date of the Plan, the principal amount of outstanding DIP Loans and all other amounts outstanding under the DIP Facility (except as expressly stated herein) shall be exchanged for an equivalent principal amount of the First-Out Takeback Term Loans as set forth in the Plan (and undrawn commitments with respect to the Delayed Draws shall be exchanged into commitments to fund delayed-draw First-Out Takeback Term Loans as set forth in the Plan), which First-Out Takeback Term Loans shall be subject to definitive documentation consistent with the RSA and the Plan.
Maturity:	Unless converted to First-Out Takeback Term Loans (or, with respect to undrawn Delayed Draw commitments, commitments to fund delayed-draw First-Out Takeback Term Loans) pursuant to the Plan, all obligations under the DIP Loan Documents will be due and payable (and all commitments thereunder will terminate) in full in cash on the earliest of: (a) the date that is six (6) months after the Petition Date; (b) 45 calendar days after the Petition Date if the Final DIP Order has not been entered by such date; (c) the date of acceleration of such obligations in accordance with the DIP Credit Agreement and the other DIP Loan Documents; (d) the effective date of any plan of reorganization or liquidation in the Chapter 11 Cases; (e) the date on which the sale of all or substantially all of the Debtors’ assets is consummated; (f) the date on which termination of the RSA occurs; (g) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (h) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases; and (i) the date an order is entered in any Chapter 11 Case appointing a Chapter 11 trustee or examiner with enlarged powers.

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Amortization:	None.
Budget:	The “Budget” shall consist of a 13-week cash flow budget setting forth all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the DIP Proceeds for such period and draws under the DIP Facility, which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Facility, fees and expenses related to the Chapter 11 Cases (including professional fees), and working capital and other general corporate needs. The initial Budget shall be prepared by the Borrower and shall be in form and substance reasonably acceptable to the Required Backstop Parties, and such Budget shall be updated and supplemented in the manner required pursuant to the “Financial Reporting” section below.
Use of Proceeds:	The DIP Loans (other than the proceeds of the Delayed Draws) shall be used solely in accordance with the Budget (subject to permitted variances), and the terms and conditions of the DIP Credit Agreement, the Interim DIP Order, and the Final DIP Order, including to (i) provide working capital and for other general corporate purposes of the Debtors, (ii) fund the costs of the administration of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court for payment, including without limitation amounts paid pursuant to customary “first day” orders, and (iii) fund interest, fees, and other payments contemplated in respect of the DIP Facility, in each case to the extent applicable. The proceeds of the Delayed Draws shall be used solely in accordance with the Budget (subject to permitted variances) to fund expansion of the business of the Debtors.
Interest:

S + 10.00% (payable in kind and subject to a 2.50% SOFR floor)

Any overdue amounts in respect of the DIP Loans and all other DIP Obligations will automatically bear interest at the otherwise prevailing interest rate plus an additional 2.00% per annum (the “Default Rate”).

Backstop Fee:

In exchange for the Backstop Commitments, the Backstop Commitment Parties shall receive a premium equal to 5.00% of the initial Backstop Commitments (the “Backstop Premium”), which shall be fully earned upon entry of the Interim DIP Order and paid (i) to the extent the Plan is consummated, in equity of Reorganized Curo at a 25% discount to the implied equity value provided by the Plan upon effectiveness of the Plan, and (ii) otherwise in cash upon payment in full of the DIP Claims, in each case ratably based on each of the Backstop Commitment Parties’ respective Backstop Commitments. For the avoidance of doubt, only the Backstop Commitment Parties shall be entitled to receive the Backstop Premium.

Any fronting / seasoning fees incurred by the DIP Lenders will be paid out of the proceeds of the DIP Loans.

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Voluntary Prepayments:	Prepayable at any time and from time to time, in whole or in part, without premium or penalty.
Mandatory Prepayments:	The DIP Credit Agreement will contain customary mandatory prepayment events for financings of this type consistent with the Documentation Principles and other events agreed to by the Required Backstop Parties and the Borrower (“Mandatory Prepayments”), consisting of prepayments from proceeds of (i) insurance and condemnation proceeds, (ii) debt issuances that are not permitted under the DIP Loan Documents, and (iii) the sale or other disposition of assets outside the ordinary course of business (which, for the avoidance of doubt, shall not include transfers of loan receivables in connection with the Securitization Facilities), in each case, received by a Borrower or any of the Guarantors and subject to exceptions to be agreed.
DIP Collateral:

Subject to customary exceptions and to the Carve-Out, the DIP Facility shall be secured by: (a) priming, automatically perfected first priority (subject to Prepetition Priming Liens) liens and security interests on all collateral securing the Prepetition Secured Indebtedness (such collateral, the “Prepetition Collateral”); (b) automatically perfected first priority liens and security interests on all property of the Debtors that is not subject to valid, perfected and non-avoidable liens as of the Petition Date and the proceeds thereof; and (c) automatically perfected junior liens and security interests on all property of the Debtors that is subject to valid, perfected and non-avoidable liens in existence as of the Petition Date, other than liens securing the Prepetition Secured Indebtedness (“Prepetition Priming Liens”) ((a) through (c) collectively, the “DIP Collateral”); provided further that no such liens or security interests shall be granted on any receivables or related assets, or proceeds thereof, transferred to, or constituting collateral of, the Securitization Facilities (as defined below) (as in effect on the date hereof).

All DIP Liens authorized and granted pursuant to the DIP Orders shall be deemed valid, binding, enforceable, effective and automatically perfected and non-avoidable as of the Petition Date, and no further filing, notice, or act under applicable law or otherwise will be required to effect such perfection. The DIP Lenders, or the DIP Agent, acting upon the instruction of the Required DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be necessary under state law or other applicable law in order to enforce the security, perfection or priority of the DIP Liens and the DIP Loans.

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Adequate Protection:	Pursuant to sections 361, 363(c), 363(e) and 364(d)(1) of the Bankruptcy Code, as adequate protection of their interests in the Prepetition Collateral in light of the incurrence of the DIP Facility, the imposition of the automatic stay, and the Debtors’ use of the Prepetition Collateral, the Debtors and the DIP Lenders agree to the following forms of adequate protection to be granted to the holders of the Prepetition Secured Indebtedness (the “Adequate Protection”): (a) valid, binding, enforceable and perfected replacement liens on and security interests in the DIP Collateral (the “Adequate Protection Liens”), which Adequate Protection Liens shall be junior and subordinate only to (i) the Carve-Out, (ii) the DIP Liens, (iii) the Prepetition Priming Liens, (iv) in the case of the Prepetition 1.5L Indebtedness and the Prepetition 2L Indebtedness, the Adequate Protection Liens in favor of holders of the Prepetition 1L Indebtedness, and (v) in the case of the Prepetition 2L Indebtedness, the Adequate Protection Liens in favor of the holders of the Prepetition 1.5L Indebtedness; (b) superpriority administrative expense claims as provided by section 507(b) of the Bankruptcy Code (the “Adequate Protection Superpriority Claims”), which Adequate Protection Superpriority Claims shall be junior only to (i) the Carve-Out, (ii) the DIP Claims, (iii) in the case of the Prepetition 1.5L Indebtedness and the Prepetition 2L Indebtedness, the Adequate Protection Superpriority Claims in favor of the holders of the Prepetition 1L Indebtedness, and (iv) in the case of the Prepetition 2L Indebtedness, the Adequate Protection Superpriority Claims in favor of the holders of the Prepetition 1.5L Indebtedness; (c) for the benefit of the holders of Prepetition 1L Indebtedness, payment in cash of all reasonable and documented out-of-pocket fees and expenses (to the extent consistent with the terms of the applicable engagement or reimbursement letters, if any) of Alter Domus (US) LLC, as administrative agent and collateral agent under the Prepetition 1L Credit Agreement, and the Ad Hoc Group (including all reasonable and documented fees and expenses of Wachtell, Lipton, Rosen & Katz, Houlihan Lokey, Ernst & Young, Texas counsel to the Ad Hoc Group, Canadian counsel to the Ad Hoc Group and such other advisors as are necessary and appropriate and reasonably acceptable to the Debtors), in each case that have accrued as of the Petition Date upon entry of the Interim DIP Order and, thereafter, within ten (10) calendar days of presentment of invoices; and (d) financial and other periodic reporting substantially in compliance with the Prepetition 1L Credit Agreement and as required under the DIP Credit Agreement.
Carve Out:

“Carve-Out” shall mean the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee, (ii) all reasonable fees and expenses incurred by a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $50,000, (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to sections 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and the official committee of unsecured creditors (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following the delivery of a Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Trigger Notice and (iv) Allowed Professional Fees of Debtor Professional incurred after the first business day following the delivery of a Trigger Notice, in an amount not to exceed $2,000,000, to the extent allowed at any time (the “Post-Carve Out Trigger Notice Cap”), in each case subject to the limits imposed by the DIP Orders.

“Trigger Notice” shall mean a written notice delivered by the DIP Agent describing the event of default that is alleged to continue under the DIP Loan Documents and stating that the Post-Carve Out Trigger Notice Cap has been invoked.

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Warehouse/Securitization Facilities:

For the avoidance of doubt, the DIP Collateral shall not include any Transferred Receivables Assets (as defined in the form of Interim DIP Order attached as Exhibit A to this DIP Term Sheet). The DIP Claims against the servicer, subservicer and originator entities under the Securitization Facilities shall be pari passu with the superpriority claims against such entities granted in connection with the Securitization Facilities, which shall be limited to claims under the Securitization Facilities (as in effect on the date hereof and subsequently amended in accordance with the terms hereof), including claims with respect to any required repurchase obligations, permitted repurchases or substitutions, required expense reimbursements and such other customary representations, warranties, covenants and indemnities agreed to by such entities under the Securitization Facilities (as in effect on the date hereof and subsequently amended in accordance with the terms hereof) (provided that such claims in connection with the Securitization Facilities are granted only against the servicers, subservicers and originators in respect of such facilities).

“Securitization Facilities” means the warehouse/securitization facilities (or any new or replacement warehouse/securitization facilities) entered into by the Borrower or any of its Subsidiaries, including without limitation:

(i)            the non-recourse facility established by that certain Credit Agreement, dated as of July 13, 2022, among First Heritage Financing I, LLC, as borrower (“First Heritage”), First Heritage Credit, LLC, as servicer, the other servicers and subservicers from time to time party thereto, the lenders from time to time party thereto, the agents for the lender groups from time to time party thereto, Credit Suisse AG, New York Branch, as administrative agent and structuring and syndication agent, ComputerShare Trust Company, National Association, as paying agent, image file custodian, backup servicer and collateral agent, and Wilmington Trust, National Association, as borrower loan trustee (“First Heritage Loan Trustee”), and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and the related basic documents in effect from time to time, including without limitation, the Purchase Agreement dated as of July 13, 2022, among First Heritage, First Heritage Credit, LLC, the originators from time to time party thereto and the First Heritage Loan Trustee, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time (the “First Heritage SPV Facility”);

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(i)             the non-recourse facility established by that certain Credit Agreement, dated as of July 15, 2022, among Heights Financing I, LLC, as borrower (“Heights I”), SouthernCo, Inc., as servicer, the other servicers and subservicers from time to time party thereto, the lenders from time to time party thereto, the agents for the lender groups from time to time party thereto, Credit Suisse AG, New York Branch, as administrative agent and structuring and syndication agent, ComputerShare Trust Company, National Association, as paying agent, image file custodian, backup servicer and collateral agent, and Wilmington Trust, National Association, as borrower loan trustee (“Heights I Loan Trustee”), and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and the related basic documents in effect from time to time, including without limitation, the Purchase Agreement dated as of July 15, 2022, among Heights I, SouthernCo, Inc., the originators from time to time party thereto and the Heights I Loan Trustee, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time (the “Heights I SPV Facility”);

(ii)           the non-recourse facility established by that certain Credit Agreement, dated as of November 3, 2023, among Heights Financing II, LLC, as borrower (“Heights II”), SouthernCo, Inc., as servicer, the other servicers and subservicers from time to time party thereto, the lenders from time to time party thereto, the agents for the lender groups from time to time party thereto, Midtown Madison Management LLC, as administrative agent, structuring and syndication agent, collateral agent and paying agent, Systems & Services Technologies, Inc., as backup servicer and image file custodian, and Wilmington Trust, National Association, as borrower loan trustee (“Heights II Loan Trustee”), and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and the related basic documents in effect from time to time, including without limitation, the Purchase Agreement dated as of November 3, 2023, among Heights II, SouthernCo, Inc., the originators and other entities from time to time party thereto and the Heights II Loan Trustee, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time (the “Heights II SPV Facility”);

(iii)           the non-recourse facility established by that certain Second Amended and Restated Asset-Backed Revolving Credit Agreement, dated as of November 12, 2021, among Curo Canada Receivables Limited Partnership, as borrower (“Canada I SPV”), by its general partner, Curo Canada Receivables GP Inc. (“Canada I GP”), the lenders party thereto and Waterfall Asset Management, LLC, as administrative agent, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and the related loan documents in effect from time to time, including without limitation, the Second Amended and Restated Sale and Servicing Agreement dated as of November 12, 2021, among Canada I SPV, Canada I GP, Curo Canada Corp., as seller and servicer, LendDirect Corp., as seller and servicer and the other entities from time to time party thereto, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time (the “Canada I SPV Facility”); and

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(iv) the non-recourse facility established by that certain Asset-Backed Revolving Credit Agreement, dated as of May 12, 2023, among Curo Canada Receivables II Limited Partnership, as borrower (“Canada II SPV”), by its general partner, Curo Canada Receivables II GP Inc. (“Canada II GP”), the lenders party thereto and Midtown Madison Management LLC, as administrative agent, and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time and the related loan documents in effect from time to time, including without limitation, the Sale and Servicing Agreement dated as of May 12, 2023, among Canada II SPV, Canada II GP, Curo Canada Corp., as seller and servicer, LendDirect Corp., as seller and servicer and the other entities from time to time party thereto, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time (the “Canada II SPV Facility”).

DIP Orders:	The Interim DIP Order shall be in substantially the form of Exhibit A attached to this DIP Term Sheet and otherwise subject to the consent rights set forth in Section 3.02 of the RSA. The Final DIP Order shall contain customary modifications to the Interim DIP Order to reflect the final nature of the approval set forth therein and shall otherwise be subject to the consent rights set forth in Section 3.02 of the RSA.
Conditions Precedent to Closing Date and the Initial Draw:	The closing date under the DIP Facility (the “Closing Date”) and the Initial Draw shall be subject only to the conditions set forth on Schedule A attached to this DIP Term Sheet and the Draw Conditions (as defined below).
Conditions Precedent to the Second Draw and the Delayed Draws:	The Second Draw and the Delayed Draws shall be subject only to the conditions set forth on Schedule B attached to this DIP Term Sheet, the Draw Conditions (as defined below) and, solely with respect to the Delayed Draws, the consent of the Required DIP Lenders.
Conditions Precedent to Each Draw:	On each date of the Initial Draw, the Second Draw or a Delayed Draw, as applicable, (i) immediately after giving effect to the Initial Draw, the Second Draw or the applicable Delayed Draw, as applicable, no default or event of default under the DIP Loan Documents shall have occurred and be continuing, (ii) each of the representations and warranties set forth in the DIP Loan Documents shall be true and correct in all material respects on and as of the date of the Initial Draw, the Second Draw or the applicable Delayed Draw, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects and (iii) the DIP Agent shall have received a borrowing notice in accordance with the DIP Loan Documents (collectively, the “Draw Conditions”).

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Financial Reporting:	Usual and customary for debtor-in-possession financings of this type and in form and substance acceptable to the Debtors and the Required Backstop Parties, including, but not limited to, (i) updates of the Budget every 4 weeks (updated Budget to be acceptable to Required DIP Lenders) with the first such update due on April 19, 2024, (ii) a bi-weekly report (with the first such report due on April 11, 2024 with respect to the period ending April 5, 2024 and thereafter 4 business days after the end of each succeeding two-week period ending on Friday of the applicable calendar week) comparing the Budget for the most recently ended Test Period to actual results for such Test Period for each line item in a form to be attached to the DIP Credit Agreement and otherwise reasonably acceptable to the Required DIP Lenders and the Debtors, with management commentary on any individual line item with a positive or negative variance of 10.0% or more as compared to the Budget (unless the dollar amount corresponding to such percentage variance is less than $1,000,000, in which case no management commentary shall be required); (iii) monthly delivery (within 5 calendar days after the end of the applicable calendar month) of operating reports for the Debtors in a form consistent with the reports that have been provided to holders of the Prepetition First Lien Indebtedness prior to the date hereof (subject to such modifications agreed with the Required Backstop Parties), (iv) quarterly and annual financial reporting consistent with the Credit Agreement and (v) commercially reasonable efforts to report (which reports may be delivered by email) unrestricted cash of the Borrower and its Subsidiaries as of end of each calendar day within 24 hours of the end of such day; provided that such cash balance is solely based on the online viewing of the Borrower and its Subsidiaries’ bank accounts and may not include cash in transit.
Financial Covenants:	To consist of (i) minimum liquidity covenants with thresholds of (A) $40 million (with liquidity defined as (1) unrestricted cash and cash equivalents plus (2) undrawn DIP Commitments) and (B) $30 million (with liquidity defined as unrestricted cash and cash equivalents), each tested as of the last business day of each calendar week and (ii) any financial covenants contained and tested in the Securitization Facilities (as then in effect) with respect to the Borrower and its consolidated subsidiaries (excluding, for the avoidance of doubt, covenants with respect to the performance of the loan receivables and related assets thereunder) after giving effect to any amendment, waiver or forbearance then in effect (it being understood that to the extent any Securitization Facility is subject to forbearance, the financial covenants contained in such Securitization Facility shall be deemed to be the financial tests the breach of which shall trigger the termination of such forbearance).
Budget Variance Covenant:

The Debtors’ actual cumulative cash flow, based on actual “Operating Disbursements” (which shall not include professional fees) and actual “Operating Receipts”, during each Test Period shall not be less than 85% of the projected cumulative cash flow, based on projected “Operating Disbursements” (which shall not include professional fees) and projected “Operating Receipts”, for such Test Period as set forth in the Budget.

“Test Period” shall mean, with respect to actual cash receipts and operating cash disbursements, (x) initially, the four-week period following the Petition Date and (y) thereafter, each rolling four-week period ending two weeks after the last day of the previous Test Period.

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Other Covenants:	The DIP Loan Documents shall contain reporting requirements and affirmative and negative covenants customarily found in loan documents for similar debtor-in-possession financings and otherwise reasonably agreed by the Borrower and the Required Backstop Parties; provided that such covenants shall be subject to (i) limited general baskets and (ii) baskets sufficient to permit the Securitization Facilities (as in effect on the date hereof, with any amendments, supplements or other modifications thereto subject to the approval of the Required DIP Lenders). Such negative covenants shall include a prohibition on amending the Securitization Facilities, as amended by the Securitization Facility Amendments, other than (i) any such amendment or waiver that solely benefits the Borrower and its Subsidiaries (including amendments that solely make terms less restrictive to Borrower and its Subsidiaries) and (ii) any supplements entered into pursuant to the terms of the Securitization Facilities (as amended by the Securitization Facility Amendments).
Indemnification; Expenses:	The DIP Loan Documents will contain standard indemnification and expense reimbursement provisions in favor of the DIP Agent and the DIP Lenders (provided that the DIP Lenders shall not be entitled to reimbursement for more than one primary counsel (which shall be counsel to the Ad Hoc Group), local counsel or financial advisor (which shall be the financial advisor to the Ad Hoc Group), absent agreed circumstances), without any obligation for such parties to seek Bankruptcy Court approval or otherwise comply with any applicable U.S. Trustee Guidelines, but consistent with requests for reimbursement as adequate protection.
Representations & Warranties:	Usual and customary for debtor-in-possession financings, but generally based on those set forth in the Prepetition 1L Credit Agreement, subject to customary modifications required to reflect the DIP Facility and the Chapter 11 Cases.
Milestones:	The DIP Credit Agreement will include the following milestones related to the Chapter 11 Cases (the “Milestones”):

•	no later than 1 business day after the Petition Date, the Debtors shall have filed the Plan and Disclosure Statement;

•	no later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

•	no later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered an interim order approving the Securitization Facilities, which order shall be in form and substance satisfactory to the Required DIP Lenders;

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•	no later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

•	no later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered a final order approving the Securitization Facilities, which order shall be in form and substance satisfactory to the Required DIP Lenders;

•	no later than 50 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan and approving the Disclosure Statement; and

•	no later than 120 calendar days after the Petition Date, the effective date of the Plan shall have occurred.

Events of Default:

Usual and customary for debtor-in-possession financings and other events of default agreed to by the Borrower and the Required Backstop Parties (“Events of Default”).

The DIP Credit Agreement shall provide for customary remedies for an Event of Default that remains uncured including, but not limited to, the accrual of interest at the Default Rate and relief from the automatic stay on customary terms for the Bankruptcy Court.

Releases and Stipulations:	Subject to entry of the Interim DIP Order, but subject to a customary “challenge” period, the Debtors will provide in the Interim DIP Order customary stipulations as to the validity, perfection, enforceability, and binding nature of the Prepetition Secured Indebtedness and the security interests in and liens on the Prepetition Collateral in favor thereof and releases of any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness, or obligations related to or arising out of the Prepetition Secured Indebtedness.
Waivers:	The Interim DIP Order shall include in respect of the DIP Obligations, the DIP Collateral, and the DIP Secured Parties, and the Final DIP Order shall include, in respect of the Prepetition Secured Indebtedness, the Prepetition Collateral, and the Prepetition Secured Parties, as applicable, (i) a waiver of the “equities of the case” exception to section 552(b) of the Bankruptcy Code, (ii) a waiver of the ability to surcharge the DIP Collateral and Prepetition Collateral, including under section 506(c) of the Bankruptcy Code, and (iii) a waiver of the equitable doctrine of “marshaling” with respect to the DIP Collateral and Prepetition Collateral.
DIP Fees:

In addition to the Backstop Fee, the Debtors shall pay to all DIP Lenders, ratably,

(i) an upfront fee of 3.00% of all amounts drawn under the DIP Facility, payable in kind, and

(ii) an exit fee of 10.00% of the aggregate principal amount of the DIP Facility (including any amounts paid in kind), (a) in the case of the consummation of the Plan and the conversion of the DIP Loans, with 5.00% payable in kind as additional Takeback Term Loans and 5.00% payable in equity of Reorganized Curo at a 25% discount to implied Plan equity value, and (b) otherwise, payable in cash upon satisfaction in full of the DIP Claims.

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Credit Bidding:	The Interim DIP Order and the Final DIP Order shall provide that, in connection with any sale of any of the Debtors’ assets under section 363 of the Bankruptcy Code or otherwise, the Required DIP Lenders shall have the right to instruct the DIP Agent to credit bid all or a portion of the amounts outstanding under the DIP Facility (including any accrued interest and fees) in accordance with section 363(k) of the Bankruptcy Code.
Voting / Amendments:	Amendments shall require the consent of the Required DIP Lenders except for amendments customarily requiring approval by all affected DIP Lenders; provided that, for the avoidance of doubt, release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees provided by the Borrower and the Guarantors taken as a whole shall require the prior written consent of each DIP Lender.
Miscellaneous:	The DIP Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) customary agency, set-off and sharing language agreed upon by the Borrower and the Required Backstop Parties.
Governing Law:	New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (and, to the extent applicable, the Bankruptcy Code).

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SCHEDULE A

CONDITIONS PRECEDENT TO CLOSING DATE AND THE INITIAL DRAW

Capitalized terms used in this Schedule A but not defined herein shall have the meanings set forth in the RSA or the DIP Term Sheet to which this Schedule A is attached.

The occurrence of the Closing Date and the Initial Draw shall be subject to the following conditions precedent:

1.	(i) An interim order approving the DIP Facility in substantially the form attached as Exhibit A to this DIP Term Sheet and otherwise subject to the consent rights in Section 3.02 of the RSA (the “Interim DIP Order”) shall have been entered by the Bankruptcy Court and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Backstop Parties and (ii) no motion for reconsideration of the Interim DIP Order shall have been timely filed by any Debtor or any subsidiary thereof.

2.	The DIP Agent shall have received from the Borrower and each of the Guarantors (i) a counterpart of the DIP Loan Documents to be executed on the Closing Date to which the Borrower or such Guarantor is a party signed on behalf of such party or (ii) written evidence reasonably satisfactory to the DIP Agent (which may include delivery of signed signature page(s) by facsimile or other means of electronic transmission (e.g., “pdf” or DocuSign)) that such party has signed a counterpart thereof, which DIP Loan Documents shall be in form and substance consistent with the DIP Term Sheet and otherwise reasonably satisfactory to the Borrower and the Required Backstop Parties.

3.	The DIP Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer or authorized signatory of the Borrower and each of the Guarantors, dated as of the Closing Date and certifying a copy of resolutions duly passed or adopted by the Board of Directors (or equivalent governing body or committee thereof) of the Borrower or such Guarantor (or its members, managing general partner or managing member), authorizing the execution, delivery and performance of the DIP Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date.

4.	The absence of any event, circumstance or condition occurring since the date hereof that has had, or would reasonably be expected to have, a material and adverse effect on (a) the business or condition (financial or otherwise), performance, properties, contingent liabilities or material agreements of the Borrower and each Subsidiary, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the DIP Loan Documents or (c) the rights and remedies of the DIP Agent and the DIP Lenders under the DIP Loan Documents, in each case under clauses (a) and (b), excluding (i) any matters publicly disclosed in writing or disclosed to the DIP Agent and the DIP Lenders in writing prior to the Agreement Effective Date (as defined in the RSA), (ii) any matters disclosed in any first day pleadings or declarations filed in the Chapter 11 Cases, (iii) the filing of the Chapter 11 Cases, (iv) the events and conditions related and/or leading up to the filing of the Chapter 11 Cases and the effects resulting from, or related to, the filing of the Chapter 11 Cases or such events and conditions related and/or leading up thereto, and (v) the continuation and prosecution of the Chapter 11 Cases, including, without limitation, any action required to be taken under the DIP Loan Documents, the DIP Orders or the RSA (any of the foregoing in clauses (a) through (c), subject to the exclusions specified in clauses (i) through (v), being a “Material Adverse Change”).

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5.	All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the Required Backstop Parties) and shall remain in effect; and the making of the loans under the DIP Facility shall not violate any material applicable requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

6.	The DIP Agent, the DIP Lenders and the fronting lender, if any, shall have received all fees payable hereunder or under any DIP Loan Documents on or prior to the Closing Date and, to the extent invoiced at least one (1) business day prior to the Closing Date and required to be paid under the DIP Loan Documentation and the Interim DIP Order on or prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of (a) Wachtell, Lipton, Rosen & Katz, counsel to the Ad Hoc Group and to the DIP Agent and (b) such other advisors as are necessary or appropriate, shall be paid (or will be paid from the proceeds of the DIP Loans).

7.	The RSA shall be in full force and effect and shall not have been amended or modified in a fashion that is materially adverse to the DIP Lenders and no event permitting termination of the RSA with respect to the Consenting Stakeholders pursuant to Section 11.01 of the RSA shall have occurred and be continuing, in each case, unless consented to by the Required Backstop Parties.

8.	To the extent requested at least ten (10) business days before the Closing Date, the Borrower shall have provided to the DIP Agent and the fronting lender, if any, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least three (3) business days prior to the Closing Date.

9.	At least three days in advance of the Closing Date, the DIP Agent and the fronting lender, if any, shall have received a beneficial ownership certificate in relation to any Borrower or Guarantor to the extent the Borrower or such Guarantor qualifies as a “legal entity customer”.

10.	The Backstop Commitment Parties shall have received the Budget and, except as reasonably acceptable to the Required Backstop Parties, such Budget shall be substantially consistent with the budget attached as Exhibit 1 to the form of Interim DIP Order attached as Exhibit A to this DIP Term Sheet.

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11.	The DIP Agent shall have received a customary certificate of a financial officer of the Borrower satisfactory to the Required Backstop Parties (it being understood, that a certificate substantially consistent with the equivalent certificate delivered in connection with the First Lien Credit Agreement shall be considered satisfactory), dated as of the Closing Date and confirming compliance with the conditions precedent set forth in this Schedule A (other than any matters which are to be delivered by, provided by, or subject to the satisfaction of, any party other than the Borrower and the Guarantors) and the Draw Conditions.

12.	The Chapter 11 Cases shall have been commenced by the Debtors and the same shall each be a debtor and a debtor-in-possession.

13.	The Chapter 11 Cases of the Debtors shall not have been dismissed or converted to cases under Chapter 7.

14.	No trustee under chapter 7 or chapter 11 shall have been appointed in the Chapter 11 Cases.

15.	After giving effect to the Interim DIP Order, the DIP Agent shall have a valid and perfected lien on and security interest in the DIP Collateral in the manner and with the priority set forth in this DIP Term Sheet.

16.	(a) Amendments and waivers with respect to each of the Securitization Facilities, providing for continued performance under such Securitization facilities both during the Chapter 11 Cases and following the effective date of the Plan, in form and substance satisfactory to the Required Backstop Parties (the “Securitization Facility Amendments”), (i) shall have been entered into by all parties thereto, (ii) shall remain in full force and effect and (iii) shall not have been amended or modified and (b) no default, event of default or other similar event shall have occurred and be continuing under any of the Securitization Facilities, as amended by the Securitization Facility Amendments, in each case without the consent of the Required Backstop Parties.

17.	Any orders approving the Securitization Facilities (including, without limitation, any amendments, supplements or other modifications thereto and any forbearance arrangements with respect thereof) shall be in form and substance satisfactory to the Required Backstop Parties.

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SCHEDULE B

CONDITIONS PRECEDENT TO THE SECOND DRAW AND THE DELAYED DRAWS

Capitalized terms used in this Schedule B but not defined herein shall have the meanings set forth in the RSA or the DIP Term Sheet to which this Schedule B is attached.

The Second Draw and the Delayed Draws shall be subject to the following conditions precedent:

1.	(i) A final order approving the DIP Facility, which shall contain customary modifications to the Interim DIP Order to reflect the final nature of the approval set forth therein and shall otherwise be reasonably acceptable to the Required DIP Lenders (the “Final DIP Order”), shall have been entered by the Bankruptcy Court and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required DIP Lenders and (ii) no motion for reconsideration of the Final DIP Order shall have been timely filed by any Debtor or any subsidiary thereof.

2.	The RSA shall be in full force and effect and shall not have been amended or modified in a fashion that is materially adverse to the DIP Lenders and no event permitting termination of the RSA with respect to the Consenting Stakeholders pursuant to Section 11.01 of the RSA shall have occurred and be continuing, in each case, unless consented to by the Required DIP Lenders.

3.	(a) The Securitization Facility Amendments, (i) shall have been entered into by all parties thereto, (ii) shall remain in full force and effect and (iii) shall not have been amended or modified and (b) no default, event of default or other similar event shall have occurred and be continuing under any of the Securitization Facilities, as amended, supplemented or otherwise modified by such amendments and waivers, in each case without the consent of the Required DIP Lenders.

4.	Any orders approving the Securitization Facilities (including, without limitation, any amendments, supplements or other modifications thereto and any forbearance arrangements with respect thereof) shall be in form and substance satisfactory to the Required DIP Lenders.

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EXHIBIT A

INTERIM DIP ORDER

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: CURO Group Holdings Corp., et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 24-_______ (___) (Joint Administration Requested) (Emergency Hearing Requested)

INTERIM ORDER (I) AUTHORIZING DEBTORS TO OBTAIN
POSTPETITION FINANCING, (II) GRANTING LIENS AND PROVIDING
CLAIMS WITH SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS, (III) AUTHORIZING USE OF CASH COLLATERAL, (IV) MODIFYING THE AUTOMATIC STAY AND (V) SCHEDULING A FINAL HEARING

Upon the motion (the “Motion”)2 of the above-referenced debtors, as debtors in possession (collectively, the “Debtors”) in the above-captioned cases (the “Cases”), pursuant to sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(d), 364(e), 503, 506, 507 and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-2, 7007-1, 9013-1, 9013-4 and 9014-2 of the Local Rules (the “Bankruptcy Local Rules”) of the United States Bankruptcy Court for the Southern District of Texas (the “Court”) and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”) seeking, among other things:

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Curo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 101 N. Main Street, Suite 600, Greenville, SC 29601.

[2]	Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Motion, the Restructuring Support Agreement or the DIP Credit Agreement, as applicable.

(a)	authorization for CURO Group Holdings Corp., a Delaware corporation, as borrower (the “DIP Borrower”), to obtain, and the other Debtors[3], as guarantors (each, a “Guarantor”, and collectively, the “Guarantors” and the Guarantors together with the DIP Borrower the “DIP Loan Parties”), to guarantee, on a joint and several basis, the DIP Borrower’s obligations under, a priming, senior secured, superpriority debtor-in-possession term loan facility in the aggregate principal amount (exclusive of capitalized fees) of $70,000,000 (the “DIP Facility”, and the commitments thereunder, the “DIP Commitments”, and the term loans advanced (or deemed advanced) thereunder, the “DIP Loans”) under a Superpriority Senior Secured Debtor-In-Possession Credit Agreement, by and among the DIP Borrower, the Guarantors, and the DIP Secured Parties (as defined below) in form and substance substantially consistent with the DIP Term Sheet (as defined below) and otherwise reasonably acceptable to the Debtors and Required Backstop Parties (as defined in the DIP Term Sheet) (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time pursuant to the terms thereof, the “DIP Credit Agreement”), consisting of a “new money” multidraw term loan facility in an aggregate principal amount of $70,000,000, of which (i) an initial draw amount of no more than $25,000,000 (the “Initial DIP Loans”) will be made available to be drawn in a single drawing upon entry of this Interim DIP Order (together with all annexes and exhibits hereto, this “Interim DIP Order”) and satisfaction of the other applicable conditions to any Initial DIP Loans set forth in the DIP Credit Agreement (such initial draw, the “Initial Draw”), (ii) an amount of, together with the amount of the Initial Draw, no more than $50,000,000 (the “Second Draw DIP Loans”) will be made available to be drawn in a single drawing upon entry of the Final DIP Order (as defined below) and satisfaction of the other applicable conditions to any Second Draw DIP Loans set forth in the DIP Credit Agreement (the “Second Draw”) and (iii) subject to the consent of the Required DIP Lenders, an additional amount of no more than $20,000,000 (the “Delayed Draw DIP Loans” and, together with the Initial DIP Loans and the Second Draw DIP Loans, the “DIP Loans”) may be drawn in up to two drawings, each of no more than $10,000,000, upon entry of the Final DIP Order and the satisfaction or waiver of the other applicable conditions to the Delayed Draw DIP Loans set forth in the DIP Credit Agreement (the “Delayed Draws”), which shall be funded by certain Prepetition Secured Parties (as defined below) or their affiliates, related funds or permitted assignees, in their capacities as postpetition financing lenders (collectively, the “DIP Lenders”), pursuant to the terms and conditions set forth in (x) the DIP Credit Agreement, (y) the DIP Term Sheet attached as an exhibit to the RSA (as defined below) (the “DIP Term Sheet”) and (z) all agreements, documents, and instruments delivered or executed in connection with the DIP Credit Agreement, in each case reasonably satisfactory in form and substance to the Debtors, Alter Domus (US) LLC, as administrative agent and collateral agent for the DIP Lenders (the “DIP Agent”, and the DIP Agent, together with the DIP Lenders, the “DIP Secured Parties”), and Required Lenders (as defined in the DIP Credit Agreement) (the “Required DIP Lenders”) (such agreements, documents, and instruments, including, without limitation, the DIP Credit Agreement and the DIP Term Sheet, collectively, the “DIP Documents”);

(b)	authorization for the Debtors to (i) execute and enter into the DIP Credit Agreement and the other DIP Documents, consistent in all respects with the DIP Term Sheet and (ii) to perform their respective obligations thereunder and to take all such other and further acts as may be necessary, appropriate, or desirable in connection with the DIP Credit Agreement and the other DIP Documents or the DIP Facility;

[3]	Neither the DIP Loan Parties, nor the Guarantors, shall include LendDirect Corp. or CURO Canada Corp. (collectively, the “Canadian Debtors”) and none of the provisions of the DIP Term Sheet, or the DIP Documents shall apply to the Canadian Debtors, nor shall the Canadian Debtors be deemed to grant any liens or claims under the terms of the Interim DIP Order or Final DIP Order.

(c)	grant to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, allowed superpriority administrative expense claims in each of the Cases and any successor cases, including any chapter 7 cases, with respect to the DIP Facility and all obligations and indebtedness owing thereunder and under the DIP Credit Agreement, the other DIP Documents and this Interim DIP Order (collectively, the “DIP Obligations”), subject to (i) the Superpriority Securitization Facilities Claims (as defined below), which claims shall be pari passu with the applicable superpriority claims granted to the DIP Agent hereunder, and (ii) the other priorities set forth herein;

(d)	grant to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, automatically perfected priming security interests in, and liens on, with respect to the DIP Loans, all of the DIP Collateral (as defined below), including, but not limited to, Cash Collateral (as defined below) and the Prepetition Collateral (as defined below), in each case, to secure the DIP Loans and the other DIP Obligations, subject only to the Carve Out (as defined below) and the terms and priorities set forth herein;

(e)	authorization for the Debtors to incur and pay, on the terms set forth herein and in the DIP Documents, on a final and irrevocable basis, the principal, interest, premiums, fees, expenses, indemnities, and other amounts payable under this Interim DIP Order and the DIP Documents as such amounts become earned, due, and payable;

(f)	authorization for the Debtors, pursuant to Bankruptcy Code sections 105, 361, 362, 363, 503 and 507 to (i) use cash collateral, as such term is defined in Bankruptcy Code section 363(a), and all other Prepetition Collateral solely in accordance with the terms of this Interim DIP Order, and (ii) grant adequate protection to the Prepetition Secured Parties to the extent of any Diminution in Value (as defined below) of their respective interests in the Prepetition Collateral (including Cash Collateral);

(g)	modification of the automatic stay imposed by Bankruptcy Code section 362 to the extent necessary to implement and effectuate the terms and provisions of this Interim DIP Order and the DIP Documents;

(h)	except to the extent of the Carve Out (as defined below), in respect of the Prepetition Collateral, the waiver of all rights to surcharge any Prepetition Collateral or Collateral (as defined below) under Bankruptcy Code section 506(c) or any other applicable principle of equity or law, provided that the foregoing waiver shall be without prejudice to any provisions of the Final DIP Order with respect to costs or expenses incurred following the entry of such Final DIP Order;

(i)	to the extent set forth herein, for the “equities of the case” exception under Bankruptcy Code section 552(b) to not apply to any of the Prepetition Secured Parties with respect to the proceeds, products, offspring, or profits of any of the Prepetition Collateral under Bankruptcy Code section 552(b) or any other applicable principle of equity or law, provided that, with respect to the Prepetition Secured Parties, the foregoing waiver shall be without prejudice to any provisions of the Final DIP Order;

(j)	that this Court schedule a final hearing (the “Final Hearing”) to consider entry of a Final DIP Order granting the relief requested in the Motion on a final basis (the “Final DIP Order”);

(k)	waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim DIP Order (including a waiver pursuant to Bankruptcy Rule 6004(h)); and

(l)	granting related relief;

and the interim hearing (the “Interim Hearing”) having been held by the Court on March [ ˜ ], 2024; and the Final Hearing having been scheduled by the Court for [ ˜ ], 2024 pursuant to Bankruptcy Rule 4001, notice of the Motion and the relief sought therein having been given by the Debtors as set forth in this Interim DIP Order; and the Court having considered the Declaration of Douglas Clark in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”) and the Declaration of Joe Stone (Oppenheimer & Co., Inc.) in Support of (A) the Debtors’ DIP Financing Motion and (B) the Debtors’ Securitization Facilities Motion (the “Oppenheimer Declaration”) the Motion, the Approved Budget (as defined below) filed and served by the Debtors, offers of proof, evidence adduced, and the statements of counsel at the Interim Hearing; and the Court having considered the interim relief requested in the Motion, and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions herein contained is necessary to avoid immediate and irreparable harm to the Debtors and their estates and that such relief is fair and reasonable and that entry of this Interim DIP Order is in the best interest of the Debtors and their respective estates; and it appearing that the Debtors’ entry into the DIP Credit Agreement and other DIP Documents is a sound and prudent exercise of the Debtors’ business judgment; and due deliberation and good cause having been shown to grant the relief sought in the Motion;

IT IS HEREBY FOUND AND DETERMINED THAT:4

A.       Petition Date. On March [__], 2024 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Court.

B.       Debtors in Possession. Each Debtor has continued with the management and operation of its respective businesses and properties as a debtor in possession pursuant to Bankruptcy Code sections 1107 and 1108. No trustee or examiner has been appointed in the Cases.

C.       Jurisdiction and Venue. The Court has jurisdiction over the Motion, these Cases, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue for these Cases is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

D.       Committee. As of the date hereof, no official committee of unsecured creditors has been appointed in these Cases pursuant to Bankruptcy Code section 1102 (any such committee, the “Committee”).

E.       Debtors’ Stipulations. Subject only to the rights of parties in interest specifically set forth in Paragraph 30 of this Interim DIP Order (and subject to the limitations thereon contained in such paragraph), the Debtors admit, stipulate and agree that (collectively, Paragraphs E.1 through E.8 below are referred to herein as the “Debtors’ Stipulations”):

[4]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.

1.       Prepetition 1L Loans.

(a)       Under that certain Prepetition 1L Credit Agreement, dated as of May 15, 2023, among CURO Group Holdings Corp. (“CURO”), the subsidiaries of CURO party thereto from time to time as guarantors, the lenders party thereto from time to time (collectively, the “Prepetition 1L Lenders”) and Alter Domus (US) LLC, as administrative agent (in such capacity, the “Prepetition 1L Administrative Agent”) and collateral agent (in such capacity and including any successors thereto, the “Prepetition 1L Collateral Agent” and, together with the Prepetition 1L Administrative Agent, the “Prepetition 1L Agent”; the Prepetition 1L Agent, together with the Prepetition 1L Lenders and each of the other Secured Parties (as defined in the Prepetition 1L Credit Agreement (as defined below)), the “Prepetition 1L Secured Parties”) (such credit agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition 1L Credit Agreement” and, together with all other documentation executed in connection therewith, including without limitation, the Collateral Documents (as defined in the Prepetition 1L Credit Agreement), and all other Facility Documents (as defined in the Prepetition 1L Credit Agreement), the “Prepetition 1L Credit Documents”)), certain of the Prepetition 1L Loan Parties (as defined below) borrowed loans thereunder (the “Prepetition 1L Loans”) in an initial aggregate principal amount of $165,000,000 (including, without limitation, fees paid in kind). As used herein, the “Prepetition 1L Loan Parties” shall mean, collectively, CURO and the Guarantors (as defined in the Prepetition 1L Credit Agreement).

(b)       As of the Petition Date, the Prepetition 1L Loan Parties were jointly and severally indebted to the Prepetition 1L Secured Parties pursuant to the Prepetition 1L Credit Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $177,667,450.47 on account of outstanding Prepetition 1L Loans under the Prepetition 1L Credit Agreement, plus accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the Prepetition 1L Credit Documents and all other Obligations (as defined in the Prepetition 1L Credit Agreement) owing under or in connection with the Prepetition 1L Credit Documents (collectively, the “Prepetition 1L Indebtedness”).

(c)       Prepetition 1L Collateral. In connection with the Prepetition 1L Credit Agreement, certain of the Debtors entered into the Collateral Documents. Pursuant to the Collateral Documents and the other Prepetition 1L Credit Documents, the Prepetition 1L Indebtedness is secured by valid, binding, perfected, and enforceable first-priority security interests in and liens (the “Prepetition 1L Priority Liens”) on all of the Collateral (or any other comparable term describing the assets subject to security interests and liens securing the Prepetition 1L Indebtedness) (as defined in the Collateral Documents) (the “Prepetition Collateral”) consisting of substantially all of each Prepetition 1L Loan Party’s assets and property and products and proceeds thereof. For the avoidance of doubt, Prepetition Collateral excludes with respect to any Debtor or Canadian Debtor (i) any loan receivables and related rights and interests (collectively, “Receivables”) that were originated and sold pursuant to the Securitization Facilities to the Non-Debtor Purchasers (as defined below) prepetition (including any such Receivables purported to be sold pursuant to the Securitization Facilities but subsequently avoided or recharacterized as an extension of credit or a pledge) and any proceeds thereof and (ii) any claims or causes of action held by the Non-Debtor Purchasers arising on account of prepetition transfers of Receivables to the Non-Debtor Purchasers.

(d)       Validity, Perfection, and Priority of Prepetition 1L Priority Liens and Prepetition 1L Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 1L Priority Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition 1L Priority Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral; (iii) the Prepetition 1L Priority Liens are subject and subordinate only to valid, perfected and enforceable prepetition liens (if any) which are senior to the Prepetition 1L Secured Parties’ liens or security interests as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by Bankruptcy Code section 546(b), and that are senior to the Prepetition 1L Secured Parties’ liens or security interests as of the Petition Date (such liens, the “Permitted Prior Liens”); (iv) the Prepetition 1L Priority Liens were granted to or for the benefit of the Prepetition 1L Collateral Agent and the other Prepetition 1L Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 1L Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 1L Priority Liens or Prepetition 1L Indebtedness exist, and no portion of the Prepetition 1L Priority Liens or Prepetition 1L Indebtedness is subject to any challenge, cause of action, or defense, including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to Bankruptcy Code sections 105, 510, or 542 through 553), against the Prepetition 1L Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Prepetition 1L Credit Documents, the Prepetition 1L Indebtedness, or the Prepetition 1L Priority Liens and (viii) the Prepetition 1L Indebtedness constitutes an allowed, secured claim within the meaning of Bankruptcy Code sections 502 and 506 to the extent of the value of the Prepetition Collateral allocable to the Prepetition 1L Indebtedness.

2.       Prepetition 1.5L Notes.

(a)       Under that certain Indenture, dated as of May 15, 2023 (the “Prepetition 1.5L Notes Indenture” and, together with the other Indenture Documents (as defined in the Prepetition 1.5L Notes Indenture), as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition 1.5L Notes Documents”), by and among CURO, as issuer (the “Prepetition 1.5L Notes Issuer”), the subsidiaries of the Prepetition 1.5L Notes Issuer party thereto from time to time as guarantors and U.S. Bank Trust Company, National Association, as indenture trustee (including any successors thereto, the “Prepetition 1.5L Notes Trustee”) and as collateral agent (including any successors thereto, the “Prepetition 1.5L Collateral Agent”; together with the Prepetition 1.5L Notes Trustee, the “Prepetition 1.5L Agent”), the Prepetition 1.5L Notes Issuer issued 7.50% Senior Prepetition 1.5L Secured Notes due 2028 in an initial aggregate principal amount of $682,298,000 (the “Prepetition 1.5L Notes”). As used herein, (a) the “Prepetition 1.5L Secured Parties” shall mean, collectively, the Prepetition 1.5L Agent and the holders of the Prepetition 1.5L Notes; and (b) the “Prepetition 1.5L Notes Parties” shall mean, collectively, the Prepetition 1.5L Notes Issuer, and the guarantors party to the Prepetition 1.5L Notes Documents from time to time.

(b)       As of the Petition Date, the Prepetition 1.5L Notes Parties were jointly and severally indebted to the Prepetition 1.5L Secured Parties pursuant to the Prepetition 1.5L Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $682,298,000.00 plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the Prepetition 1.5L Notes Documents and all other Obligations (as defined in the Prepetition 1.5L Notes Indenture) owing under or in connection with the Prepetition 1.5L Notes Documents (collectively, the “Prepetition 1.5L Indebtedness”).

(c)       Prepetition 1.5L Notes Collateral. In connection with the Prepetition 1.5L Notes Indenture, certain of the Debtors entered into the Collateral Documents (as defined in the Prepetition 1.5L Notes Indenture, the “Prepetition 1.5L Collateral Documents”). Pursuant to the Prepetition 1.5L Collateral Documents and the other Prepetition 1.5L Notes Documents, the Prepetition 1.5L Indebtedness is secured by valid, binding, perfected, and enforceable second-priority security interests in and liens on the Prepetition Collateral (the “Prepetition 1.5L Priority Liens”).

(d)       Validity, Perfection, and Priority of Prepetition 1.5 Priority Liens and Prepetition 1.5L Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 1.5L Priority Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition 1.5L Priority Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the Prepetition 1.5L Notes Parties; (iii) the Prepetition 1.5L Priority Liens are subject and subordinate only to the Prepetition 1L Priority Liens and Permitted Prior Liens; (iv) the Prepetition 1.5L Priority Liens were granted to or for the benefit of the Prepetition 1.5L Agent and the other Prepetition 1.5L Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 1.5L Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 1.5L Priority Liens or Prepetition 1.5L Indebtedness exist, and no portion of the Prepetition 1.5L Priority Liens or Prepetition 1.5L Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to Bankruptcy Code sections 105, 510, or 542 through 553), against the Prepetition 1.5L Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Prepetition 1.5L Notes Documents, the Prepetition 1.5L Indebtedness, or the Prepetition 1.5L Priority Liens; and (viii) the Prepetition 1.5L Indebtedness constitutes an allowed, secured claim within the meaning of Bankruptcy Code section 502 and 506 to the extent of the value of the Prepetition Collateral allocable to the Prepetition 1.5L Indebtedness.

3.       Prepetition 2L Notes.

(a)       Under that certain Indenture, dated as of July 30, 2021 (the “Prepetition 2L Notes Indenture” and, together with the other Indenture Documents (as defined in the Prepetition 2L Notes Indenture), as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition 2L Notes Documents” and, together with the Prepetition 1.5L Notes Documents and the Prepetition 1L Credit Documents, the “Prepetition Secured Indebtedness Documents”), by and among CURO, as issuer (the “Prepetition 2L Notes Issuer”), the subsidiaries of the Prepetition 2L Notes Issuer party thereto from time to time as guarantors and Argent Institutional Trust Company (f/k/a TMI Trust Company), as indenture trustee (including any successors thereto, the “Prepetition 2L Notes Trustee”) and as collateral agent (including any successors thereto, the “Prepetition 2L Collateral Agent”; the Prepetition 2L Collateral Agent, together with the Prepetition 2L Notes Trustee, the “Prepetition 2L Agent”), the Prepetition 2L Notes Issuer issued 7.500% Senior Secured Notes due 2028 in an initial aggregate principal amount of $1,000,000,000 (the “Prepetition 2L Notes” and, together with the Prepetition 1.5L Notes, the “Prepetition Notes”). As used herein, (a) the “Prepetition 2L Secured Parties” shall mean, collectively, the Prepetition 2L Agent and the holders of the Prepetition 2L Notes (together with the Prepetition 1L Secured Parties and the Prepetition 1.5L Secured Parties, the “Prepetition Secured Parties”); (b) the “Prepetition 2L Notes Parties” shall mean, collectively, the Prepetition 2L Notes Issuer, and the guarantors5 party to the Prepetition 2L Notes Documents from time to time; and (c) the “Prepetition Notes Parties” shall mean, collectively, the Prepetition 1.5L Notes Parties and the Prepetition 2L Notes Parties, and together with the Prepetition 1L Loan Parties, the “Prepetition Loan Parties”.

[5]	For avoidance of doubt, Debtor CURO Ventures, LLC is not a Prepetition 2L Notes Party, and the Prepetition 2L Priority Liens (as defined below) do not encumber the assets of CURO Ventures, LLC.

(b)       As of the Petition Date, the Prepetition 2L Notes Parties were jointly and severally indebted to the Prepetition 2L Secured Parties pursuant to the Prepetition 2L Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $317,702,000.00 plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the Prepetition 2L Notes Documents and all other First Priority Claims (as defined in Prepetition 2L Notes Indenture) or Obligations (as defined in Prepetition 2L Notes Indenture) owing under or in connection with the Prepetition 2L Notes Documents (collectively, the “Prepetition 2L Indebtedness” and, together with the Prepetition 1L Indebtedness and the Prepetition 1.5L Indebtedness, the “Prepetition Secured Indebtedness”).

(c)       Prepetition 2L Collateral. In connection with the Prepetition 2L Notes Indenture, certain of the Debtors entered into the Collateral Documents (as defined in the Prepetition 2L Notes Indenture, the “Prepetition 2L Collateral Documents”). Pursuant to the Prepetition 2L Collateral Documents and the other Prepetition 2L Notes Documents, the Prepetition 2L Indebtedness is secured by valid, binding, perfected, and enforceable third-priority security interests in and liens on the Prepetition Collateral (the “Prepetition 2L Priority Liens” and, together with the Prepetition 1L Priority Liens and the Prepetition 1.5L Priority Liens, the “Prepetition Liens”).

(d)       Validity, Perfection, and Priority of Prepetition 2L Priority Liens and Prepetition 2L Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 2L Priority Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition 2L Priority Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the Prepetition 2L Notes Parties; (iii) the Prepetition 2L Priority Liens are subject and subordinate only to the Prepetition 1.5L Priority Liens, the Prepetition 1L Priority Liens, and Permitted Prior Liens; (iv) the Prepetition 2L Priority Liens were granted to or for the benefit of the Prepetition 2L Agent and the other Prepetition 2L Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 2L Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 2L Priority Liens or Prepetition 2L Indebtedness exist, and no portion of the Prepetition 2L Priority Liens or Prepetition 2L Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to Bankruptcy Code sections 105, 510, or 542 through 553), against the Prepetition 2L Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Prepetition 2L Notes Documents, the Prepetition 2L Indebtedness, or the Prepetition 2L Priority Liens; and (viii) the Prepetition 2L Indebtedness constitutes an allowed, secured claim within the meaning of Bankruptcy Code sections 502 and 506 to the extent of the value of the Prepetition Collateral allocable to the Prepetition 2L Indebtedness.

4.       Cash Collateral. Substantially all of the Prepetition Loan Parties’ cash, including any amounts generated by the collection of accounts receivable, all cash proceeds of the Prepetition Collateral, and the Prepetition Loan Parties’ banking, checking, or other deposit accounts with financial institutions as of the Petition Date or deposited into the Prepetition Loan Parties’ banking, checking, or other deposit accounts with financial institutions after the Petition Date constitutes cash collateral of the Prepetition 1L Secured Parties within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”). Cash Collateral excludes any Receivables or cash proceeds thereof which are property of the Non-Debtor Purchasers, but in the possession of one of the Debtors.

5.       Bank Accounts. The Debtors acknowledge and agree that, as of the Petition Date, none of the Debtors has either opened or maintains any bank accounts other than the accounts listed in the applicable exhibit attached to any motion seeking authorization for the Debtors to continue to use the Debtors’ existing cash management system.

6.       Intercreditor Agreements. The Prepetition 1L Collateral Agent, the Prepetition 1.5L Collateral Agent and the Prepetition 2L Collateral Agent are parties to the Intercreditor Agreement, dated as of May 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Intercreditor Agreement”). The Prepetition 1.5L Collateral Agent and the Prepetition 2L Collateral Agent are parties to the Intercreditor Agreement, dated as of May 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Intercreditor Agreement” and, together with the Senior Intercreditor Agreement, the “Intercreditor Agreements”). The Prepetition Loan Parties and each other obligor under the Prepetition Secured Indebtedness acknowledged and agreed to the Senior Intercreditor Agreement and the Junior Intercreditor Agreement. Pursuant to Bankruptcy Code section 510, the Intercreditor Agreements and any other applicable intercreditor or subordination provisions contained in any of the Prepetition 1L Credit Documents, any of the Prepetition 1.5L Notes Documents, or any of the Prepetition 2L Notes Documents shall (a) remain in full force and effect, (b) continue to govern the relative obligations, priorities, rights and remedies of (i) the First Lien Creditors and the Junior Lien Creditors (each as defined in the Senior Intercreditor Agreement) in the case of the Senior Intercreditor Agreement; provided that nothing in this Interim DIP Order shall be deemed to provide liens to any of the First Lien Creditors or the Junior Lien Creditors (each as so defined) on any assets of the Debtors except as set forth herein, and (ii) the 1.5 Lien Creditors and Second Lien Creditors (each as defined in the Junior Intercreditor Agreement) in the case of the Junior Intercreditor Agreement, and (c) not be deemed to be amended, altered or modified by the terms of this Interim DIP Order.

7.       Securitization Facilities. As set forth in more detail in the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Certain Debtors to Continue Selling Receivables and Related Rights Pursuant to the Securitization Facilities, (II) Modifying the Automatic Stay, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief (the “Securitization Facilities Motion”), certain of the Debtors are parties to five (5) separate Securitization Facilities (as defined therein) (the “Securitization Facilities” and the agents thereunder, the “Securitization Agents”) with the Non-Debtor Purchasers (as defined therein) (the “Non-Debtor Purchasers”) under the Securitization Transaction Documents (as defined therein) (the “Securitization Transaction Documents”). Contemporaneously with the filing of the Motion, the Debtors have sought approval to continue the Securitization Facilities in accordance with the terms of any order approving the Securitization Facilities Motion (any interim or final order approving the Securitization Facilities Motion, the “Securitization Facilities Order”).

8.       No Control. As of the Petition Date, none of the Prepetition Secured Parties control any of the Debtors or their properties or operations, have authority to determine the manner in which any of the Debtor’s operations are conducted, or are control persons or insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim DIP Order, the DIP Facility, the DIP Documents or the Prepetition Secured Indebtedness Documents.

F.       Adequate Protection. The Prepetition Secured Parties are entitled, pursuant to Bankruptcy Code sections 105, 361, 362, 363(e) and 364, as a condition for the use of their Prepetition Collateral, including the Cash Collateral, to adequate protection of their respective interests in the Prepetition Collateral, including the Cash Collateral, to the extent of any postpetition diminution in value of their respective interests in the Prepetition Collateral as of the Petition Date resulting from, among other things, the Carve Out, the Debtors’ use, sale, or lease of the Prepetition Collateral (including Cash Collateral), the grant of a lien under Bankruptcy Code section 364, and/or the imposition of the automatic stay pursuant to Bankruptcy Code section 362(a) (“Diminution in Value”). The foregoing shall not, nor shall any other provision of this Interim DIP Order be construed as, a determination or finding that there has been or will be any Diminution in Value of Prepetition Collateral (including Cash Collateral) and the rights of all parties as to such issues are hereby preserved.

G.       Need to Use Cash Collateral. The Debtors have requested entry of this Interim DIP Order pursuant to Bankruptcy Rule 4001(b)(2) and have an immediate need to obtain postpetition financing pursuant to the DIP Credit Agreement and to obtain use of the Prepetition Collateral, including the Cash Collateral (subject to and in compliance with the Approved Budget, subject to Permitted Variances (as defined below)), in order to, among other things, (i) permit the orderly continuation of their businesses, (ii) pay certain Adequate Protection Payments (as defined below); (iii) pay the costs of administration of their estates; (iv) maintain sufficient Liquidity (as defined below) to satisfy the certain covenants under the Securitization Facilities requiring the Debtors to maintain a minimum amount of liquidity; and (v) satisfy other working capital and general corporate purposes of the Debtors. An immediate and critical need exists for the Debtors to obtain the DIP Facility and to use the Cash Collateral, consistent with the Approved Budget (subject to Permitted Variances), for working capital purposes, other general corporate purposes of the Debtors, and the satisfaction of costs and expenses of administering the Cases. The ability of the Debtors to obtain liquidity through obtaining the DIP Facility and the use of the Cash Collateral is vital to the Debtors and their efforts to maximize the value of their estates. Absent entry of this Interim DIP Order, the Debtors’ estates and reorganization efforts will be immediately and irreparably harmed.

H.       Best Terms. As set forth in the Motion and the Oppenheimer Declaration, the Debtors are unable to obtain postpetition financing or other financial accommodations on more favorable terms under the circumstances from sources other than the DIP Lenders pursuant to the terms and provisions of the DIP Credit Agreement and the DIP Documents and are unable to obtain satisfactory unsecured credit allowable under Bankruptcy Code section 503(b)(1) or secured credit allowable only under Bankruptcy Code sections 364(c)(1), 364(c)(2) or 364(c)(3). The Debtors, therefore, must grant, for the benefit of the DIP Lenders, priming liens under Bankruptcy Code section 364(d)(1) and a DIP Superpriority Claim (as defined below) on the terms and conditions set forth in this Interim DIP Order and the DIP Credit Agreement.

I.       Sections 506(c) and 552(b). In consideration of (i) the DIP Secured Parties’ willingness to provide the DIP Facility to the extent set forth herein, (ii) the DIP Secured Parties’ and the Prepetition Secured Parties’ agreement to subordinate their respective liens and claims to the Carve-Out, (iii) the Prepetition Secured Parties’ agreement to subordinate their respective liens and superpriority claims to the DIP Obligations and the Carve Out, (iv) the application and use of Cash Collateral as set forth in this Interim DIP Order, subject to and upon entry of the Final DIP Order, each DIP Secured Party and Prepetition Secured Party is entitled to (x) the rights and benefits of Bankruptcy Code section 552(b), and a waiver of any “equities of the case” claims under Bankruptcy Code section 552(b), (y) a waiver of the provisions of Bankruptcy Code section 506(c) and (z) a waiver of unjust enrichment, the equitable doctrine of marshaling and other similar doctrines.

J.       Notice. In accordance with Bankruptcy Rules 2002, 4001(b) and (c), and 9014, and Local Rule 4001-2, notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested herein, and of the Interim Hearing complies with Bankruptcy Rules 2002, 4001(b) and (c), and 9014 and Local Rule 4001-2.

K.       Consent by Prepetition Secured Parties. To the extent required, the requisite Prepetition Secured Parties have not objected, have consented or are deemed to consent under the applicable Intercreditor Agreement to the Debtors’ obtaining of the DIP Facility, use of Cash Collateral, and the other transactions contemplated hereby in accordance with and subject to the terms and conditions provided for in this Interim DIP Order.

L.       Relief Essential; Best Interest. The Debtors have requested entry of this Interim DIP Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2. The relief requested in the Motion (and as provided in this Interim DIP Order) is necessary, essential, and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of the Debtors’ assets and the property of their estates. It is in the best interest of the Debtors’ estates that the Debtors be allowed to obtain the DIP Facility and to use the Cash Collateral under the terms hereof. The Debtors have demonstrated good and sufficient cause for the relief granted herein.

M.       Arm’s-Length, Good Faith Negotiations. The terms of the DIP Facility pursuant to this Interim DIP Order were negotiated in good faith and at arm’s-length between the Debtors, the DIP Secured Parties and the Prepetition Secured Parties. The DIP Secured Parties and the Prepetition Secured Parties have acted without negligence or violation of public policy or law in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the obtaining of the DIP Facility and the use of Cash Collateral, including in respect of the granting of DIP Liens (as defined below) and the Adequate Protection Liens (as defined below) and all documents related to and all transactions contemplated by the foregoing.

Now, therefore, upon the record of the proceedings heretofore held before this Court with respect to the Motion, the evidence adduced at the Interim Hearing, and the statements of counsel thereat, and based upon the foregoing findings and conclusions,

IT IS HEREBY ORDERED THAT:

Motion Granted. The Motion is granted on an interim basis as set forth herein, and incurrence of the DIP Obligations and the use of Prepetition Collateral (including, without limitation, Cash Collateral) on an interim basis is authorized, subject to the terms and conditions of this Interim DIP Order.

Objections Overruled. Any objections to the Motion with respect to the entry of this Interim DIP Order that have not been withdrawn, waived or settled and all reservations of rights included therein, are hereby denied and overruled with prejudice.

Authorization of the DIP Facility and the DIP Documents.

(a)       The Debtors are hereby expressly authorized to execute, enter into and perform under the DIP Credit Agreement and the other DIP Documents, which are each hereby approved.

(b)       Upon entry of this Interim DIP Order, the Debtors are immediately authorized, without any further action by the Debtors or any other party, subject to the terms and conditions of this Interim DIP Order, the DIP Credit Agreement, and the other DIP Documents, to borrow an initial aggregate principal amount of no more than $25,000,000 of DIP Loans (with any backstop commitment fee paid in kind being incremental thereto) pursuant to the Initial Draw pursuant to the terms and provisions of the DIP Credit Agreement, the other DIP Documents, and this Interim DIP Order, and to incur and pay the principal, interest, premium, fees (including the DIP Fees (as defined below)), indemnities, expenses and other amounts provided for in the DIP Credit Agreement, the other DIP Documents, and this Interim DIP Order, pursuant to the terms and provisions thereof, subject to any limitations on availability or borrowing under the DIP Credit Agreement, the other DIP Documents, and this Interim DIP Order, which borrowings shall be used for all purposes as permitted under the DIP Credit Agreement, the other DIP Documents, and this Interim DIP Order (including pursuant to the Approved Budget (as defined below), subject to Permitted Variances (as described below)).

(c)       In furtherance of the foregoing, and without further approval of this Court, the Debtors are authorized, and the automatic stay imposed by Bankruptcy Code section 362 is hereby lifted solely to the extent required to allow the Debtors, to perform all acts and to make, execute, and deliver all instruments, certificates, agreements, and documents (including, without limitation, the execution or recordation of pledge and security agreements, financing statements, and other similar documents) that may be reasonably required, appropriate or desirable for the Debtors’ performance of their obligations under or related to the DIP Facility, including, without limitation:

(i)       the execution and delivery of, and performance under, each of the DIP Credit Agreement and the other DIP Documents and any collateral documents contemplated thereby;

(ii)       the non-refundable and irrevocable payment to the DIP Agent and the DIP Lenders, as the case may be, of all premiums, fees and expenses (which premiums, fees and expenses, in each case, were and were deemed to have been approved upon entry of this Interim DIP Order, whether or not the fees and expenses arose before or after the Petition Date, shall not be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance, or other claim, cause of action, or other challenge of any nature under the Bankruptcy Code, applicable non-bankruptcy law, or otherwise), and any amounts due (or that may become due) in respect of the indemnification and expense reimbursement obligations, in each case referred to in the DIP Credit Agreement and the other DIP Documents, with respect to those indemnified and/or reimbursable parties specifically set forth therein, including, without limitation, reimbursement of the reasonable and documented fees and out-of-pocket expenses incurred (with respect to Houlihan (as defined below) and EY (as defined below) to the extent consistent with the applicable engagement or reimbursement letters entered into by any of the Debtors) by (i) Wachtell, Lipton, Rosen & Katz, as counsel to the DIP Agent, the Prepetition 1L Agent and the Ad Hoc Group (as defined in the Restructuring Support Agreement, dated as of March 22, 2024, by and among the Debtors and the Prepetition Secured Parties party thereto (as amended, restated, supplemented or otherwise modified, the “RSA”)) (“Wachtell”), (ii) Vinson & Elkins LLP, as Texas counsel to the Ad Hoc Group (“V&E”), (iii) Canadian counsel to the DIP Agent, the Prepetition 1L Agent and/or the Ad Hoc Group, if any, (iv) Ernst & Young LLP, as consultant to the Ad Hoc Group (“EY”), and (v) Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group (“Houlihan” and, together with Wachtell, V&E and EY, the “DIP/Prepetition 1L Advisors”) (collectively, the “DIP Fees”);

(iii)       the granting of all liens and claims with respect to, and the making of any payments in respect of, the Adequate Protection Obligations (as defined below) to the extent provided for in this Interim DIP Order; and

(iv)       the performance of all other acts necessary, appropriate, or desirable under, or in connection with, the DIP Credit Agreement and the other DIP Documents.

4.         DIP Obligations. Upon execution and delivery of the DIP Documents, the DIP Documents shall constitute legal, valid, binding, and non-avoidable obligations of the Debtors party thereto, enforceable in accordance with the terms of this Interim DIP Order, the DIP Credit Agreement, and the other DIP Documents, against the Debtors party thereto and their estates and any successors thereto, including any trustee appointed in the Cases, or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases, or in any other proceedings superseding or related to any of the foregoing. Except as permitted by this Interim DIP Order, no obligation, payment, transfer, or grant of security hereunder or under the DIP Credit Agreement or the other DIP Documents to the DIP Agent and/or the DIP Lenders shall be stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under applicable law (including, without limitation, under Bankruptcy Code sections 502(d), 544, and 547 to 550, or under any applicable state Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any defense, avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), disallowance, impairment, claim, counterclaim, cross-claim, or challenge, whether under the Bankruptcy Code or any other applicable law or regulation by any person or entity for any reason.

5.         DIP Liens. Subject and subordinate to the Carve Out and to the provisions set forth in this Paragraph 5, effective immediately upon entry of this Interim DIP Order and perfected automatically hereunder as of the Petition Date and without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the DIP Obligations shall be secured by valid, binding, continuing, enforceable, fully-perfected, non-avoidable, automatically and properly perfected liens on, and security interests in (such liens and security interests, the “DIP Liens”) all (i) the Prepetition Collateral and (ii) all of the DIP Borrower’s and the Guarantors’ other now-owned and hereafter-acquired real and personal property, assets and rights of any kind or nature, wherever located, whether encumbered or unencumbered, including, without limitation, all prepetition property and postpetition property of the DIP Borrower and Guarantors’ estates, and the proceeds, products, rents and profits thereof, whether arising from Bankruptcy Code section 552(b) or otherwise, including, without limitation, all equipment, goods, accounts, cash, payment intangibles, bank accounts and other deposit or securities accounts of the DIP Borrower and the Guarantors (including any accounts opened prior to, on, or after the Petition Date), insurance, equity interests, intercompany claims, accounts receivable, other rights to payment, general intangibles, contracts, securities, chattel paper, interest rate hedging agreements, owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, causes of action (other than those arising under Bankruptcy Code sections 544, 547, 548 and 549 and any related action under Bankruptcy Code section 550 (the “Avoidance Actions”)), and any and all proceeds, products, rents, and profits of the foregoing, and proceeds of Avoidance Actions (all property identified in this Paragraph 5, subject to the following provisos, being collectively referred to as the “DIP Collateral”); provided that, for the avoidance of doubt and notwithstanding anything to the contrary herein, the DIP Collateral shall exclude (i) all Excluded Assets (as defined in the DIP Credit Agreement), (ii) any of the foregoing to the extent a lien cannot attach to such property, assets or rights pursuant to applicable law, provided the liens granted pursuant to this Interim DIP Order shall, attach to the Debtors’ economic rights, including, without limitation, any and all proceeds of the foregoing, and (iii) (x) any and all Receivables originated and sold pursuant to the Securitization Facilities to the Non-Debtor Purchasers (including any such Receivables purported to be sold pursuant to the Securitization Facilities but subsequently avoided or recharacterized as an extension of credit or a pledge) prepetition or postpetition and any proceeds thereof and (y) any claims or causes of action held by the Non-Debtor Purchasers arising on account of transfers of Receivables to the Non-Debtor Purchasers (the assets described in this clause (iii), “Transferred Receivables Assets”). The DIP Agent shall have a security interest in any residual cash balance remaining in the Carve Out Reserves (as defined below) after all obligations benefitting from the Carve Out have been indefeasibly paid in full in cash pursuant to a final non-appealable order of this Court (or such other Court of competent jurisdiction), which residual balance shall be paid to the DIP Agent for application in accordance with the DIP Credit Agreement (such security interest on residual cash balances remaining in the Carve Out Reserves, the “Carve Out Security Interest”). The Carve Out shall be senior to the DIP Liens, the Prepetition Liens, the Adequate Protection Liens and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Indebtedness whatsoever. The DIP Liens will otherwise have the following priorities:

(a)       Pursuant to Bankruptcy Code section 364(c)(2), a valid, binding, continuing, enforceable, non-avoidable, automatically fully-perfected, first-priority senior security interest in and lien upon all of the DIP Collateral, whether existing on the Petition Date or thereafter created, acquired or arising, and wherever located, that, on or as of the Petition Date, is not subject to Prepetition Liens or any other valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), subject and subordinate only to (x) the Carve Out, and as to the Carve Out Reserves and funds therein, to the extent of any Carve Out Security Interest, and (y) the Receivables Liens (as defined in the Interim Securitization Order) (which shall apply solely to all rights of the Originators (as defined in the Interim Securitization Order) in the Receivables originated and purported to be sold through the Securitization Facilities on or after the Petition Date, whether existing on the Petition Date or thereafter arising or acquired) and the Pledge Liens (as defined in the Interim Securitization Order) (which apply solely to all limited liability company interests and all other equity interests in each case in the respective Non-Debtor Purchasers, and all proceeds and products thereof) (collectively, the “Securitization Liens”); and

(b)       Pursuant to Bankruptcy Code section 364(d)(1), a valid, binding, continuing, enforceable, non-avoidable, automatically fully perfected, first-priority senior priming security interest and lien (the “Priming Liens”) on all DIP Collateral, whether in existence on the Petition Date or thereafter created, acquired, or arising, and wherever located, to the extent that such DIP Collateral is subject to any of the Prepetition Liens or any other valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), subject and subordinate only to the Carve Out and to the Permitted Prior Liens and as to the Carve Out Reserves, and funds therein, to the extent of any Carve Out Security Interest. The Priming Liens shall prime in all respects the liens and security interests of the Prepetition Secured Parties (including, without limitation, the Prepetition Liens and the Adequate Protection Liens) (the “Primed Liens”). Notwithstanding anything herein to the contrary, the Priming Liens (x) shall be subject and immediately junior to the Permitted Prior Liens and will have no recourse to the Carve Out Reserves, or the funds therein (other than to the extent of the Carve Out Security Interest on the terms therein and in all cases, for the avoidance of doubt, subject and subordinate to the Carve Out), in all respects, (y) shall be subject and subordinate to the Securitization Liens, and (z) shall be senior in all respects to the Primed Liens.

(c)       The DIP Liens shall be entitled to the full protection of Bankruptcy Code section 364(e) if this Interim DIP Order or any provision hereof is vacated, reversed, or modified on appeal.

6.         DIP Superpriority Claims. Pursuant to Bankruptcy Code section 364(c)(1), all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against the DIP Borrower and the Guarantors on a joint and several basis (without the need to file any proof of claim) with priority over any and all claims against the DIP Borrower and the Guarantors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b) and any and all administrative expenses or other claims arising under Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 362, 364, 365, 503(b), 506(c) (subject to Paragraph 19 herein), 507(a), 507(b), 726, 1113, or 1114 (including the Adequate Protection Superpriority Claims (as defined below)), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy, or attachment, which allowed claims (the “DIP Superpriority Claims”) shall, for purposes of Bankruptcy Code section 1129(a)(9)(A), be considered administrative expenses allowed under Bankruptcy Code section 503(b), and which DIP Superpriority Claims shall be payable from, and have recourse to, all prepetition and postpetition property of the DIP Borrower and the Guarantors and all proceeds thereof in accordance with the DIP Credit Agreement, the other DIP Documents, and this Interim DIP Order, subject and subordinate only to (a) payment in full of the superpriority administrative expense claims granted by certain Debtors under the Securitization Facilities Order (the “Superpriority Securitization Facilities Claims”), which Superpriority Securitization Facilities Claims shall be pari passu with the DIP Superpriority Claims, and (b) payment in full of the Carve Out, which is senior in priority to the DIP Superpriority Claims, and provided that the DIP Superpriority Claims will have no recourse to the Carve Out Reserves, or the funds therein, except to the extent of any Carve Out Security Interest on the terms set forth herein after payment in full of the Carve Out. The DIP Superpriority Claims shall be entitled to the full protection of Bankruptcy Code section 364(e) if this Interim DIP Order or any provision hereof is vacated, reversed, or modified on appeal. Notwithstanding the grant of the DIP Superpriority Claims or anything else to the contrary set forth herein or otherwise, each DIP Lender shall be deemed to have consented to the treatment set forth in the Plan (as defined in the RSA).

7.         Authorization to Use Cash Collateral; Budget.

(a)       Authorization. Subject to the terms and conditions of this Interim DIP Order, the Court hereby authorizes the Debtors’ use of the proceeds of the DIP Facility and Cash Collateral during the period beginning with the Petition Date and ending on the DIP Termination Date (as defined below), in each case, solely and exclusively in a manner consistent with this Interim DIP Order and the Approved Budget (subject to Permitted Variances), and for no other purposes.

(b)       Approved Budget; Budget Period. As used in this Interim DIP Order: (i) “Approved Budget” means the last budget delivered to and agreed with the DIP Agent acting at the direction of the Required DIP Lenders prior to the Petition Date, including for the thirteen-week period reflected on the budget attached as Exhibit 1 hereto, as such Approved Budget may be modified from time to time by the Debtors subject to not receiving notice of an objection from the DIP Agent acting at the direction of the Required DIP Lenders in their reasonable discretion as set forth in Paragraph 7(e) of this Interim DIP Order; and (ii) “Budget Period” means the rolling four-week (4-week) period set forth in the Approved Budget in effect at such time.

(c)       Budget Testing. The Debtors may use proceeds of the DIP Facility and Cash Collateral strictly in accordance with the Approved Budget, subject to Permitted Variances. Permitted Variances shall be tested on a rolling four (4) week basis beginning with the period ending on the fourth (4th) Friday following the Petition Date and on every second Friday thereafter (each such date, a “Testing Date”). On or before 5:00 p.m. (prevailing Central time) on the fourth (4th) business day following each Testing Date, the Debtors shall prepare and deliver to the DIP Agent and Wachtell, as counsel to the DIP Agent, in the form attached hereto as Exhibit 2 or otherwise reasonably satisfactory to the DIP Agent, a variance report (the “Variance Report”) setting forth: (i) the Debtors’ actual disbursements, excluding Restructuring Professional Fees (as defined below) (the “Actual Disbursements”) on a line-by-line and aggregate basis during the four-week period ending on the applicable Testing Date; (ii) the Debtors’ actual cash receipts (the “Actual Cash Receipts”) on a line-by-line and aggregate basis during the four-week period ending on the applicable Testing Date; (iii) the Debtors’ net cash flow during the four-week period ending on the applicable Testing Date, calculated by subtracting Actual Disbursements from Actual Cash Receipts (the “Actual Net Cash Flows”); (iv) Restructuring Professional Fees during the four-week period ending on the applicable Testing Date; (v) a comparison (whether positive or negative, in dollars and expressed as a percentage) of the aggregate and line-item Actual Cash Receipts and Actual Disbursements, and aggregate Actual Net Cash Flows and Restructuring Professional Fees, for the four-week period ending on the applicable Testing Date to the amounts set forth in the Approved Budget for such four-week period; and (vi) management commentary on any individual line item with positive or negative variance of 10.0% or more compared to the Approved Budget for such four-week period (unless the dollar amount corresponding to such variance is less than $1,000,000, in which case no such commentary shall be required).

(d)       Permitted Variances. The Debtors shall not permit (i) aggregate Actual Net Cash Flows to be less than 85% of the projected cumulative cash flows set forth in the Approved Budget, in each case, for the relevant four-week budgeted period (such deviations from the applicable projected amount set forth in the Approved Budget satisfying the “Permitted Variances”); provided that, for the avoidance of doubt, the cash disbursements considered for determining compliance with this covenant shall exclude the Debtors’ disbursements in respect of restructuring professional fees (including, without limitation, amounts paid to any Committee professionals, payments made to the Prepetition Secured Parties on account of professional fees, and professional fee payments to other creditors or creditor groups (such excluded cash disbursements, the “Restructuring Professional Fees”)), (ii) Liquidity to be less than $40,000,000 as of 11:59 p.m. prevailing Central time on the last business day of the calendar week in which the Initial Draw occurs or any calendar week thereafter; provided that “Liquidity” shall mean, as of any time of determination, (A) the amount of the Debtors’ and their consolidated subsidiaries’ unrestricted cash and cash equivalents plus (B) the amount of any undrawn DIP Commitments and (iii) Cash Liquidity to be less than $30,000,000 as of 11:59 p.m. prevailing Central time on the last business day of the calendar week in which the Initial Draw occurs or any calendar week thereafter; provided that “Cash Liquidity” shall mean, as of any time of determination, the amount of the Debtors’ and their consolidated subsidiaries’ unrestricted cash and cash equivalents.

(e)       Proposed Budget Updates. On or before the second business day before the end of each Budget Period, the Debtors shall deliver to the Notice Parties (as defined in the Interim Securitization Order) a rolling 13-week cash flow forecast of the Debtors substantially in the format of the initial Approved Budget (each, a “Proposed Budget”), which Proposed Budget (including any subsequent revisions to any such Proposed Budget) shall become the Approved Budget effective unless the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) notifies the Debtors of any reasonable objection to the Proposed Budget within four (4) business days after receipt of the Proposed Budget (the “Approval Deadline”). For the avoidance of doubt, the Debtors’ use of proceeds of the DIP Facility and Cash Collateral shall be governed by the then-existing Approved Budget (x) at all times prior to the earlier of (i) the approval of the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) of the Proposed Budget and (ii) the Approval Deadline; and (y) during the pendency of any unresolved objection by the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) to the Proposed Budget.

8.       Access to Records. The Debtors shall provide the DIP/Prepetition 1L Advisors with all reporting and other information required to be provided to the DIP Agent under the DIP Documents to the extent such information is provided to the DIP Agent. In addition to, and without limiting, whatever rights to access the DIP Secured Parties have under the DIP Documents, upon reasonable notice to counsel to the Debtors (email being sufficient), at reasonable times during normal business hours and upon reasonable notice, the Debtors shall, to the extent reasonably practicable, permit the representatives, advisors, agents, and employees of the DIP Agents and the Required DIP Lenders to, on a confidential basis, (a) have reasonable access to (i) inspect the DIP Collateral, and (ii) reasonably requested information regarding the Debtors’ operations, business affairs and financial condition and the Debtors’ books and records, excluding, in each case, any information subject to attorney-client or similar privilege, or where such disclosure would not be permitted by any applicable requirements of law or any binding agreement that would violate confidentiality or other obligations, and (b) discuss the Debtors’ affairs, financings, and conditions with the Debtors’ attorneys and financial advisors.

9.       Adequate Protection for the Prepetition 1L Secured Parties.

(a)       Subject only to the Carve Out, the Securitization Liens, the Permitted Prior Liens, the DIP Liens, the DIP Superpriority Claims, the Superpriority Securitization Facilities Claims and the terms of this Interim DIP Order, pursuant to Bankruptcy Code sections 361, 362, 363(e) and 364, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition 1L Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, solely for and equal in amount to the Diminution in Value, the Prepetition 1L Secured Parties are hereby granted the following:

(b)       Prepetition 1L Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), solely to the extent of any Diminution in Value of the Prepetition 1L Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out and the DIP Liens, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Prepetition 1L Collateral Agent, for the benefit of itself and the other Prepetition 1L Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior additional and replacement security interests in and liens on (all such liens and security interests, the “Prepetition 1L Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the DIP Collateral, in each case subject only to the Permitted Prior Liens, the Carve Out, the Securitization Liens and the DIP Liens, in which case the Prepetition 1L Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; third, to the Securitization Liens; and fourth, to the DIP Liens.

(c)       Prepetition 1L Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by Bankruptcy Code sections 503(b) and 507(b), the Debtors are authorized to grant, and hereby deemed to have granted effective as of the Petition Date, to the Prepetition 1L Administrative Agent, for the benefit of itself and the other Prepetition 1L Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of, and in an aggregate amount equal to, any Diminution in Value (the “Prepetition 1L Adequate Protection Superpriority Claims”), but junior to the Carve Out, Superpriority Securitization Facilities Claims and the DIP Superpriority Claims. Subject to the Carve Out, Superpriority Securitization Facilities Claims and the DIP Superpriority Claims, the Prepetition 1L Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to Paragraph 19 herein), 507(a), 507(b), 546(c), 726, 1113 and 1114. The Prepetition 1L Adequate Protection Superpriority Claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(d)       Right to Seek Additional Adequate Protection. This Interim DIP Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition 1L Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

(e)       Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with this Court’s order(s) granting the Debtors’ cash management motion. The Debtors shall provide financial and other periodic reporting to each of the Prepetition 1L Agent, the Prepetition 1.5L Agent and the Prepetition 2L Agent in accordance with the terms of the DIP Credit Agreement.

(f)       Fees and Expenses. As additional adequate protection, the Debtors shall pay in full in cash and in immediately available funds (with respect to Houlihan and EY, to the extent consistent with the applicable engagement or reimbursement letters entered into by any of the Debtors therewith) (such payments, “Adequate Protection Payments”): (i) subject to Paragraph 38, within ten (10) days after the Debtors’ receipt of invoices therefor, the reasonable and documented professional fees, expenses and disbursements (including, but not limited to, the expenses and disbursements of counsel and other third-party consultants, including financial advisors), arising prior to the Petition Date through and including the date of entry of this Interim DIP Order, incurred by the DIP/Prepetition 1L Advisors; and (ii) subject to Paragraph 38, on a monthly basis, within ten (10) days of the Debtors’ receipt of invoices therefor, the reasonable and documented professional fees, expenses and disbursements, incurred by the DIP/Prepetition 1L Advisors arising subsequent to the date of entry of this Interim DIP Order through the date on which the Debtors’ authority to use Cash Collateral terminates in accordance with this Interim DIP Order. None of the foregoing reasonable and documented fees, expenses and disbursements shall be subject to separate approval by this Court or require compliance with the U.S. Trustee Guidelines, and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments. Any payments made pursuant to this Paragraph 9(f) shall be without prejudice to whether any such payments should be recharacterized or reallocated pursuant to Bankruptcy Code section 506(b) as payments of principal, interest or otherwise.

(g)       Miscellaneous. Except for (i) the Carve Out, (ii) the Permitted Prior Liens, (iii) the DIP Liens and the DIP Obligations, (iv) the Superpriority Securitization Facilities Claims, (v) the Securitization Liens and (vi) as otherwise provided in this Paragraph 9, the Prepetition 1L Adequate Protection Liens and Prepetition 1L Adequate Protection Superpriority Claims granted to the Prepetition 1L Secured Parties pursuant to this Paragraph 9 of this Interim DIP Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551 and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under Bankruptcy Code section 364 or otherwise.

10.       Adequate Protection for the Prepetition 1.5L Secured Parties.

(a)       Subject only to the Carve Out, the Securitization Liens, the Permitted Prior Liens, the DIP Liens, the DIP Superpriority Claims, the Superpriority Securitization Facilities Claims, the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens and the Prepetition 1L Adequate Protection Superpriority Claims and the terms of this Interim DIP Order, pursuant to Bankruptcy Code sections 361, 362, 363(e) and 364, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition 1.5L Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, solely for and equal in amount to the Diminution in Value, the applicable Prepetition 1.5L Secured Parties are hereby granted the following:

(b)       Prepetition 1.5L Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), solely to the extent of any Diminution in Value of the Prepetition 1.5L Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out, the Securitization Liens, the Permitted Prior Liens, the DIP Liens, the Prepetition 1L Adequate Protection Liens and the Prepetition 1L Priority Liens, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Prepetition 1.5L Collateral Agent, for the benefit of itself and the other Prepetition 1.5L Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior (except as otherwise provided in this Paragraph 10(b)), additional and replacement security interests in and liens on (all such liens and security interests, the “Prepetition 1.5L Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the DIP Collateral, which Prepetition 1.5L Adequate Protection Liens shall be junior only to the Permitted Prior Liens, the Carve Out, the Securitization Liens, the DIP Liens, the Prepetition 1L Adequate Protection Liens and the Prepetition 1L Priority Liens, in which case the Prepetition 1.5L Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; third, to the Securitization Liens; fourth, to the DIP Liens; fifth, to the Prepetition 1L Adequate Protection Liens; and, sixth, to the Prepetition 1L Priority Liens.

(c)       Prepetition 1.5L Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by Bankruptcy Code sections 503(b) and 507(b), the Debtors are authorized to grant, and hereby deemed to have granted, effective as of the Petition Date, to the Prepetition 1.5L Agent, for the benefit of itself and the other Prepetition 1.5L Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of, and in an aggregate amount equal to, any Diminution in Value (the “Prepetition 1.5L Adequate Protection Superpriority Claims”), but junior to the Carve Out, the Superpriority Securitization Facilities Claims, the DIP Superpriority Claims and the Prepetition 1L Adequate Protection Superpriority Claims. Subject to the Carve Out, the Superpriority Securitization Facilities Claims, the DIP Superpriority Claims and the Prepetition 1L Adequate Protection Superpriority Claims, the Prepetition 1.5L Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to Paragraph 19 herein), 507(a), 507(b), 546(c), 726, 1113 and 1114. The Prepetition 1.5L Adequate Protection Superpriority Claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(d)       Right to Seek Additional Adequate Protection. This Interim DIP Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition 1.5L Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

(e)       Miscellaneous. Except for (i) the Carve Out, (ii) the Permitted Prior Liens, (iii) the DIP Liens and the DIP Obligations, (iv) the Superpriority Securitization Facilities Claims, (v) the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens and the Prepetition 1L Adequate Protection Superpriority Claims, (vi) the Securitization Liens, and (vii) as otherwise provided in this Paragraph 10, the Prepetition 1.5L Adequate Protection Liens and Prepetition 1.5L Adequate Protection Superpriority Claims granted to the Prepetition 1.5L Secured Parties pursuant to this Paragraph 10 of this Interim DIP Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551 and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under Bankruptcy Code section 364 or otherwise.

11.       Adequate Protection for the Prepetition 2L Secured Parties.

(a)       Subject only to the Carve Out, the Securitization Liens, the Permitted Prior Liens, the DIP Liens, the DIP Superpriority Claims, the Superpriority Securitization Facilities Claims, the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens, the Prepetition 1L Adequate Protection Superpriority Claims, Prepetition 1.5L Adequate Protection Liens, the Prepetition 1.5L Priority Liens and the Prepetition 1.5L Adequate Protection Superpriority Claims and the terms of this Interim DIP Order, pursuant to Bankruptcy Code sections 361, 362, 363(e) and 364, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition 2L Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, solely for and equal in amount to the Diminution in Value, the applicable Prepetition 2L Secured Parties are hereby granted the following:

(b)       Prepetition 2L Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), solely to the extent of any Diminution in Value of the Prepetition 2L Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out, the Securitization Liens, the Permitted Prior Liens, the DIP Liens, the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens, Prepetition 1.5L Adequate Protection Liens and Prepetition 1.5L Priority Liens, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Prepetition 2L Collateral Agent, for the benefit of itself and the other Prepetition 2L Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior (except as otherwise provided in this Paragraph 11(b)), additional and replacement security interests in and liens on (all such liens and security interests, the “Prepetition 2L Adequate Protection Liens” and, together with the Prepetition 1L Adequate Protection Liens and 1.5 Lien Adequate Protection Liens, the “Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the DIP Collateral, which Prepetition 2L Adequate Protection Liens shall be junior only to the Permitted Prior Liens, the Carve Out, the Securitization Liens, the DIP Liens, the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens, the Prepetition 1.5L Adequate Protection Liens and the Prepetition 1.5L Priority Liens, in which case the Prepetition 2L Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; third, to the Securitization Liens; fourth, to the DIP Liens; fifth, to the Prepetition 1L Adequate Protection Liens; sixth, to the Prepetition 1L Priority Liens; seventh, to the Prepetition 1.5L Adequate Protection Liens; and, eighth, to the Prepetition 1.5L Priority Liens.

(c)       Prepetition 2L Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by Bankruptcy Code sections 503(b) and 507(b), the Debtors are authorized to grant, and hereby deemed to have granted, effective as of the Petition Date, to the Prepetition 2L Agent, for the benefit of itself and the other Prepetition 2L Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of, and in an aggregate amount equal to, any Diminution in Value (the “Prepetition 2L Adequate Protection Superpriority Claims” and together with the Prepetition 1L Adequate Protection Superpriority Claims and the Prepetition 1.5L Adequate Protection Superpriority Claims, the “Adequate Protection Superpriority Claims” and, the Adequate Protection Superpriority Claims with the Adequate Protection Liens, the “Adequate Protection Obligations”), but junior to the Carve Out, the Superpriority Securitization Facilities Claims, the DIP Superpriority Claims, the Prepetition 1L Adequate Protection Superpriority Claims and the Prepetition 1.5L Adequate Protection Superpriority Claims. Subject to the Carve Out, the Superpriority Securitization Facilities Claims, the DIP Superpriority Claims, the Prepetition 1L Adequate Protection Superpriority Claims and the Prepetition 1.5L Adequate Protection Superpriority Claims, the Prepetition 2L Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to Paragraph 19 herein), 507(a), 507(b), 546(c), 726, 1113 and 1114. The Prepetition 2L Adequate Protection Superpriority Claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(d)       Right to Seek Additional Adequate Protection. This Interim DIP Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition 2L Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

(e)       Miscellaneous. Except for (i) the Carve Out, (ii) the Permitted Prior Liens, (iii) the DIP Liens and the DIP Obligations, (iv) the Superpriority Securitization Facilities Claims, (v) the Prepetition 1L Adequate Protection Liens, the Prepetition 1L Priority Liens and the Prepetition 1L Adequate Protection Superpriority Claims, (vi) the Prepetition 1.5L Adequate Protection Liens, the Prepetition 1.5 Priority Liens and the Prepetition 1.5L Adequate Protection Superpriority Claims, (vii) the Securitization Liens, and (viii) as otherwise provided in this Paragraph 11, the Prepetition 2L Adequate Protection Liens and Prepetition 2L Adequate Protection Superpriority Claims granted to the Prepetition 2L Secured Parties pursuant to this Paragraph 11 of this Interim DIP Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551 and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under Bankruptcy Code section 364 or otherwise.

12.       Perfection of DIP Liens and Adequate Protection Liens.

(a)       The DIP Collateral Agent, the Prepetition 1L Collateral Agent, Prepetition 1.5L Collateral Agent and the Prepetition 2L Collateral Agent are hereby authorized, but not required, to file or record (and to execute in the name of the Debtors, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) security agreements, pledge agreements, financing statements, intellectual property filings, deeds of trust, mortgages, depository account control agreements, notices of lien, or similar instruments in any jurisdiction in order to validate and perfect the DIP Liens and the Adequate Protection Liens. Whether or not the DIP Collateral Agent, the Prepetition 1L Collateral Agent, Prepetition 1.5L Collateral Agent or the Prepetition 2L Collateral Agent shall, in their discretion or at the direction of the Required DIP Lenders or requisite Prepetition Secured Parties, choose to file such security agreements, pledge agreements, financing statements, intellectual property filings, deeds of trust, mortgages, depository account control agreements, notices of lien, or similar instruments or documents, such DIP Liens and Adequate Protection Liens shall be deemed valid, automatically perfected, allowed, enforceable, non-avoidable and effective by operation of law, and not subject to challenge, dispute, or subordination (subject to the priorities set forth in this Interim DIP Order), at the time and on the date of this Interim DIP Order, in any jurisdiction (domestic and foreign), without the need of any further action of any kind. This Interim DIP Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the DIP Liens and the Adequate Protection Liens without the necessity of filing or recording any security agreements, pledge agreements, financing statement, intellectual property filing, deed of trust, mortgage, depository account control agreement, notice of lien, or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to create, attach, validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein. Upon the request of the DIP Agent, the Prepetition 1L Collateral Agent, Prepetition 1.5L Collateral Agent or the Prepetition 2L Collateral Agent, as applicable, each of the DIP Secured Parties, the Prepetition Secured Parties and the Debtors, without any further consent of any party, is authorized to take, execute, deliver, and file such instruments to enable the DIP Agent, the Prepetition 1L Collateral Agent, Prepetition 1.5L Collateral Agent or the Prepetition 2L Collateral Agent, as applicable, to further validate, perfect, preserve, and enforce the DIP Liens and the applicable Adequate Protection Liens, respectively. All such documents will be deemed to have been recorded and filed as of the Petition Date.

(b)       A copy of this Interim DIP Order may, in the discretion of the DIP Agent, the Prepetition 1L Collateral Agent, Prepetition 1.5L Collateral Agent or the Prepetition 2L Collateral Agent or at the direction of the Required DIP Lenders or the requisite Prepetition Secured Parties, as applicable, be filed with or recorded in filing or recording offices in addition to, or in lieu of, such security agreements, pledge agreements, financing statements, intellectual property filings, mortgages, depository account control agreement, deeds of trust, notices of lien, or similar instruments, and all filing offices in all jurisdictions (domestic and foreign) are hereby authorized to accept such certified copy of this Interim DIP Order for filing and recording.

13.       Carve Out.

(a)       Priority of Carve Out. Each of the DIP Liens, the Prepetition Liens, the Adequate Protection Liens, the DIP Superpriority Claims and the Adequate Protection Superpriority Claims shall be subject and subordinate to payment of the Carve Out (as defined below).

(b)       Definition of Carve Out.  As used in this Interim DIP Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under Bankruptcy Code section 726(b)  (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to Bankruptcy Code section 327, 328, or 363 (the “Debtor Professionals”) and the Committee pursuant to Bankruptcy Code section 328 or 1103 (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice (the amounts set forth in clauses (i) through (iii), the “Pre Carve Out Trigger Notice Cap”); and (iv) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $2,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the “Post-Carve Out Trigger Notice Cap”); provided that no fees or expenses of any Professional Persons may be included in the calculation of both the Post-Carve Out Trigger Notice Cap and the Pre-Carve Out Trigger Notice Cap.  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (as directed by Required DIP Lenders in their sole discretion) to the Debtors, their lead restructuring counsel (Akin Gump Strauss Hauer & Feld LLP), the U.S. Trustee, and counsel to any Committee (if appointed), which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined below) and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(c)       Carve Out Reserve. On the day on which a Carve Out Trigger Notice is delivered in accordance with Paragraph 13 (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of “Carve Out” set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay to the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, either in cash or as otherwise expressly permitted under the DIP Documents, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the Prepetition 1L Secured Parties in accordance with their rights and priorities as of the Petition Date and subject to the Intercreditor Agreements. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in the Post-Carve Out Trigger Notice Cap and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, either in cash or as otherwise expressly permitted under the DIP Documents, and all DIP Commitments have been terminated, in which case any such remaining excess shall be paid to the Prepetition 1L Secured Parties in accordance with their rights and priorities as of the Petition Date and subject to the Intercreditor Agreements. Notwithstanding anything to the contrary in the DIP Documents or this Interim DIP Order, (i) if the Post-Carve Out Trigger Notice Reserve is not funded in full in the amount set forth in this Paragraph 13, then, any excess funds in Pre-Carve Out Trigger Notice Reserve following the payment of the Pre-Carve Out Amounts shall be used to fund the Post-Carve Out Trigger Notice Reserve, up to the applicable amount set forth in this Paragraph 13, prior to making any payments to the DIP Agent or the Prepetition 1L Secured Parties, as applicable, following delivery of a Carve Out Trigger Notice, (ii) if, following delivery of a Carve Out Trigger Notice and any reallocation of amounts in the Carve Out Reserves pursuant to the immediately preceding clause (i), either of the Carve Out Reserves is funded in an amount that does not cover actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, then such Carve Out Reserves will be funded in an amount that will be equal to the value of actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, as soon as practicable but no later than two (2) business days following discovery of such shortfall by the Debtors; and (iii) following delivery of a Carve Out Trigger Notice, none of the DIP Secured Parties or the Prepetition Secured Parties shall sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the terms hereof and the DIP Documents and this Interim DIP Order.  Further, notwithstanding anything to the contrary in this Interim DIP Order, (A) disbursements by the Debtors from the Carve Out Reserves shall not increase or reduce the DIP Obligations or the Prepetition Secured Indebtedness, (B) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (C) in no way shall the Approved Budget, Proposed Budget, Carve Out, the Pre-Carve Out Trigger Notice Cap, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt, the Carve Out shall be senior to all liens and claims securing the DIP Obligations and the Prepetition Secured Indebtedness, the DIP Liens, the Adequate Protection Liens, the DIP Superpriority Claims, the Adequate Protection Superpriority Claims, any claims arising under Bankruptcy Code section 507(b), and any and all other forms of adequate protection, liens, or claims relating to the DIP Obligations or the Prepetition Secured Indebtedness.

(d)       Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce or be deemed to reduce the Carve Out.

(e)       No Direct Obligation To Pay Allowed Professional Fees.  The DIP Agent, Prepetition 1L Agent, Prepetition 1.5L Agent, the Prepetition 2L Agent, and the other DIP Secured Parties and Prepetition Secured Parties reserve the right to object to the allowance of any fees and expenses, whether or not such fees and expenses were incurred in accordance with the Approved Budget. Except for funding the Carve Out Reserves as provided herein, none of the DIP Secured Parties or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person or any fees or expenses of the U.S. Trustee or Clerk of the Court incurred in connection with the Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim DIP Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f)       Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding or payment of the Carve Out from cash on hand or other available cash shall not reduce the DIP Obligations or Prepetition Secured Indebtedness, and shall be otherwise entitled to the protections granted under this Interim DIP Order, the DIP Documents, the Bankruptcy Code, and applicable law.

14.       DIP Termination Date. On the DIP Termination Date (as defined below), consistent with the DIP Credit Agreement, (a) all DIP Obligations shall be immediately due and payable and all DIP Commitments will terminate; (b) all authority to use Cash Collateral shall cease; provided, however, that during the Remedies Notice Period (as defined below), the Debtors may use Cash Collateral solely to fund (i) the Carve Out, (ii) payroll and (iii) other expenses critical to the administration of the Debtors’ estates provided such payments are in accordance with the Approved Budget, subject to Permitted Variances; and (c) the DIP Secured Parties shall be otherwise entitled to exercise rights and remedies under the DIP Documents in accordance with this Interim DIP Order.

15.       Events of Default. The occurrence of any of the following events, unless waived by the Required DIP Lenders in accordance with the terms of the DIP Documents, shall constitute an event of default (collectively, the “Events of Default”): (a) the failure of the Debtors to comply with any of the Required Milestones (as defined below); or (b) the occurrence of an “Event of Default” under the DIP Credit Agreement.

16.       Milestones. The Debtors shall comply with those certain case milestones set forth on Exhibit 3 to this Interim DIP Order (collectively, the “Required Milestones”). The failure to comply with any Required Milestone shall constitute an “Event of Default” in accordance with the terms of the DIP Credit Agreement.

17.       Rights and Remedies Upon Event of Default.

(a)       Immediately upon the occurrence and during the continuation of an Event of Default and the delivery of the Carve Out Trigger Notice, notwithstanding the provisions of Bankruptcy Code section 362, without any application, motion, or notice to, hearing before, or order from the Court, but subject to the terms of this Interim DIP Order, including, without limitation, the Remedies Notice Period (defined below), (x) the DIP Agent (at the direction of the Required DIP Lenders) may declare (any such declaration shall be referred to herein as a “Termination Declaration”) (i) all DIP Obligations owing under the DIP Documents to be immediately due and payable, (ii) the termination, reduction or restriction of any further commitment to extend credit to the Debtors to the extent any such commitment remains under the DIP Facility, (iii) termination of the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Liens or the DIP Obligations, and (iv) the application of the Carve Out through the delivery of the Carve Out Trigger Notice to the DIP Borrower and (y) the DIP Agent (at the direction of the Required DIP Lenders) may declare a termination (or reduction or restriction) on the ability of the Debtors to use Cash Collateral (the date on which a Termination Declaration is delivered, the “DIP Termination Date”) in which case such rights and remedies described in clauses (x) and (y) as are set forth in the applicable Termination Declaration shall immediately go into effect, provided, however, that during the Remedies Notice Period (as defined below), the Debtors may use Cash Collateral solely to fund the Carve-Out and pay payroll and other expenses critical to the administration of the Debtors’ estates strictly in accordance with the Approved Budget, subject to Permitted Variances. The Termination Declaration shall not be effective until notice has been provided by electronic mail (or other electronic means) to counsel to the Debtors, counsel to a Committee (if appointed), counsel to the Securitization Agents, and the U.S. Trustee.

(b)        Upon the occurrence of an Event of Default, the DIP Agent, (acting at the direction of the Required DIP Lenders) and/or applicable Prepetition 1L Secured Parties, may file a motion with the Court seeking emergency relief (a “Remedies Determination Hearing”) on at least five (5) business days’ notice to the Debtors, the Securitization Agents, and the U.S. Trustee, and the Debtors agree not to object to the shortening of notice of such Remedies Determination Hearing. The “Remedies Notice Period” shall be defined as the date commencing with the Termination Declaration through a Court determination at the Remedies Determination Hearing. At such Remedies Determination Hearing, (x) the DIP Agent (acting at the direction of the Required DIP Lenders) may seek Court approval to exercise its rights and remedies (in addition to those rights and remedies set forth in Paragraph 17(a) above) in accordance with the DIP Documents and this Interim DIP Order to satisfy the DIP Obligations, DIP Superpriority Claims, and DIP Liens, subject to the Carve Out and the Superpriority Securitization Facilities Claims, including the complete termination of the use of Cash Collateral and (y) the applicable Prepetition Secured Parties may seek to exercise their respective rights and remedies to the extent available in accordance with the applicable Prepetition Secured Indebtedness Documents and this Interim DIP Order with respect to the Debtors’ use of Cash Collateral. Upon a Termination Declaration, the Debtors, the Committee (if appointed), and/or any party in interest shall also be entitled to seek an emergency hearing with the Court for the sole purpose of contesting whether an Event of Default has occurred or is continuing.

(c)       Nothing herein shall alter the burden of proof set forth in the applicable provisions of the Bankruptcy Code at any hearing on any request by the Debtors or other party in interest to re-impose or continue the automatic stay under Bankruptcy Code section 362(a), use Cash Collateral, or to obtain any other injunctive relief. Any delay or failure of the DIP Agent or the Prepetition 1L Agent to exercise rights under the DIP Documents, the Credit Documents, the Intercreditor Agreements, or this Interim DIP Order shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise. The occurrence of the DIP Termination Date shall not affect the validity, priority, or enforceability of any and all rights, remedies, benefits, and protections provided to any of the DIP Secured Parties or the Prepetition Secured Parties under this Interim DIP Order, which rights, remedies, benefits, and protections shall survive the DIP Termination Date or the delivery of a Termination Declaration.

(d)       Upon the termination of the DIP Facility in accordance with the terms of this Interim DIP Order, all DIP Obligations shall be indefeasibly paid in cash.

18.       Payments Free and Clear. Subject to the Carve-Out and Paragraphs 3(c), 9(f) and 38 of this Interim DIP Order, any and all payments or proceeds remitted to the DIP Agent for the benefit of the DIP Secured Parties, the Prepetition 1L Agent for the benefit of the Prepetition 1L Secured Parties, the Prepetition 1.5L Agent for the benefit of the Prepetition 1.5L Secured Parties, or the Prepetition 2L Agent for the benefit of the Prepetition 2L Secured Parties pursuant to the provisions of this Interim DIP Order or any subsequent order of this Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, subject to Paragraph 19 herein, any such claim or charge arising out of or based on, directly or indirectly, Bankruptcy Code section 506(c) (whether asserted or assessed by, through or on behalf of the Debtor) or section 552(b).

19.       Limitation on Charging Expenses Against Collateral. All rights to surcharge the interests of the DIP Secured Parties and Prepetition Secured Parties in any DIP Collateral or Prepetition Collateral, as applicable, under Bankruptcy Code section 506(c) or any other applicable principle or equity or law shall be and are hereby finally and irrevocably waived, and such waiver shall be binding upon the Debtors and all parties in interest in the Cases, provided further that the foregoing waiver shall be without prejudice to any provision of the Final DIP Order with respect to costs or expenses incurred following entry of such Final DIP Order.

20.       Section 507(b) Reservation. Nothing herein shall impair or modify the application of Bankruptcy Code section 507(b) in the event that the adequate protection provided to the Prepetition 1L Agent, Prepetition 1.5L Agent, the Prepetition 2L Agent or the other Prepetition Secured Parties hereunder is insufficient to compensate for any Diminution in Value of their respective interests in the Prepetition Collateral (including Cash Collateral) during the Cases or any successor cases, including, but not limited to, any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases, or in any other proceedings superseding or related to any of the Cases.

21.       Insurance. Until the DIP Obligations have been indefeasibly paid in full, at all times the Debtors shall maintain casualty and loss insurance coverage for the Prepetition Collateral and the DIP Collateral on substantially the same basis as maintained prior to the Petition Date. Upon entry of this Interim DIP Order, the DIP Agent is, and will be deemed to be, without any further action or notice, named as additional insureds and lender’s loss payees on each insurance policy maintained by the Debtors which in any way relates to the DIP Collateral.

22.       No Waiver for Failure to Seek Relief. The failure or delay of the DIP Agent or the Required DIP Lenders to exercise rights and remedies under this Interim DIP Order, the DIP Documents, or applicable law, as the case may be, shall not constitute a waiver of their respective rights hereunder, thereunder, or otherwise.

23.       Reservation of Rights of the DIP Secured Parties and Prepetition Secured Parties. This Interim DIP Order and the transactions contemplated hereby shall be without prejudice to (a) the rights of any of DIP Secured Parties or the Prepetition Secured Parties, as applicable, to seek additional or different adequate protection, move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Cases, or to take any other action in the Cases and to appear and be heard in any matter raised in the Cases, or any party in interest from contesting any of the foregoing, and (b) any and all rights, remedies, claims and causes of action which the DIP Secured Parties or the Prepetition Secured Parties may have against any non-Debtor party liable for the DIP Obligations or the Prepetition Secured Indebtedness. For all adequate protection purposes throughout the Cases, each of the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection for any Diminution in Value from and after the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim DIP Order.

24.       Modification of Automatic Stay. The Debtors are authorized and directed to perform all acts and to make, execute and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim DIP Order and the transactions contemplated hereby. The stay of Bankruptcy Code section 362 is hereby modified to permit the parties to accomplish the transactions contemplated by this Interim DIP Order.

25.       Survival of DIP Documents and Interim DIP Order. The provisions of the DIP Documents and this Interim DIP Order shall be binding upon any trustee appointed during the Cases or upon a conversion to cases under chapter 7 of the Bankruptcy Code, and any actions taken pursuant hereto shall survive entry of any order which may be entered converting the Cases to chapter 7 cases, dismissing the Cases under Bankruptcy Code section 1112 or otherwise. The terms and provisions of and the priorities in payments, liens, and security interests granted pursuant to, the DIP Documents and this Interim DIP Order, shall continue notwithstanding any conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code, or the dismissal of any of the Cases. Subject to the limitations expressly set forth in this Interim DIP Order, the Adequate Protection Payments made pursuant to this Interim DIP Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance in any of the Cases or any subsequent chapter 7 cases (other than a defense that the payment has actually been made).

26.       No Third-Party Rights. Except as explicitly provided for herein, this Interim DIP Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

27.       Release. Subject to the rights and limitations set forth in Paragraph 30 of this Interim DIP Order, and effective upon entry of this Interim DIP Order, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of each of their predecessors, their successors, and assigns, shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the DIP Secured Parties and the Prepetition Secured Parties (each in their respective roles as such), and each of their respective affiliates, former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial and other advisors and consultants, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates and assigns, and predecessors and successors in interest, each in their capacity as such, of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description that exist on the date hereof with respect to or relating to the DIP Loans, the Prepetition 1L Loans, the Prepetition 1.5L Notes, the Prepetition 2L Notes, the DIP Liens, the Prepetition Liens, the DIP Obligations, the Prepetition Secured Indebtedness, the DIP Documents, the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, the Prepetition 2L Notes Documents, or the Intercreditor Agreements, or this Interim DIP Order, as applicable, and/or the transactions contemplated hereunder or thereunder including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the DIP Secured Parties or the Prepetition Secured Parties; provided that nothing herein shall relieve the Released Parties from fulfilling their obligations under the DIP Documents, the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, the Prepetition 2L Notes Documents, the Intercreditor Agreements or this Interim DIP Order.

28.       Binding Effect. The DIP Documents, and the provisions of this Interim DIP Order, including all findings herein, shall be binding upon all parties in interest in the Cases, including, without limitation, the DIP Secured Parties, the Prepetition Secured Parties, any Committee (if appointed), and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to Bankruptcy Code section 1104, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), and shall inure to the benefit of the DIP Secured Parties and the Prepetition Secured Parties; provided neither the DIP Secured Parties nor the Prepetition Secured Parties shall have any obligation to permit the use of DIP Collateral or Prepetition Collateral (including Cash Collateral) by, or to extend any financing to, any chapter 7 trustee, chapter 11 trustee or similar responsible person appointed for the estates of the Debtors.

29.       Reversal, Stay, Modification or Vacatur. In the event the provisions of this Interim DIP Order are reversed, stayed, modified or vacated by court order following notice and any further hearing, such reversals, modifications, stays or vacatur shall not affect the rights and priorities of the DIP Secured Parties and the Prepetition Secured Parties granted pursuant to this Interim DIP Order. Notwithstanding any such reversal, stay, modification or vacatur by court order, any indebtedness, obligation or liability incurred by the Debtors pursuant to this Interim DIP Order arising prior to the DIP Agent’s, the Prepetition 1L Agent’s, the Prepetition 1.5L Agent’s, or the Prepetition 2L Agent’s receipt of notice of the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim DIP Order, and the DIP Secured Parties and the Prepetition Secured Parties shall continue to be entitled to all of the rights, remedies, privileges and benefits, including any payments authorized herein and the security interests and liens granted herein, with respect to all such indebtedness, obligation or liability, and the validity of any payments made or obligations owed or credit extended or lien or security interest granted pursuant to this Interim DIP Order is and shall remain subject to the protection afforded under the Bankruptcy Code.

30.       Reservation of Certain Third-Party Rights and Bar of Challenge and Claims.

(a)       Subject to the Challenge Period (as defined below), the stipulations, admissions, waivers, and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, shall be binding upon the Debtors, their estates, and any of their respective successors, including, without limitation, any chapter 7 or chapter 11 trustee, responsible person, examiner with expanded powers, or other estate representative, in all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (as defined below) as of the Petition Date. The stipulations, admissions, waivers and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, shall be binding upon all other parties in interest, including any Committee and any other person acting on behalf of the Debtors’ estates, unless and solely to the extent that (i) a party in interest is granted standing to file an adversary proceeding or contested matter under the Bankruptcy Rules and files a complaint seeking to avoid, object to, or otherwise challenge the findings or Debtors’ Stipulations regarding (A) the validity, enforceability, extent, priority, or perfection of any of the Prepetition Liens or the mortgages, security interests, and liens of any of the Prepetition Secured Parties securing any Prepetition Secured Indebtedness, and the characterization of any of the Prepetition Collateral or (B) the validity, enforceability, allowability, priority, secured status, or amount of the Prepetition Secured Indebtedness (any such claim set forth in such a complaint, a “Challenge”) before the earlier of (a) (1) solely in the case of the Committee, if any, sixty (60) days after the appointment of the Committee if such appointment occurs no more than sixty (60) days from the entry of this Interim DIP Order and (2) with respect to all other parties in interest, sixty (60) days from the entry of this Interim DIP Order and (b) the date of entry of an order confirming a plan of reorganization or liquidation, subject to further extension by written agreement of (1) the Debtors and (2) as applicable, the Prepetition 1L Agent (at the direction of the requisite Prepetition 1L Secured Parties), the Prepetition 1.5L Agent (at the direction of the requisite Prepetition 1.5L Secured Parties) or Prepetition 2L Agent (at the direction of the requisite Prepetition 2L Secured Parties) (the “Challenge Period” and, the date of expiration of the Challenge Period, the “Challenge Period Termination Date”); provided, however, that if, prior to the end of the Challenge Period, (x) the Cases are converted to Cases under chapter 7 of the Bankruptcy Code, or (y) a chapter 11 trustee is appointed, then, in each such case, the Challenge Period shall be extended by the later of (I) the time remaining under the Challenge Period plus ten (10) days or (II) such other time as ordered by the Court solely with respect to any such trustee appointed; and (ii) the Court enters a final order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter, which is no longer subject to appeal.

(b)       To the extent the stipulations, admissions, waivers and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, are (x) not subject to a Challenge timely and properly commenced prior to the expiration of the Challenge Period Termination Date or (y) subject to a Challenge timely and properly commenced prior to the expiration of the Challenge Period Termination Date, to the extent any such Challenge does not result in a final and nonappealable judgment or order of the Court that is inconsistent with the stipulations, admissions, waivers and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, then, without further notice, motion, or application to, or order of, or hearing before, this Court and without the need or requirement to file any proof of claim: (i) any and all such Challenges by any party (including the Committee, any chapter 11 trustee, and/or any examiner or other estate representative appointed or elected in these Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed or elected in any successor case) shall be deemed to be forever, waived, released, and barred; (ii) the Prepetition Secured Indebtedness shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance for all purposes in the Debtors’ Cases and any successor cases; (iii) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected secured claims, not subject to recharacterization, subordination, or avoidance; and (iv) all of the Debtors’ stipulations, admissions, waivers and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, and all other waivers, releases, affirmations, and other stipulations as to the priority, extent, and validity as to the Prepetition Secured Parties’ claims, liens, and interests contained in this Interim DIP Order (including the Prepetition Liens) shall be in full force and effect and forever binding upon the Debtors, the Debtors’ estates, and all creditors, interest holders, and other parties in interest in these Cases and any successor cases.

(c)       If a Challenge is timely and properly filed under the Bankruptcy Rules and remains pending and the Cases are converted to chapter 7, the chapter 7 trustee may continue to prosecute such Challenge on behalf of the Debtors’ estates. Furthermore, if any such Challenge is timely and properly filed under the Bankruptcy Rules, the stipulations, admissions, waivers and releases contained in this Interim DIP Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive on any Committee and any other person or entity except to the extent that such stipulations and admissions were expressly challenged in such timely and properly filed Challenge prior to the Challenge Period Termination Date and determined by final order of the Court to be disallowed. Nothing in this Interim DIP Order vests or confers on any person (as defined in the Bankruptcy Code), including, without limitation, any Committee appointed in the Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any challenges (including a Challenge) with respect to the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, the Prepetition 2L Notes Documents, the Prepetition Liens, and the Prepetition Secured Indebtedness, and a separate order of the Court conferring such standing on any Committee or other party-in-interest shall be a prerequisite for the prosecution of a Challenge by such Committee or such other party-in-interest. For the avoidance of doubt, to the extent any Challenge is timely and properly commenced, the Prepetition 1L Secured Parties shall be entitled to reimbursement or payment of the related reasonable and documented costs and expenses, including, but not limited to, reasonable and documented attorneys’ fees, incurred in defending themselves in any such proceeding in accordance with and subject to Paragraph 9(f) of this Interim DIP Order.

31.       Limitation on Use of DIP Proceeds, DIP Collateral and Cash Collateral. Notwithstanding anything to the contrary set forth in this Interim DIP Order, but subject to the proviso below in this Paragraph 31, none of the DIP proceeds (the “DIP Proceeds”), the DIP Collateral, the Prepetition Collateral, including Cash Collateral, or the Carve Out or proceeds of the foregoing may be used for the payment of professional fees, disbursements, costs, or expenses incurred by any person: (a) to investigate (including by way of examinations or discovery proceedings), initiate, assert, prosecute, join, commence, support, or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other litigation of any type (i) against any of the DIP Secured Parties or the Prepetition Secured Parties (in their capacities as such), and each of their respective affiliates, officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action, or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, any so-called “lender liability” claims and causes of action, or seeking relief that would impair the rights and remedies of the DIP Secured Parties under the DIP Documents or this Interim DIP Order or the Prepetition Secured Parties under the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, or the Prepetition 2L Notes Documents (as applicable) or this Interim DIP Order, including, without limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Committee appointed (if any) in these Cases in connection with the assertion of or joinder in any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the DIP Secured Parties to recover on the DIP Collateral or the Prepetition Secured Parties to recover on the Prepetition Collateral or seeking affirmative relief against any of the DIP Secured Parties related to the DIP Obligations or the Prepetition Secured Parties related to the Prepetition Secured Indebtedness (excluding, for the avoidance of doubt, filing and seeking approval of the Securitization Facilities Motion); (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the DIP Obligations or the Prepetition Secured Indebtedness, or the DIP Secured Parties’ and the Prepetition Secured Parties’ respective DIP Liens, Prepetition Liens or security interests in the DIP Collateral or Prepetition Collateral, as applicable (excluding, for the avoidance of doubt, filing and seeking approval of the Securitization Facilities Motion); or (iii) for monetary, injunctive, or other affirmative relief against any of the DIP Secured Parties, the Prepetition Secured Parties, or the DIP Secured Parties’ and the Prepetition Secured Parties’ respective liens on or security interests in the DIP Collateral or the Prepetition Collateral that would impair the ability of any of the DIP Secured Parties or the Prepetition Secured Parties to assert or enforce any lien, claim, right, or security interest or to realize or recover on the DIP Obligations or the Prepetition Secured Indebtedness, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, or interests (including the DIP Liens and the Prepetition Liens) held by or on behalf of each of the DIP Secured Parties and the Prepetition Secured Parties related to the DIP Obligations or the Prepetition Secured Indebtedness, to the extent applicable; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever (including, without limitation, any Avoidance Actions) related to the DIP Obligations, the DIP Liens, the Prepetition Secured Indebtedness or the Prepetition Liens; or (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of DIP Liens or the Prepetition Liens or any other rights or interests of any of the DIP Secured Parties or the Prepetition Secured Parties related to the DIP Obligations, the DIP Liens, the Prepetition Secured Indebtedness or the Prepetition Liens, to the extent applicable; provided, that notwithstanding the foregoing, an aggregate of $50,000 of the DIP Proceeds, the DIP Collateral, or the Prepetition Collateral, including Cash Collateral, may be used for the payment of professional fees, disbursements, costs, or expenses incurred by any Committee to investigate potential Challenges.

32.       Conditions Precedent. Except to the extent expressly set forth in this Interim DIP Order, no DIP Lender shall have any obligation to make any DIP Loan under the respective DIP Documents unless all of the conditions precedent to the making of such extensions of credit under the applicable DIP Documents have been satisfied in full or waived in accordance with such DIP Documents.

33.       Enforceability; Waiver of Any Applicable Stay; Bankruptcy Rules. This Interim DIP Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rule 6004(h), 6006(d), 7062 or 9014 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim DIP Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim DIP Order. The requirements of Bankruptcy Rules 4001, 6003, and 6004, in each case to the extent applicable, are satisfied by the contents of the Motion.

34.       Proofs of Claim. Notwithstanding anything to the contrary contained in any prior or subsequent order of the Court, including, without limitation, any order establishing a deadline for the filing of proofs of claim or requests for payment of administrative expenses under Bankruptcy Code section 503(b), none of the DIP Agent, any DIP Secured Party, the Prepetition 1L Agent, Prepetition 1.5L Agent, the Prepetition 2L Agent or any Prepetition Secured Party shall be required to file any proof of claim or request for payment of administrative expenses with respect to any of the DIP Obligations, the Prepetition Secured Indebtedness or any claims (including, without limitation, Adequate Protection Superpriority Claims) arising under this Interim DIP Order, and the Debtors’ Stipulations shall be deemed to constitute timely filed proofs of claim against each of the applicable Debtors in the Cases. Each of (i) the DIP Agent on behalf of the DIP Secured Parties, (ii) the Prepetition 1L Administrative Agent on behalf of the Prepetition 1L Secured Parties, (iii) the Prepetition 1.5L Notes Trustee on behalf of the Prepetition 1.5L Secured Parties, and (iv) the Prepetition 2L Notes Trustee on behalf of the Prepetition 2L Secured Parties, may (but is not required) in its discretion to file (and amend and/or supplement) a proof of claim and/or aggregate proofs of claim in each of the Cases or any successor cases for any claim allowed herein, and any such proof of claim may (but is not required to) be filed as one consolidated proof of claim against all of the Debtors, rather than as separate proofs of claim against each Debtor. The failure of the DIP Agent, any DIP Secured Party, the Prepetition 1L Agent, Prepetition 1.5L Agent, the Prepetition 2L Agent, or any Prepetition Secured Party to file any such proof of claim or request for payment of administrative expenses shall not affect the validity, priority, or enforceability of any of the DIP Documents, the Prepetition 1L Credit Documents, Prepetition 1.5L Notes Documents, the Prepetition 2L Notes Documents, or of any indebtedness, liabilities, or obligations arising at any time thereunder or prejudice or otherwise adversely affect the DIP Agent’s, any DIP Secured Party’s, Prepetition 1L Agent’s, Prepetition 1.5L Agent’s, Prepetition 2L Agent’s, or any Prepetition Secured Party’s respective rights, remedies, powers, or privileges under any of the DIP Documents, the Prepetition 1L Credit Documents, Prepetition 1.5L Notes Documents, the Prepetition 2L Notes Documents, this Interim DIP Order, or applicable law (as applicable). The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest.

35.       Intercreditor Agreements. Pursuant to Bankruptcy Code section 510, the Intercreditor Agreements and any other applicable intercreditor agreement, or subordination provision contained in any of the DIP Documents, the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, and the Prepetition 2L Notes Documents shall (a) remain in full force and effect, (b) continue to govern the relative and respective obligations, priorities, rights and remedies of (i) the Prepetition 1L Creditors and the Junior Lien Creditors (each as defined in the Senior Intercreditor Agreement) in the case of the Senior Intercreditor Agreement; provided that nothing in this Interim DIP Order shall be deemed to grant liens or security interests to any of the Prepetition 1L Creditors or the Junior Lien Creditors (as so defined) on or in any assets of the Debtors except as set forth herein, and (ii) the 1.5L Lien Creditors and the Prepetition 2L Creditors (each as defined in the Junior Intercreditor Agreement) in the case of the Junior Intercreditor Agreement; provided that nothing in this Interim DIP Order shall be deemed to grant liens or security interests to any of the 1.5L Lien Creditors or the Prepetition 2L Creditors (as so defined) on or in any assets of the Debtors except as set forth herein, and (c) not be deemed to be amended, altered or modified by the terms of this Interim DIP Order unless expressly set forth herein or therein.

36.       Bankruptcy Code Section 552(b). The DIP Secured Parties and the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of Bankruptcy Code section 552(b), and the “equities of the case” exception under Bankruptcy Code section 552(b) shall not apply to the DIP Secured Parties or the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any of the DIP Collateral or the Prepetition Collateral, provided that, with respect to the Prepetition Secured Parties, the foregoing waiver shall be without prejudice to any provisions of the Final DIP Order.

37.       No Marshaling. The DIP Secured Parties and the Prepetition Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral, provided that, with respect to the Prepetition Secured Parties, the foregoing waiver shall be without prejudice to any provisions of the Final DIP Order.

38.       Expense Invoices; Disputes; Indemnification

(a)       Any of the Debtors’ obligations to pay, in accordance with this Interim DIP Order, the principal, interest, fees, payments, expenses, or any other amounts described in the DIP Documents, the Prepetition Documents or this Interim DIP Order, as such amounts become due, shall not require the DIP Loan Parties, the Prepetition Loan Parties, the Prepetition Notes Parties or any other party to obtain further Court approval. For the avoidance of doubt, such payments include, without limitation, reimbursement of the fees and expenses incurred by the DIP/Prepetition 1L Advisors to the extent set forth in Paragraphs 3(c) and 9(f) of this Interim DIP Order, whether or not such fees arose before or after the Petition Date, all to the extent provided in this Interim DIP Order.

(b)       The DIP Loan Parties, Prepetition Loan Parties and Prepetition Notes Parties, as applicable, shall be jointly and severally obligated to pay all reasonable and documented fees and expenses described above, which obligations shall constitute DIP Obligations or Prepetition Secured Indebtedness, as applicable. The Debtors shall pay the reasonable and documented professional fees, expenses, and disbursements of professionals to the extent provided for in in Paragraphs 3(c) and 9(f) of this Interim DIP Order without the necessity of filing formal fee applications or complying with the U.S. Trustee Guidelines, including such amounts arising before the Petition Date; provided, that copies of invoices for such professional fees, expenses and disbursements arising on or after the Petition Date(the “Invoiced Fees”) shall be served by email on the Debtors, the U.S. Trustee, and counsel to any Committee (collectively, the “Fee Notice Parties”), who shall have ten (10) business days (the “Review Period”) to review and assert any objections thereto. Invoiced Fees shall be in the form of an invoice summary for professional fees and categorized expenses incurred during the pendency of the Cases, and such invoice summary shall not be required to contain time entries, but shall include a list of professionals providing services, with rates and hours worked, and a general, brief description of the nature of the matters for which services were performed, and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any work product doctrine, privilege or protection, common interest doctrine privilege or protection, any other evidentiary privilege or protection recognized under applicable law, or any other confidential information (such information, collectively, “Confidential Information”), and the provision of such invoices shall not constitute any waiver of the attorney-client privilege, work product doctrine, privilege or protection, common interest doctrine privilege or protection, or any other evidentiary privilege or protection recognized under applicable law; provided, however, that the U.S. Trustee reserves the right to seek copies of invoices containing detailed time entries of any such professional (which detailed invoices may be redacted to the extent necessary to protect Confidential Information). The Debtors, any Committee or the U.S. Trustee may dispute the payment of any portion of the Invoiced Fees (the “Disputed Invoiced Fees”) if, within the Review Period, a Debtor, any Committee that may be appointed in these Cases, or the U.S. Trustee notifies the submitting party in writing setting forth the specific objections to the Disputed Invoiced Fees (to be followed by the filing with the Court, if necessary, of a motion or other pleading, with at least ten (10) days’ prior written notice to the submitting party of any hearing on such motion or other pleading). For avoidance of doubt, the Debtors shall promptly pay in full all Invoiced Fees other than the Disputed Invoiced Fees.

(c)       In addition, the Debtors will indemnify the DIP Lenders, the DIP Agent, and their respective affiliates, successors, and assigns and the officers, directors, employees, agents, attorneys, advisors, controlling persons, and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including but not limited to reasonable and documented legal fees and expenses), and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the DIP Facility and any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by any of the Debtors or any of their subsidiaries or affiliates; provided that no such person will be indemnified for costs, expenses, or liabilities (x) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily by reason of the gross negligence, fraud or willful misconduct of such Indemnified Person (or their related persons), (y) that arose from a material breach in bad faith of such Indemnified Person’s (or their related persons’) obligations under any DIP Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Debtors and is brought by any Indemnified Person against another Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the DIP Agent, in its capacity as such). No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Debtors or any shareholders or creditors of the Debtors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction (x) to have resulted primarily from such Indemnified Person’s (or their related persons’) gross negligence, fraud, or willful misconduct or breach of their obligations under the DIP Facility or (y) that arose from a material breach in bad faith of such Indemnified Person’s (or their related persons’) obligations under any DIP Document, and in no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential, or punitive damages.

39.       Credit Bidding. Subject to (a) the terms of the RSA and the Intercreditor Agreements, (b) entry of the Final DIP Order and (c) the rights of the Committee (if any) under Paragraph 30 hereof, (x) the DIP Agent (at the direction of the Required DIP Lenders) and (y) the Prepetition 1L Collateral Agent as instructed by the Prepetition 1L Administrative Agent (at the direction of the Required Lenders (as defined in the Prepetition 1L Credit Agreement)), in each case, shall have the right to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the underlying lenders’ respective claims, including, for the avoidance of doubt, Adequate Protection Superpriority Claims, if any, in any sale of all or any portion of the Prepetition Collateral or the DIP Collateral including, without limitation, sales occurring pursuant to Bankruptcy Code section 363 or included as part of any chapter 11 plan subject to confirmation under Bankruptcy Code section 1129(b)(2)(A)(ii)-(iii).

40.       Preservation of Rights Granted Under this Interim DIP Order.

(a)       Unless and until all DIP Obligations are indefeasibly paid in full, either in cash or as otherwise expressly permitted under the DIP Documents, and all DIP Commitments are terminated, the Prepetition Secured Parties, in such capacities, shall: (i) have no right to and shall take no action to foreclose upon, or recover in connection with, the liens granted thereto pursuant to the Prepetition Secured Indebtedness Documents or this Interim DIP Order, or otherwise seek to exercise or enforce any rights or remedies against such DIP Collateral; and (ii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Collateral, except as set forth in Paragraph 12 herein.

(b)       In the event this Interim DIP Order or any provision hereof is vacated, reversed, or modified on appeal or otherwise, any liens or claims granted to the DIP Secured Parties or the Prepetition Secured Parties hereunder arising prior to the effective date of any such vacatur, reversal, or modification of this Interim DIP Order shall be governed in all respects by the original provisions of this Interim DIP Order, including entitlement to all rights, remedies, privileges, and benefits granted herein, and the Prepetition Secured Parties shall be entitled to all the rights, remedies, privileges, and benefits afforded in Bankruptcy Code section 364(e).

(c)       Notwithstanding any order dismissing any of the Cases entered at any time, (x) the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and the other administrative claims granted pursuant to this Interim DIP Order shall continue in full force and effect and shall maintain their priorities as provided in this Interim DIP Order until all DIP Obligations and Adequate Protection Payments are paid in full, in cash (or, with respect to the DIP Obligations, otherwise satisfied in a manner expressly permitted under the DIP Documents) and such DIP Liens, DIP Superpriority Claims, Adequate Protection Liens, Adequate Protection Superpriority Claims, and the other administrative claims granted pursuant to this Interim DIP Order, shall, notwithstanding such dismissal, remain binding on all parties in interest; and (y) to the fullest extent permitted by law the Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens, and security interests referred to in clause (x) above.

(d)       Except as expressly provided in this Interim DIP Order or in the RSA, the DIP Documents, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and all other rights and remedies of the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties granted by the provisions of this Interim DIP Order and the DIP Documents shall survive, and shall not be modified, impaired, or discharged by the entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases or terminating the joint administration of these Cases, approval or consummation of any sale, or otherwise. The terms and provisions of this Interim DIP Order and the DIP Documents shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code. The DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and all other rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties granted by the provisions of this Interim DIP Order shall continue in full force and effect until the DIP Obligations and the Adequate Protection Payments are paid in full, in cash (or, with respect to the DIP Obligations, otherwise satisfied in a manner expressly permitted under the DIP Documents).

(e)       Other than as set forth in this Interim DIP Order or as required by applicable law, neither the DIP Liens nor the Adequate Protection Liens shall be made subject to or pari passu with any lien or security interest granted in any of the Cases or arising after the Petition Date, and neither the DIP Liens nor the Adequate Protection Liens shall be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.

41.       Limitation of Liability. Subject to entry of a Final DIP Order, in determining to make any loan under the DIP Documents, permitting the use of Cash Collateral, or in exercising any rights or remedies (excluding any actions taken after an exercise of remedies) as and when permitted pursuant to this Interim DIP Order or the DIP Documents, the DIP Secured Parties and the Prepetition Secured Parties shall not, solely by reason thereof, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. § §  9601 et seq., as amended, or any similar federal or state statute). Nothing in this Interim DIP Order or in the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, or any Prepetition Secured Parties of any liability for any claims arising from the prepetition or post-petition activities of any of the Debtors.

42.       Headings. The headings in this Interim DIP Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim DIP Order.

43.       Retention of Jurisdiction. The Court has and will retain exclusive jurisdiction to resolve any and all disputes arising under or related to the DIP Obligations, the DIP Documents and this Interim DIP Order, and to enforce all of the conditions of the DIP Documents and this Interim DIP Order.

44.       Controlling Effect of Interim DIP Order. To the extent any provision of this Interim DIP Order conflicts or is inconsistent with any provision of the Motion, any other order of this Court or any of the DIP Documents, the Prepetition 1L Credit Documents, the Prepetition 1.5L Notes Documents, and the Prepetition 2L Notes Documents, the provisions of this Interim DIP Order shall control to the extent of such conflict, except to the extent expressly provided otherwise herein or in a subsequent order of this Court. To the extent a conflict arises between the provisions of this Interim DIP Order and the Securitization Facilities Order, a hearing shall be held before the Court to resolve such conflict prior to the enforcement of, or any action being taken under, the provisions giving rise to such conflict by any party.

45.       Final Hearing. A final hearing on the relief requested in the Motion shall be held on [ ˜ ], 2024, at [ ˜ ] (prevailing Central time). Any party in interest objecting to the relief sought at the Final Hearing shall file written objections no later than [ ˜ ], 2024 at [ ˜ ] (prevailing Central time).

Signed: , 2024
UNITED STATES BANKRUPTCY JUDGE

[Remainder of Page Intentionally Left Blank]

Exhibit 1

Approved Budget

Exhibit 2

Form of Variance Report

[To come.]

Exhibit 3

Required Milestones

•             No later than 1 business day after the Petition Date, the Debtors shall have filed the Plan and Disclosure Statement (each as defined in the RSA);

•             No later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered this Interim DIP Order in the form attached as Exhibit A to the DIP Term Sheet and otherwise acceptable to the Required Backstop Parties (as defined in the DIP Term Sheet);

•             No later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered an interim Securitization Facilities Order, which order shall be in form and substance satisfactory to the Required DIP Lenders;

•             No later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order, which shall contain customary modifications to this Interim DIP Order to reflect the final nature of the approval set forth therein and shall otherwise be acceptable to the Required DIP Lenders;

•             No later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered a final Securitization Facilities Order, which order shall be in form and substance satisfactory to the Required DIP Lenders;

•             No later than 50 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan and approving the Disclosure Statement; and

•             No later than 120 calendar days after the Petition Date, the effective date of the Plan shall have occurred.

EXHIBIT D

New First Out/Second Out Term Sheet

Final Version

CURO Group Holdings Corp.

Summary of Terms and Conditions for the

New First Out Loans

and

New Second Out Loans

The terms set forth in this Summary of Principal Terms and Conditions (the “New First Out/Second Out Term Sheet”) are being provided as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed New First Out Loans and the New Second Out Loans. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this New First Out/Second Out Term Sheet is attached as Exhibit D.

New First Out Loans
Borrower:	CURO Group Holdings Corp., a Delaware corporation (or, to the extent that a new parent is established as part of the Restructuring Transactions, such parent) (the “Borrower”).
Guarantors:	Subject to customary exceptions, each wholly-owned domestic subsidiary of the Borrower, including, without limitation, each guarantor under the DIP Facility.
Administrative Agent and Collateral Agent:	Alter Domus (US) LLC or an alternative agent selected by Required Consenting Stakeholders (the “New Agent”).
Lenders:	Holders of Claims in respect of the DIP Facility.
Initial Principal Amount:	The amount of outstanding principal and accrued and unpaid interest and fees payable under the DIP Facility as of the Effective Date.
Delayed Draw Commitments:

Unused delayed-draw commitments in respect of the DIP Term Loans shall be rolled into delayed-draw commitments in respect of the New First Out Loans, the proceeds of which shall be used to fund value creation. For the avoidance of doubt, the availability of such delayed-draw commitments in respect of the New First Lien Loans shall not be subject to consent of the Lenders of the New First Out Loans assuming satisfaction of customary conditions to draw.

Any unused delayed draw commitments of the New First Out Loans shall terminate on the first (1st) anniversary of the Effective Date.

Maturity:	4 years after the Effective Date.

Interest Rate:

SOFR (2.50% floor) + 10.00% per annum (100% PIK during year 1, at least 75% PIK (with remainder to be PIK or paid in cash at option of the Borrower) during year 2 and at least 50% PIK (with remainder to be PIK or paid in cash at option of the Borrower) thereafter).

Arrangement/Upfront/Other Fees:	None.
Collateral:	Substantially all of the assets held by the Borrower and the Guarantors (subject to customary exceptions for financings of this type), on a first-lien, first-out basis.
Call Protection:	None.
Mandatory Prepayments:	Customary for financings of this type. New First Out Loans to be paid in full prior to prepayment of New Second Out Loans.
New Second Out Loans
Borrower:	Same as New First Out Loans
Guarantors:	Same as New First Out Loans
Administrative Agent and Collateral Agent:	The New Agent.
Lenders:	Holders of Prepetition 1L Term Loan Claims.
Initial Principal Amount:

The amount of outstanding principal and accrued and unpaid interest (including default interest) and fees (including the Prepayment Premium (as defined in the Credit Agreement)) under the Credit Agreement as of the Effective Date.

Maturity:	4 years after the Effective Date.
Interest Rate:

13.00% per annum (100% PIK during year 1, at least 75% PIK (with remainder to be PIK or paid in cash at option of the Borrower) during year 2 and at least 50% PIK (with remainder to be PIK or paid in cash at option of the Borrower) thereafter).

Arrangement/Upfront/Other Fees:	None.

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Collateral:	Same as New First Out Loans, on a first-lien, second-out basis.
Call Protection:	None
Mandatory Prepayments:	Customary for financings of this type. New Second Out Loans to be prepaid only after payment in full of New First Out Loans.
Common Provisions
Documentation Standard:

The New First Out Loans and the New Second Out Loans will be evidenced by a single credit agreement[1] (the “New Credit Agreement”) based upon the Credit Agreement, consistent with this New First Out/Second Out Term Sheet and otherwise consistent with the RSA, with such modifications as are necessary to reflect the nature of the New First Out Loans and the New Second Out Loans (the foregoing, the “Documentation Principles”), security documents, guarantees and other legal documentation (collectively, together with the New Credit Agreement, the “New Loan Documents”), which New Loan Documents shall be in form and substance consistent with the Documentation Principles, this New First Out/Second Out Term Sheet and otherwise consistent with the RSA.

Representations & Warranties:	Customary for financings of this type.
Financial Covenants:	None.
Affirmative & Negative Covenants:	Customary for financings of this type.
Events of Default:	Customary for financings of this type.
Assignment:	Customary for financings of this type.

1 At the election of the Required Consenting Stakeholders, the New First Out Loans and the New Second Out Loans may be evidenced instead by separate credit agreements (which may have either the same or different agents), otherwise consistent with the Documentation Principles.

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Voting/Amendments:

Amendments shall require the consent of the Required New Lenders[2] except for amendments customarily requiring approval (i) on a class basis or (ii) by all affected lenders; provided that, for the avoidance of doubt, release of all or substantially all of the collateral or all or substantially all of the value of the guarantees provided by the Borrower and the guarantors taken as a whole shall require the prior written consent of each lender.

The New Loan Documents will also contain customary anti-Serta protections, subject to customary exceptions (including for new money debt financing not incurred to refinance debt under the New Loan Documents).

“Required New Lenders” means not fewer than two unaffiliated lenders representing more than 50% of the aggregate outstanding principal amount of (and aggregate outstanding undrawn commitments in respect of) the New First Out Loans and New Second Out Loans.

Miscellaneous:

The New Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) customary agency, set-off and sharing language, all consistent with the Documentation Principles.

Governing Law:	New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.
Indemnity/Expenses:

The New Loan Documents will contain standard indemnification and expense reimbursement provisions in favor of the New Agent and the lenders in respect of the New First Out Loans and the New Second Out Loans.

2 If the New First Out Loans and the New Second Out Loans are evidenced by separate credit agreements, each may be amended with the consent of only a majority of the aggregate outstanding principal amount of (and aggregate outstanding undrawn commitments in respect of) the class evidenced thereby, subject to amendments customarily requiring approval by all affected lenders.

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EXHIBIT E

CVR and Warrant Term Sheet

Final Version

CVR AND WARRANT TERM SHEET FOR REORGANIZED CURO

The following term sheet (the “Term Sheet”) presents certain material terms in respect of the contingent value rights (“CVRs”) to be issued by Reorganized Curo to holders of the existing common stock of CURO Group Holdings Corp., a Delaware corporation (the “Company”, and such holders, the “Existing Holders”), to be reflected in a contingent value right agreement (the “CVR Agreement”) and warrants (“Warrants”) to be issued by Reorganized Curo to holders of the Prepetition 2L Notes to be reflected in a warrant agreement (the “Warrant Agreement”), respectively, each to be entered into upon consummation of the Plan, and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this Term Sheet is attached as Exhibit E. The CVRs and CVR Agreement and Warrants and Warrant Agreement will be consistent with this Term Sheet and the RSA and otherwise be in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders. The CVRs and Warrants will be issued and distributed pursuant to the Plan.

Contingent Value Rights
CVR Payment Obligation; Exercise:

The CVRs will entitle the holder of a CVR (a “CVR Holder”) to receive from Reorganized Curo, when exercised, such CVR Holder’s pro rata share of an amount in cash in aggregate equal to:

(a) 7.5%; multiplied by

(b) (i) the Market Price (as defined below under “Valuation”) of one unit or share of common stock issued by Reorganized Curo (the “New Common Stock”) at the time of exercise multiplied by the aggregate number of all units or shares of New Common Stock issued and outstanding at the time of exercise, less (ii) the Aggregate Implied Exercise Price (as defined below);

provided that in no event shall such amount be less than zero.

The CVRs will terminate on the earlier of (A) the date that is ten years after the Effective Date and (B) the first date on which (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person of equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Reorganized Curo, other than any transaction, including any consolidation or merger, pursuant to which the holders of the equity interests of the Company as of immediately prior to such transaction own equity interests representing fifty percent (50%) or more of the aggregate ordinary voting power of the surviving company or parent thereof immediately after such transaction (a “Change of Control”), (2) the sale of all or substantially all of the assets of Reorganized Curo or (3) a liquidation, dissolution or winding up of Reorganized Curo, in each case of the foregoing clauses (1) through (3), excluding (w) any transaction for the purpose of tax planning or tax restructuring, (x) changes to the legal form of Reorganized Curo or any of its subsidiaries, (y) transactions in connection with the consummation of an initial public offering or (z) any similar or related transactions that are not in the nature of a third-party merger or acquisition (any transaction described by this clause (B), a “Fundamental Change”) with respect to Reorganized Curo occurs (such earlier date, the “Termination Date”).

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The CVR will be exercisable at the election of each CVR Holder prior to the Termination Date as follows:

(i) at any time following the initial public offering of the New Common Stock; and

(ii) for twenty (20) business days following any private sale by Reorganized Curo of New Common Stock for aggregate cash consideration of not less than $50 million.

On the Termination Date, the CVRs will be exercised automatically without any action by any CVR Holder, it being understood for the avoidance of doubt that the payment upon such automatic exercise shall be calculated as set forth herein and may be zero.

Reorganized Curo shall provide the exercising CVR Holder with notice of the Market Price and the cash amount due to such CVR Holder within (1) ten (10) business days (in the event that the Market Price of a share of New Common Stock is determined pursuant to clause (w) or (x) of the Market Price definition detailed below under “Valuation”) of such exercise or (2) twenty (20) business days (in the event that the Market Price of a share of New Common Stock is determined pursuant to clause (y) of the Market Price definition detailed below under “Valuation”) of such exercise (provided that, if the Market Price is to be determined by a nationally recognized valuation firm in accordance with clause (y)(2) of the Market Price definition detailed below under “Valuation”, then Reorganized Curo shall provide such notice promptly after receipt of such determination), and, in each case, shall pay to the exercising CVR Holder the cash amount due promptly thereafter; provided that, in the event that the Market Price of New Common Stock is determined pursuant to clause (y) of the Market Price definition detailed below under “Valuation”, the exercising CVR Holder will have the right to withdraw its exercise request within two (2) business days of receiving a notice from Reorganized Curo notifying it of the Market Price of a share of New Common Stock (as finally determined pursuant to clause (y) of the “Market Price” definition detailed below under “Valuation”).

Transferability:	The CVRs will be non-transferable and will not be registered or listed on an exchange.
Information Rights:	CVR Holders will have information rights substantially similar to holders of the New Common Stock under the Corporate Governance Documents, including customary financial information to be provided on no less than an annual and quarterly basis.

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Valuation:

“Market Price”, with respect to any date of exercise of the CVRs (the “Exercise Date”) means:

(w) if the shares of the New Common Stock are listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, the volume-weighted average price of a share of New Common Stock as reported in composite transactions for United States exchanges and quotation systems for the twenty (20) consecutive trading days immediately preceding such Exercise Date, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or if Bloomberg is no longer reporting such price information, such other service reporting similar information as shall be selected by Reorganized Curo) for such New Common Stock in respect of the period from the scheduled open of trading twenty trading days prior to the Exercise Date until the scheduled close of trading of the primary trading session on the day immediately preceding such Exercise Date (unless the shares New Common Stock have been listed on a Principal Exchange for less than twenty trading days prior to such Exercise Date, in which case the Market Price shall be the volume-weighted average price of a share of a New Common Stock for however many trading days the New Common Stock have been listed prior to such Exercise Date); or

(x) if the shares of the New Common Stock are not listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, but are listed on any other Exchange, the volume-weighted average price of a share of New Common Stock on such Exchange for the twenty (20) consecutive trading days immediately preceding such Exercise Date, as reported by such Exchange, or, if not so reported, a service reporting such information as shall be selected by Reorganized Curo (unless the shares New Common Stock have been listed on a Principal Exchange for less than twenty trading days prior to such Exercise Date, in which case the Market Price shall be the volume-weighted average price of a share of a New Common Stock for however many trading days the New Common Stock have been listed prior to such Exercise Date); or

(y) if clauses (w) and (x) above do not apply, the Market Price of a share of New Common Stock shall be determined by (1) the board of directors of Reorganized Curo, or any equivalent governing body of Reorganized Curo (the “Board”), in its reasonable good faith judgment, or (2) if the applicable CVR Holder shall have a good faith objection to the Market Price so determined by the Board and notifies the Board of such objection within twenty (20) Business Days of receiving the Board’s determination of the Market Price, then by a nationally recognized valuation firm selected by the Board;

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provided, further, that, in the event of a Change of Control transaction, the Market Price will be deemed to be the dollar or dollar-equivalent price per unit or share of New Common Stock received by holders of New Common Stock.

“Principal Exchange” means each of the following Exchanges: The New York Stock Exchange, NYSE American, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

“Exchange” means the principal U.S. national or regional securities exchange on which the New Common Stock are then listed or, if the New Common Stock are not then listed on a U.S. national or regional securities exchange, the principal other market on which the New Common Stock are then traded.

“Aggregate Implied Exercise Price” means (x) the sum of (i) the aggregate amount of the prepetition corporate-level debt of the Company (including principal, prepayment premium, interest, fees and any other amounts payable with respect to the Prepetition 1L Term Loan Claims, Prepetition 1.5L Notes and Prepetition 2L Notes), regardless of whether allowable under the Bankruptcy Code) as of immediately prior to the Effective Date, (ii) the aggregate amount of the DIP Term Loans and other obligations under the DIP Credit Agreement (including principal, interest, fees and any other amounts payable with respect thereto) as of immediately prior to the Effective Date and (iii) the aggregate amount of any incremental corporate-level capitalization of Reorganized Curo (including equity and/or debt financing) incurred to fund Reorganized Curo’s business through the date of exercise of the CVR, minus (y) the sum of (i) the outstanding principal amount of Reorganized Curo’s corporate-level debt immediately after the Effective Date, and (ii) all amounts paid in cash in respect of the items described in clause (x) on the Effective Date.

No Rights as Equityholders:	The CVRs do not represent any New Equity Interests. CVR Holders shall have no voting, dividend or other rights common to holders of New Common Stock.
Warrants
Number of Warrants:	Warrants to purchase 15.0% of the fully diluted New Equity Interests (calculated based on the fully diluted shares outstanding as of the Effective Date and subject to dilution by the Management Incentive Plan (as defined in the Plan)).

Exercise Period of Warrants:	Exercisable at any time, in whole or in part, prior to the seventh anniversary of the issue date.
Exercise Price of Warrants:	Based on $600 million aggregate equity value.

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Cashless Exercise:	Cashless exercise at the option of the holder.
Adjustments:	The number of New Equity Interests issuable upon exercise of the Warrants and the exercise price shall be equitably adjusted on customary terms (a) if the Company effects a subdivision or combination of the outstanding New Equity Interests, (b) in the event of a reclassification, recapitalization, stock split, stock dividend or self-tender offer, rights offering or spinoff, (c) in the event of dividends or other distributions, and (d) for mergers or other share exchange events. For greater certainty, the Warrants will not contain price-based anti-dilution protections.
Fundamental Change:

Following a Fundamental Change of the Company, the Warrants will become exercisable for the same amount and form of consideration as a holder of the amount of common equity for which the Warrants are exercisable immediately prior to such transaction would have received in such transaction; provided that the Warrants shall terminate upon a Fundamental Change in which all of the consideration receivable upon the consummation thereof consists entirely of cash (including cash equivalents), rights to cash payments, and/or other property not constituting securities.

Upon such termination, the holder shall receive an amount (if any) equal to the difference between (x) the consideration the holder would have received in connection with such Fundamental Change as a holder of the Warrant shares, and (y) the aggregate exercise price of the Warrant shares for which such Warrants were exercisable immediately prior to consummation of such fundamental change.

Transfer Restrictions:	Transfer restrictions on the Warrants will be governed by the Corporate Governance Documents and be substantially similar to the transfer restrictions applicable to the New Equity Interests.

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EXHIBIT F

Governance Term Sheet

Final Version

GOVERNANCE TERM SHEET FOR REORGANIZED CURO

The following term sheet (the “Term Sheet”) presents certain material terms in respect of the capital structure and corporate governance of Reorganized Curo that would be reflected in the relevant governance documents of Reorganized Curo to be entered into following the consummation of certain restructuring transactions involving CURO Group Holdings Corp., a Delaware corporation and its direct and indirect subsidiaries (collectively, the “Company”), and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Restructuring Support Agreement to which this Term Sheet is attached as Exhibit F.

Board Matters:	Board Composition:

• 2 Directors appointed by affiliates of Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree Holder”), one of whom shall be the chairperson of the Board, subject to the fall-away of such appointment right if the percentage ownership of Oaktree Holder falls below 10.0%, to one Director, and 5.0%, to no Directors; provided, that, in the event of the resignation or removal of a Director appointed by Oaktree Holder as a result of the fall-away of its appointment right, such seat will be filled pursuant to a customary majority vote of the equityholders;

• 1 Director mutually agreed upon by affiliates of Caspian Capital LP (together with its affiliates, “Caspian Holder”), on the one hand, and affiliates of Empyrean Capital Partners, LP (together with its affiliates, “Empyrean Holder”), on the other hand, subject to (1) the fall-away of such mutual appointment right if each of Caspian Holder and Empyrean Holder falls below 5.0% and (2) the fall-away of such appointment right with respect to Caspian Holder or Empyrean Holder individually if their individual percentage ownership falls below 5%; provided, that if such Director is removed at any time by mutual agreement of Caspian and Empyrean, any replacement Director must be selected pursuant to the foregoing, and provided, further, that in the event of the resignation or removal of the Director appointed by Caspian Holder and Empyrean Holder as a result of the fall-away of their appointment right, such seat will be filled pursuant to a customary majority vote of the equityholders;

• 1 Director appointed by affiliates of OCO Capital Partners, L.P. (together with its affiliates, “OCO Holder”), subject to the fall-away of such appointment right if the percentage ownership of OCO Holder falls below 5.0%; provided, that, in the event of the resignation or removal of a Director appointed by OCO Holder as a result of the fall-away of its appointment right, such seat will become an independent Director seat filled pursuant to a customary majority vote of the equityholders;

•      1 independent Director mutually agreed upon by the Consenting 1.5L Noteholders excluding Oaktree Holder, Caspian Holder, Empyrean Holder and OCO Holder (such Consenting 1.5L Noteholders, the “Other 1.5L Noteholders”), subject to the fall-away of such appointment right if the percentage ownership of the Other 1.5L Noteholders collectively falls below 15% (unless any one of them holds 5.0%; provided, that, if the Other 1.5L Noteholders do not notify the Company of their appointment of such Director within 60 days of the Effective Date, such seat will be filled pursuant to a customary majority vote of the equityholders; provided, further, that, in the event of the resignation or removal of a Director appointed by the Other 1.5L Noteholders as a result of the fall-away of its appointment right, such seat will become an independent Director seat filled pursuant to a customary majority vote of the equityholders;

•      The Chief Executive Officer of the Company (or member of Company management holding an equivalent position); and

•     1 independent Director, whose seat will be filled pursuant to a customary majority vote of the equityholders (the “Unaffiliated Independent Director’).

The appointment rights above in favor of Oaktree Holder, Caspian Holder, Empyrean Holder and OCO Holder shall not be transferable.

Quorum and Voting Requirements:

•       Quorum requires at least 1 Director appointed by each of (1) Oaktree Holder, (2) Caspian Holder and/or Empyrean Holder (as applicable) and (3) OCO Holder, and 1 independent Director (subject to adjournment if not present at duly called meeting with adjourned meeting requiring simple majority and permissible on 24 hours’ notice).

•      Written board consents must be unanimous.

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Board Compensation:

• Regular compensation limited to independent Directors.

• Reimbursement for reasonable out-of-pocket expenses (including travel for any in-person board meetings) for all Directors.

Committees:	Generally, Board is authorized to form committees but committees to have proportional representation (excluding CEO) at election of each holder with appointment rights (i.e., permissive, not mandatory).

Transfer Restrictions: Permitted Transfers:

Prohibited Transfers:

•       Resulting in any securities law violation or other customary issues (including requiring company to become public); and

•       To a direct or indirect competitor of the Company as determined in good faith by the Board of Directors (except in a drag-along sale/sale of the Company as a whole).

No other transfer restrictions, other than the below tag-along provisions.

Expressly Permitted Transfers:

Customary expressly permitted transfers, including transfers:

•       Pursuant to IPO or in a Tag-Along or Drag-Along sale;

•       That are pledges in connection with financing transactions;

•       To an affiliate of an equityholder; and

•       For estate planning purposes.

For any holder of equity interests to transfer any of its rights or obligations as an equityholder in Reorganized Curo (including in an expressly permitted transfer), the applicable transferee(s) shall be required to execute a customary joinder to the definitive governance agreements in connection with such transfer.

Tag-Along Rights:	Tag-along rights to be provided to all equityholders in the event of a proposed sale of 50.0% or more of the outstanding equity (or class of equity) in the Company.

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Drag-Along Rights:

Customary drag-along rights (including obligation of dragged equityholders to consent and provide power of attorney) on the following terms:

•     Qualifying transactions that would trigger drag right:

o      Transfer by holders of a majority or more of the outstanding equity interests; or

o      Board-approved “sale of the company” with the consent of a majority or more of the outstanding equity interests.

o    In each case, transfer or sale must be to a party not affiliated with the initiating holder(s).

Preemptive Rights:

All equityholders who, with their affiliates, hold not less than 2.0% of the equity to have customary pre-emptive rights to participate based on their ratable share (including customary oversubscription rights) in the event the Company or any of its subsidiaries proposes to issue (i) equity securities or equity-linked securities, or (ii) solely to an existing equityholder, debt or debt securities.

Customary “emergency exception” (with catch-up) to be provided.

Customary excluded issuances, which would not trigger preemptive rights provisions, including issuances:

•      Pursuant to or issued upon the exercise of awards granted under a Board-approved equity plan/incentive plan;

•      Upon the exercise of any previously-issued warrants or options;

•      In consideration for certain M&A and related transactions with third parties;

•      Pursuant to conversion or exchange rights included in equity interests previously issued;

•      In connection with a split, division or dividend; and

•      As equity kickers to third party lenders.

Information Rights:

All equityholders:

•      Audited consolidated financial statements at the end of each financial year;

•      Quarterly reports following each quarter and invitations to join lender calls with the management team of the Company on quarterly results, if applicable; and

•      Annual budget.

In addition, as long as the percentage ownership of Oaktree Holder exceeds 10.0%, the management team of the Company will be made reasonably available to, and meet on a reasonable basis with, the portfolio transformation team of the Oaktree Holder at Oaktree Holder’s request (it being understood there will be no management or other fee payable on account of services rendered, but the Company shall reimburse reasonable out-of-pocket expenses akin to Board reimbursements (e.g,, travel)).

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Affiliate Transactions:	Require majority of disinterested Directors to approve all affiliate transactions, but excluding issuances of debt or debt securities subject to Preemptive Rights as set forth above and transactions with respect to then-existing indebtedness not less than 25.0% of which is held by non-affiliates and in which non-affiliate debt holders are eligible to participate ratably. Affiliates to be defined to include Oaktree Holder, Caspian Holder, Empyrean Holder and OCO Holder for so long as they hold Board appointment rights.

Amendments:

Amendments generally require approval by Board.

Approval required from each equityholder adversely affected by any amendment or waiver with respect to the following provisions: tag, drag, preemptive rights, piggyback rights, information rights, fiduciary duties, indemnification/exculpation, this amendment provision, or that would require additional capital contributions by such equityholder, excluding, in each case, for amendments or waivers regarding administrative or ministerial matters applicable to all equityholders that have no economic impact on equityholders and that are not material to their interests.

Approval required from each applicable equityholder for the removal of its specific Board appointment rights. Any amendment to the vote required to appoint the Unaffiliated Independent Director requires approval from, as long as the percentage of equity interests that are not held by Oaktree Holder, Caspian Holder, Empyrean Holder or OCO Holder collectively exceed 15% of the equity interests issued and outstanding, holders holding a majority of the equity interests issued and outstanding (excluding interests held by Oaktree Holder, Caspian Holder, Empyrean Holder and OCO Holder). Amendments that are material, adverse and disproportionate to any equityholder relative to all other equityholders to require such equityholder’s consent.

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Registration Rights:	Customary registration rights for Oaktree Holder, Caspian Holder, Empyrean Holder and OCO Holder subject to minimum thresholds/dollar proceeds. Minority equityholders to have piggyback rights.
Indemnification; Waiver of Corporate Opportunities:

Company indemnification, advancement and exculpation provisions to the fullest extent permitted by applicable law.

Governing documents to provide for waiver of fiduciary duties and corporate opportunity doctrine with respect to Directors, to the extent permitted by applicable law.

Corporate Form	Delaware limited liability company

6

EXHIBIT G

EXHIBIT H

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 22, 2024 (the “Agreement”),1 by and among CURO Group Holdings Corp. and its Affiliates and subsidiaries bound thereto and the Consenting Parties, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Stakeholder” and a “Consenting 1L Lender”, a “Consenting 1.5L Noteholder” or a “Consenting 2L Noteholder”, as applicable, under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition 1L Term Loan Claims
Prepetition 1.5L Notes Claims
Prepetition 2L Notes Claims
Existing Equity Interests

1       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT I

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 22, 2024 (the “Agreement”),1 by and among CURO Group Holdings Corp. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting 1L Lender”, a “Consenting 1.5L Noteholder” or a “Consenting 2L Noteholder”, as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition 1L Term Loan Claims
Prepetition 1.5L Notes Claims
Prepetition 2L Notes Claims
Existing Equity Interests

1       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT J

Consenting Stakeholder Signature Pages